Exhibit 4.118

EXECUTION VERSION

US$325,000,000

FACILITY AGREEMENT

dated 21 DECEMBER 2010

for

DRILLSHIP HYDRA OWNERS INC.

arranged by

DEUTSCHE BANK AG, LONDON BRANCH

as Mandated Lead Arranger

with

DEUTSCHE BANK LUXEMBOURG S.A.

acting as Agent

and

DEUTSCHE BANK AG FILIALE DEUTSCHLANDGESCHAFT

acting as Security Agent

i

TABLE OF CONTENTS

(continued)

ii

THIS AGREEMENT is dated 21 December 2010 and made between:

(1)	DRILLSHIP HYDRA OWNERS INC., a corporation incorporated in the Republic of the Marshall Islands whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960, as borrower (the “Borrower”);

(2)	THE HOLDING COMPANIES of the Borrower listed in Part I of Schedule 1 (The Original Parties) as guarantors (the “Guarantors”);

(3)	DEUTSCHE BANK AG, LONDON BRANCH as mandated lead arranger (the “Arranger”);

(4)	THE FINANCIAL INSTITUTIONS listed in Part II of Schedule 1 (The Original Parties) as lenders (the “Original Lenders”);

(5)	DEUTSCHE BANK LUXEMBOURG S.A. as agent of the other Finance Parties (the “Agent”); and

(6)	DEUTSCHE BANK AG FILIALE DEUTSCHLANDGESCHÄFT as security agent for the Finance Parties (the “Security Agent”).

IT IS AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement:

“Account Bank” means Deutsche Bank AG, London Branch.

“Account Bank Mandate” means, in relation to any Account, the resolutions, instructions and signature authorities relating to such Accounts as will be agreed by the Account Bank, the relevant Obligors and the Security Agent on or prior to the Utilisation Date.

“Accounts” means together the Reserve Account, the Proceeds Account, the Debt Service Account and the Operating Expenses Account.

“Accounts Charge Agreement” means the charge document in agreed form entered into or to be entered into on or prior to the Utilisation Date by the Borrower and DHI in favour of the Security Agent in respect of the Accounts.

“Administrative Party” means the Agent or the Security Agent.

“Affiliate” means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

“Agreement” means this facility agreement, including any schedules or appendices hereto, as amended from time to time.

“Alternative Vessel Option Agreement” means the Drillship Master Agreement entered into between the Parent and the Builder, dated 23 November 2010.

“Annual Budget” means a budget itemising

(a)	the anticipated Earnings;

(b)	the anticipated Operating Expenses; and

(c)	the anticipated CAPEX Expenses,

in each case of the Borrower for the financial year of the Borrower commencing on 1 January 2011 agreed by the board of directors of the Borrower (based on the good faith estimates of the officers of the Borrower and the Manager) and delivered to the Agent prior to the Utilisation Date.

“Applicable Law” means any or all applicable law (whether civil, criminal or administrative), common law, statute, statutory instrument, treaty, convention, regulation, directive, by-law, demand, decree, ordinance, injunction, resolution, order, judgment, rule, permit, licence or restriction (in each case having the force of law) and codes of practice or conduct, circulars and guidance notes generally accepted and applied by the global off-shore oil-rig industry, in each case of any government, quasi-government, supranational, federal, state or local government, statutory or regulatory body, court, agency or association relating to all laws, rules, directives and regulations, national or international, public or private in any applicable jurisdiction from time to time.

“Approved Brokers” means R.S. Platou Offshore, ODS Petrodata, H. Clarksons & Co Ltd., Lorentzen & Stemoco AS of Oslo, Allied Shipbroking Inc., RS Platou Shipbrokers AS of Oslo, Fearnley Offshore AS, Fearnley AS of Oslo, or such other brokers as may be approved by the Agent (acting on the instructions of the Majority Lenders) and the Borrower in writing.

“Availability Period” means the period from and including the date of this Agreement to and including the day that is 30 days after the date of this Agreement.

“Available Commitment” means:

(a)	prior to the Utilisation, the Lender’s Commitment; and

(b)	thereafter, zero.

“Available Facility” means the aggregate for the time being of each Lender’s Available Commitment.

“Break Costs” means the amount (if any) by which:

(a)	the interest which a Lender should have received for the period from the date of receipt of all or any part of its participation in the Loan or Unpaid Sum to the last day of the current Interest Period in respect of that Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;

exceeds:

(b)	the amount which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank in the Relevant Interbank Market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.

“Builder” means Samsung Heavy Industries Co., Ltd., a corporation incorporated in the Republic of Korea with registered address at 34th Floor, Samsung Life Insurance Seocho Tower 1321-15, Seocho-Dong, Seocho-Gu, Seoul, Korea 137-857.

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in London, New York and Luxembourg.

“CAPEX Expenses” means capital expenses incurred by the Borrower in respect of the continued maintenance and operation of the Vessel, including modifications required to be made to the Vessel by the Classification Society or as required by Applicable Law.

“Charter Termination Event” means:

(a)	any material breach by the Charterer of the terms of the Drilling Charter or, as applicable, by the Charterer Parent of the terms of a Charterer Parent Guarantee which material breach is not cured by the date which falls 30 days after the date on which the Agent gives written notice to the Borrower of the breach and such breach is not remedied, or otherwise compensated for, in each case, to the satisfaction of the Majority Lenders within such period or if the matter has been referred to arbitration within that 30 day period, upon the earlier of a settlement being reached in respect of such arbitration and 15 days after the receipt of the final arbitration award; or

(b)	the termination of the Drilling Charter by the Borrower or the Charterer.

“Charterer” means Capricorn Greenland Exploration 1 Limited (a wholly-owned Subsidiary of Cairn Energy PLC).

“Charterer Parent” means Cairn Energy PLC.

“Charterer Parent Guarantee” means a guarantee, if any, from the Charterer Parent in form and substance satisfactory to the Agent (acting on the instructions of the Majority Lenders) in favour of the Borrower in respect of the Charterer’s obligations under the Drilling Charter.

“Classification Society” means American Bureau of Shipping or such other classification society approved in writing by the Agent (acting on the instructions of the Majority Lenders).

“Commitment” means:

(a)	in relation to an Original Lender, the amount set opposite its name under the heading “Commitment” in Part II of Schedule 1 (The Original Parties) and the amount of any other Commitment transferred to it under this Agreement; and

(b)	in relation to any other Lender, the amount of any Commitment transferred to it under this Agreement,

to the extent not cancelled, reduced or transferred by it under this Agreement.

“Commitment Fee Period” means the period commencing on (and including) the day that is five Business Days after the date of this Agreement to (and including) the earlier of (a) the Utilisation Date, and (b) the last day of the Availability Period.

“Compliance Certificate” means a certificate substantially in the form set out in Schedule 5 (Form of Compliance Certificate).

“Confidential Information” means all information relating to any Obligor, the Group, the Finance Documents or the Facility of which a Finance Party becomes aware in its capacity as, or for the purpose of becoming, a Finance Party or which is received by a Finance Party in relation to, or for the purpose of becoming a Finance Party under, the Finance Documents or the Facility from either:

(a)	any member of the Group or any of its advisers; or

(b)	another Finance Party, if the information was obtained by that Finance Party directly or indirectly from any member of the Group or any of its advisers,

in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that:

(i)	is or becomes public information other than as a direct or indirect result of any breach by that Finance Party of Clause 37 (Confidentiality); or

(ii)	is identified in writing at the time of delivery as non-confidential by any member of the Group or any of its advisers; or

(iii)	is known by that Finance Party before the date the information is disclosed to it in accordance with paragraphs (a) or (b) above or is lawfully obtained by that Finance Party after that date, from a source which is, as far as that Finance Party is aware, unconnected with the Group and which, in either case, as far as that Finance Party is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality.

“Confidentiality Undertaking” means a confidentiality undertaking substantially in a recommended form of the LMA as set out in Schedule 6 (LMA Form of Confidentiality Undertaking) or in any other form agreed between the Borrower and the Agent.

“Damages Payment” means the amount of any damages payable to the Borrower by the Builder pursuant to the Shipbuilding Contract.

“Date of Total Loss” means, in respect of the Vessel, the date of Total Loss of the Vessel which date shall be deemed to have occurred:

(a)	in the case of an actual total loss, on the actual date and at the time the Vessel was lost or, if such date is not known, on the date on which the Vessel was last reported;

(b)	in the case of a constructive total loss, upon the date and at the time notice of abandonment is given to the Insurers for the time being (provided a claim for total loss is admitted by such Insurers) or, if such Insurers do not forthwith admit such a claim, at the date and at the time at which either a total loss is subsequently admitted by the Insurers or a total loss is subsequently adjudged by a competent court of law or arbitration tribunal to have occurred;

(c)	in the case of a compromised, agreed or arranged total loss, on the date upon which a binding agreement as to such compromised, agreed or arranged total loss has been entered into by the Insurers;

(d)	in the case of requisition for title or other compulsory acquisition, on the date upon which the relevant requisition for title or other compulsory acquisition occurs; or

(e)	in the case of capture, seizure, arrest, detention, or confiscation of the Vessel by any government or by persons acting or purporting to act on behalf of any government, government authority or any other person or entity which deprives the Borrower of the Vessel or, as the case may be, the Charterer of the use of the Vessel for more than 60 days, upon the expiry of the period of 60 days after the date upon which the relevant capture, seizure, arrest, detention or confiscation occurred.

“Debt Service Account” means the bank account opened in the name of the Borrower with the Account Bank and designated “Hydra Debt Service Account”.

“Default” means an Event of Default or any event or circumstance specified in Clause 24 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.

“Delivery Date” means the date of actual delivery of the Vessel to the Borrower under the terms of the Shipbuilding Contract (which date is, as at the date of this Agreement, expected to be 3 January 2011).

“DHI” means Drillships Holdings Inc., a corporation incorporated in the Republic of the Marshall Islands whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960.

“Disruption Event” means either or both of:

(a)	a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facility (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; or

(b)	the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing that, or any other Party:

(i)	from performing its payment obligations under the Finance Documents; or

(ii)	from communicating with other Parties in accordance with the terms of the Finance Documents,

and which (in either such case) is not caused by, and is beyond the control of, the Party whose operations are disrupted.

“Distribution” means the payment by an Obligor by way of any payment, repayment, redemption or dividend, capital reduction, distribution or the like to any of its shareholders.

“Dollars” or “US$” means the lawful currency for the time being of the United States of America.

“Drilling Charter” means a contract for the provision of drilling services in form and substance satisfactory to the Agent (acting on the instructions of the Majority Lenders) entered into between the Charterer and the Borrower not later than five Business Days prior to the Utilisation Date.

“Earnings” means all present and future moneys and claims which are earned by or become payable to or for the account of the Borrower in connection with the operation or ownership of the Vessel and including but not limited to:

(a)	freights, passage and hire moneys (howsoever earned), including, for the avoidance of doubt, charterhire and charterhire performance bonuses payable under any Drilling Charter;

(b)	Damages Payments;

(c)	remuneration for salvage and towage services;

(d)	demurrage and detention moneys;

(e)	all moneys and claims in respect of the requisition for hire of the Vessel;

(f)	payments received in respect of off-hire insurance; and

(g)	damages for breach or payments for termination of a Drilling Charter or any other contract for the employment of the Vessel.

“Environment” means:

(a)	any land including, without limitation, surface land and sub-surface strata, sea bed or river bed under any water (as referred to below) and any natural or man-made structures;

(b)	water including, without limitation, coastal and inland waters, surface waters, ground waters and water in drains and sewers;

(c)	air including, without limitation, air within buildings and other natural or man-made structures above or below ground; and

(d)	flora, fauna and ecological systems.

“Environmental Affiliate” means the Obligors and the Manager together with their respective officers, directors and employees and all of those persons for whom any Obligor or the Manager is responsible under any Applicable Law in respect of any activities undertaken in relation to the Vessel.

“Environmental Approvals” means any permit, licence, approval, consent, certificate, registration, ruling, variance, exemption or other authorisation required under applicable Environmental Laws.

“Environmental Claim” means any claim by any person or persons or any governmental, judicial or regulatory authority which arises out of any breach, contravention or violation of (or liability under) Environmental Law, the existence of any liability arising from such breach, contravention or violation, or the presence of or Release of any Hazardous Material. In this context, claim means: a claim for damages, compensation, fines, penalties or any other payment of any kind whether or not similar to the foregoing; an order or direction to take, or not to take, certain action or to desist from or suspend certain action by any governmental, judicial or regulatory authority; and any form of enforcement or regulatory action, but shall exclude a frivolous or vexatious claim which is being contested in good faith and with due diligence and which is discharged or struck out within 14 days.

“Environmental Laws” means any or all Applicable Law relating to or concerning:

(a)	pollution or contamination of the Environment, including any remediation of any pollution or contamination on the restoration or repair of any damage to the Environment;

(b)	the protection of the Environment and human health or safety or any living organisms which inhabit the Environment or any ecological system;

(c)	the generation, manufacture, processing, distribution, use (including abuse), treatment, storage, deposit, disposal, transport or handling of Hazardous Materials;

(d)	the Release or other form of transmission into the Environment of noise, vibration, dust, fumes, gas, odours, smoke, steam, effluvia, heat, light, radiation (of any kind), infection, electricity or any Hazardous Material and any matter or thing capable of constituting a nuisance or an actionable tort or breach of statutory duty of any kind in respect of such matters; and

(e)	the provision and maintenance of bonds, guarantees or other forms of financial assurance required by any Governmental Entity in connection with activities that could have an adverse effect on the Environment.

“Event of Default” means any event or circumstance specified as such in Clause 24 (Events of Default).

“Excess Risks” means:

(a)	the proportion of claims for general average, salvage and salvage charges which are not recoverable as a result of the value at which the Vessel is assessed for the purpose of such claims exceeding her hull and machinery insured value; and

(b)	collision liabilities not recoverable in full under the hull and machinery insurance by reason of those liabilities exceeding such proportion of the insured value of the Vessel as is covered by the hull and machinery insurance.

“Existing Secured Debt” means the obligations and liabilities (actual or contingent) of any Obligor under or in connection with the US$230,000,000 Secured Loan Agreement dated 10 September 2007 and entered into by, inter alios, the Borrower and the Other Buyer, as borrowers, DVB Bank AG as agent and security agent, the arrangers party thereto and the lenders party thereto from time to time.

“Existing Security” means each Security Interest granted by an Obligor to secure the Existing Secured Debt.

“Facility” means the term loan facility made available under this Agreement as described in Clause 2 (The Facility).

“Facility Office” means the office or offices notified by a Lender to the Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five Business Days’ written notice) as the office or offices through which it will perform its obligations under this Agreement.

“Fee Letter” means any letter or letters dated on or about the date of this Agreement between the Arranger and any Obligor, the Account Bank and any Obligor or an Administrative Party and any Obligor) setting out any of the fees referred to in Clause 11 (Fees).

“Finance Document” means this Agreement, any Fee Letter, any Security Document, the Security Trust Deed, the Account Bank Mandate, each Transfer Certificate and any other document designated as such by the Agent and the Borrower.

“Finance Party” means an Administrative Party, the Arranger or a Lender.

“Financial Indebtedness” means any indebtedness for or in respect of:

(a)	moneys borrowed;

(b)	any amount raised by acceptance under any acceptance credit facility or dematerialised equivalent;

(c)	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(d)	any redeemable preference share;

(e)	the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with IFRS, be treated as a finance or capital lease;

(f)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(g)	the acquisition cost of any asset or service to the extent payable after its acquisition or possession by the party liable where the advance or deferred payment is arranged primarily as a method of raising finance or of financing the acquisition of that asset or service;

(h)	any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing other than trade credits incurred in the ordinary course of business with credit terms of no longer than 90 days;

(i)	any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value shall be taken into account);

(j)	any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution; and

(k)	the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (j) above.

“Fleet Vessel” means, at any time, any vessel owned, either wholly or partially, by any member of the Group.

“Floating Charge” means the charge document in agreed form entered into or to be entered into on or prior to the Utilisation Date by the Borrower in favour of the Security Agent over all and any assets of the Borrower.

“Force Majeure Event” means an event of force majeure as defined in or contemplated by the Drilling Charter.

“General Assignment” means the agreed form assignment of the Shipbuilding Contract, the Management Agreement, the Drilling Charter, the Charterer Parent Guarantee (if any), the Earnings, the Requisition Compensation and the Obligatory Insurances, together with all benefits under the contracts, policies and entries under the Obligatory Insurances and all claims in respect of them, entered into or to be entered into on or prior to the Utilisation Date and granted by the Borrower in favour of the Security Agent, together with any and all notices and acknowledgements entered into in connection therewith.

“Government Entity” means, in respect of any country:

(a)	any natural government, political subdivision thereof, or local jurisdiction therein; and

(b)	any instrumentality, board, commission, court or agency thereof, however constituted.

“Gross Revenue” means, for any period, the aggregate Earnings received in such period in respect of the Vessel.

“Group” means the Parent and each of its Subsidiaries for the time being.

“Hazardous Material” means any element or substance, whether natural or artificial, and whether consisting of gas, liquid, solid or vapour, whether on its own or in any combination with any other element or substance or radiation, which is listed, identified, defined or determined by any Environmental Law or other Applicable Law as hazardous, harmful, a contamination or waste and/or capable of being or becoming harmful to mankind or any living organism or damaging to the Environment, including, without limitation, oil (as defined in the United States Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, and the Oil Pollution Act of 1990, as amended).

“Holding Company” means, in relation to a company or corporation, any other company or corporation in respect of which it is a Subsidiary.

“HSI” means Drillship Hydra Shareholders Inc., a corporation incorporated in the Republic of the Marshall Islands whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960.

“IFRS” means international accounting standards within the meaning of the IAS Regulation 1606/2002 to the extent applicable to the relevant financial statements.

“Instalment” means an amount due and payable by the Borrower under the terms of the Shipbuilding Contract.

“Insurance Market Value” means, in respect of any Fleet Vessel, the fair market value of that Fleet Vessel, being the average of valuations of the Fleet Vessel obtained from the Approved Brokers with or without physical inspection of the Fleet Vessel (as the Security Agent may reasonably require) on the basis of a sale for prompt delivery for cash at arm’s length on normal commercial terms as between a willing buyer and a willing seller, on an “as is, where is” basis, free of any existing charter or other contract of employment and or pool arrangement.

“Insurers” means the underwriters or insurance companies with whom any Obligatory Insurances are effected and the managers of any protection and indemnity or war risks association in which the Vessel may at any time be entered.

“Interest Period” means, in relation to the Loan, each period determined in accordance with Clause 9 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with Clause 8.3 (Default interest).

“ISM Code” means the International Safety Management Code (including the guidelines on its implementation) adopted by the International Maritime Organization Assembly as Resolutions A.741(18) and A.788(19), as the same may have been or may be amended or supplemented from time to time. The terms “safety management system”, “Safety Management Certificate”, “Document of Compliance” and “major non-conformity” shall have the same meanings as are given to them in the ISM Code.

“ISPS Code” means the International Ship and Port Facility Security Code adopted by the International Maritime Organization Assembly as the same may have been or may be amended or supplemented from time to time.

“LCIA” means The London Court of International Arbitration.

“LCIA Court” means the Court of the LCIA.

“LCIA Rules” means the rules of the LCIA as in effect from time to time.

“Lender” means:

(a)	any Original Lender; and

(b)	any person which becomes a Party in accordance with Clause 25 (Changes to the Lenders),

which in each case has not ceased to be a Party in accordance with the terms of this Agreement.

“LIBOR” means, in relation to the Loan for any Interest Period:

(a)	the applicable Screen Rate; or

(b)	(if no Screen Rate is available for Dollars for the Interest Period of that Loan) the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Agent at its request quoted by the Reference Banks to leading banks in the London interbank market, as of 11:00 a.m. London time on the Quotation Day for the offering of deposits in Dollars and for a period comparable to that Interest Period.

“LMA” means the Loan Market Association.

“Loan” means the loan made or to be made under the Facility or the principal amount outstanding for the time being of that loan.

“Losses” means each and every liability, loss, charge, claim, demand, action, proceeding, damage, judgment, order or other sanction, enforcement, penalty, fine, fee, commission, interest, lien, salvage, general average, cost and expense of whatsoever nature suffered or incurred by or imposed on any of the Finance Parties.

“LTV Ratio” means, as at any date of determination, the ratio of (A) the aggregate principal amount outstanding under the Facility to (B) the latest Market Value of the Vessel, plus the amount standing to the credit of the Reserve Account as at such date, plus (without duplication) the value attributed to any additional security provided pursuant to Clause 21.1(c)(iii) (Financial covenants) as determined by the Agent from time to time.

“Majority Lenders” means:

(a)

if there is no portion of the Loan then outstanding, a Lender or Lenders whose Commitments aggregate more than 66 2/3% of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated more than 66 2/3% of the Total Commitments immediately prior to the reduction); or

(b)	at any other time, a Lender or Lenders whose participations in the Loan then outstanding aggregate more than 66 2/3% of the Loan then outstanding.

“Management Agreement” means the management agreement in form and substance satisfactory to the Agent (acting on the instructions of the Majority Lenders) to be entered into between the Manager and the Borrower prior to the Utilisation Date for the operation and servicing of the Vessel.

“Manager” means Ocean Rig AS, a Norwegian company with registered number 938420718 or such other person in each case approved by the Charterer and the Agent (acting on the instructions of the Majority Lenders).

“Mandatory Prepayment Event” means any of the events referred to in Clause 7 (Prepayment and Cancellation) as a result of which the Borrower is obliged to prepay all or part of the Loan or any Lender’s participation in the Loan.

“Margin” means:

(a)	in relation to the three-Month period commencing on the Utilisation Date, 4.00 per cent. per annum;

(b)	in relation to the one-Month period commencing on the three-Month anniversary of the Utilisation Date, 5.00 per cent. per annum;

(c)	thereafter, 6.00 per cent. per annum; and

(d)	in relation to any other Unpaid Sum, the highest rate specified above.

“Market Value” means at any time the aggregate of:

(a)	the net present value of the expected Net Cash Flow to be derived from the Drilling Charter as calculated by the Agent in its sole discretion on the basis of a discount rate of 6% per annum and information then available to it and on the basis that the Operating Expenses shall be US$150,000 per day and utilisation rate of 95% for the Vessel; and

(b)	the net present value (as calculated by the Agent in its sole discretion on the basis of a discount rate of 6% per annum) of the forecasted fair market value of the Vessel derived from a valuation of the Vessel obtained from one Approved Broker with or without physical inspection of the Vessel (as the Security Agent may reasonably require) on the basis of a sale for prompt delivery for cash at arm’s length on normal commercial terms as between a willing buyer and a willing seller, on an “as is, where is” basis, as at the latest expiry date of the then existing Drilling Charter.

“Material Adverse Effect” means in the reasonable opinion of the Majority Lenders a material adverse effect on:

(a)	the ability of an Obligor to perform its obligations under the Finance Documents; or

(b)	the validity or enforceability of, or the effectiveness or ranking of any Security Interest granted or purporting to be granted pursuant to any the Finance Documents; or

(c)	any right or remedy of any Finance Party in respect of a Finance Documents.

“Month” means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(a)	(subject to paragraph (c) below) if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;

(b)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and

(c)	if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the next succeeding calendar month.

The above rules will only apply to the last Month of any period.

“Mortgage” means the first preferred Marshall Islands ship mortgage in agreed form to be given by the Borrower in favour of the Security Agent.

“NASDAQ” means the Global Market System of the National Association of Securities Dealers, Inc. Automated Quotation System.

“Net Cash Flow” means, for any period:

(a)	Gross Revenues for that period; minus

(b)	Operating Expenses and CAPEX Expenses payable during that period.

“Net Debt Proceeds” means, with respect to any credit facility provided by, or private or public issue or offering of debt securities by any member of the Group (other than the Borrower or HSI) to, a person which is not a member of the Group, the aggregate cash proceeds received by such member of the Group in connection with such credit facility or issuance, net of reasonable costs, fees, Tax, commissions and out-of-pocket expenses paid or incurred in connection with such credit facility or issuance.

“Net Equity Proceeds” means, with respect to any private or public issue or offering of equity securities issued by the Parent or UDW to a person which is not a member of the Group (excluding pursuant to any employee share scheme), the aggregate cash proceeds received by such person in connection with such issuance, net of reasonable costs, fees, Tax, commissions and out-of-pocket expenses paid or incurred in connection with such issuance.

“Net Income” means in relation to a Compliance Date or for any accounting period, the aggregate income of the Group appearing in the Accounting Information for that accounting period less the aggregate of:

(a)	the amounts incurred by the Group during the relevant accounting period as expenses of their business (including, without limitation, vessel and voyage expenses, commissions, vessel running expenses (including, but not limited to voyage, operating, repair, insurance and other related expenses), management fees, Board of Directors fees and general and administration expenses);

(b)	depreciation, amortisation and interest expense;

(c)	taxes; and

(d)	other items charged to the Parent’s consolidated profit and loss account for that accounting period.

“Net Issuance Proceeds” means Net Equity Proceeds and Net Debt Proceeds.

“Obligatory Insurances” means all contracts and policies of insurance and all entries in clubs and/or associations which are from time to time required to be effected and maintained in accordance with Clause 23.1 (Scope of Obligatory Insurances) in respect of the Vessel.

“Obligor” means the Borrower or a Guarantor.

“Operating Expenses” means expenses incurred by the Borrower in connection with the transportation, operation, employment, maintenance, repair, running and insurance of the Vessel, including maintaining the ownership and legal fees, rentals, wages or fees which the Borrower may be required to pay pursuant to the Management Agreement, the cost of maintaining Obligatory Insurances and other insurances maintained for the Vessel and payment of Tax properly payable by the Borrower.

“Operating Expenses Account” means the bank account opened in the name of the Borrower with the Account Bank and designated “Hydra Operating Expenses Account”.

“Operational Software” means, at any time, any software which is then being used in connection with the operation, navigation or maintenance of the Vessel.

“Original Financial Statements” means:

(a)	in relation to the Parent, its audited consolidated financial statements for the financial year ended 31 December 2009; and

(b)	in relation to each Obligor other than the Parent, its unaudited financial statements for its financial year ended 31 December 2009.

“Other Buyer” means Drillship Paros Owners Inc., a corporation incorporated in the Republic of the Marshall Islands whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960.

“Other Vessel” means the drillship being constructed by the Builder for the Other Buyer with Hull Number 1838.

“Parent” means DryShips Inc., a corporation incorporated in the Republic of the Marshall Islands whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960.

“Participating Member State” means any member state of the European Communities that adopts or has adopted the euro as its lawful currency in accordance with legislation of the European Community relating to Economic and Monetary Union.

“Party” means a party to this Agreement.

“Permitted Liens” means, in respect of any asset of an Obligor:

(a)	Security Interests created by the Security Documents;

(b)	liens for unpaid crew’s wages including wages of the master and stevedores employed by the Vessel, outstanding in the ordinary course of business for not more than one month after the due date for payment;

(c)	liens for salvage;

(d)	liens for classification or scheduled dry-docking or for necessary repairs to the Vessel whose aggregate cost does not exceed US$40,000,000 at any one time in respect of the Vessel;

(e)	liens for collision;

(f)	liens for master’s disbursements incurred in the ordinary course of business;

(g)	statutory and common law liens of carriers, warehousemen, mechanics, suppliers, materials men, repairers or other similar liens, including maritime liens, in each case arising in the ordinary course of business, due and outstanding for not more than one month whose aggregate value does not exceed US$40,000,000; and

(h)	any lien created or permitted to subsist with the prior written consent of the Agent (acting on instructions of the Majority Lenders),

provided, in the case of paragraphs (b) to (g) inclusive, that the amounts which give rise to such liens are paid when due or within any of the time periods stated above or within any applicable grace period or, if not paid when due, are being disputed in good faith by appropriate proceedings (and for the payment of which adequate reserves or security are at the relevant time maintained or provided or for which indemnity or liability insurance cover for at least the full amount in dispute (less any applicable deductible) has been obtained by the Borrower from underwriters or insurance companies that have been approved by the Agent (acting on the instructions of the Majority Lenders)), provided further that such proceedings, whether by payment of adequate security into Court or otherwise, do not give rise to a material risk of the Vessel or any interest therein being seized, sold, forfeited or otherwise lost or of criminal liability on any Finance Party.

“Permitted MLP Spin-off” means the creation by the Parent of, and initial public offering of partnership interests in, a master limited partnership the assets of which consist of up to five drybulk carriers and assets incidental to the ownership, operation and chartering of those drybulk carriers.

“Permitted Tanker Spin-off” means the creation by the Parent of a separate group of companies that will own tanker vessels and the subsequent spin-off, initial public offering, demerger or merger of one or more members of that separate group.

“Permitted UDW Spin-off” means the creation by the Parent of, and initial public offering of shares in, a separate group of companies having UDW as parent, the assets of which group consist of the Vessel, the Other Vessel, the drillships being constructed by the Builder with Hull Numbers 1865 and 1866, the Drilling Rigs Eirik Raude and Leiv Eiriksson and assets incidental to the ownership, operation and chartering of those assets, and (b) the Subsidiaries of UDW from time to time.

“Potential Mandatory Prepayment Event” means any event which would be (with the expiry of a grace period, the giving of notice or the making of any determination under the Finance Documents or any combination of them) a Mandatory Prepayment Event.

“Proceeds Account” means the bank account in the name of the Borrower with the Account Bank and designated “Hydra Proceeds Account”.

“Project Parties” means each of:

(a)	the Obligors; and

(b)	from time to time, any of the Manager, any Charterer Parent and/or Charterer (but only to the extent, in any such case, that the same has or may in the future have, outstanding liabilities owing to an Obligor or any Finance Party under any Finance Document or Related Contract to which it is a party).

“Protocol of Delivery and Acceptance” has the meaning given to such term in the Shipbuilding Contract.

“Quotation Day” means, in relation to any period for which an interest rate is to be determined, two Business Days before the first day of that period unless market practice differs in the Relevant Interbank Market in which case the Quotation Day will be determined by the Agent in accordance with market practice in the Relevant Interbank Market (and if quotations would normally be given by leading banks in the Relevant Interbank Market on more than one day, the Quotation Day will be the last of those days).

“Receiver” means a receiver or receiver and manager or administrative receiver of the whole or any part of the Security Assets.

“Reference Banks” means, in relation to LIBOR, the principal London offices of Deutsche Bank AG, Lloyds TSB Bank plc and The Royal Bank of Scotland plc, or such other banks as may be appointed by the Agent from time to time, acting on the instructions of the Majority Lenders and in consultation with the Borrower.

“Related Contracts” means any or all of the following (as the context requires):

(a)	the Obligatory Insurances;

(b)	the Drilling Charter;

(c)	any Charterer Parent Guarantee; and

(d)	the Management Agreement.

“Release” means an emission, spill, release or discharge into the Environment, including any “release” falling within the definition ascribed to such term pursuant to the United States Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended.

“Relevant Interbank Market” means the London interbank market.

“Repayment Date” means the day that is six Months after the Utilisation Date, provided that, if such day is not a Business Day, the Repayment Date will instead be the preceding Business Day.

“Representative” means any delegate, agent, manager, administrator, nominee, attorney, trustee or custodian.

“Required Insurance Amount” means, on an agreed value basis, the higher of (a) 125% of the aggregate of the outstanding Loan and (b) the Insurance Market Value of the Vessel.

“Requisition Compensation” means all moneys or other compensation payable by reason of requisition for title to, or other compulsory acquisition of, the Vessel including requisition for hire.

“Reserve Account” means the bank account in the name of the Borrower with the Account Bank and designated “Hydra Reserve Account”.

“Screen Rate” means the British Bankers’ Association Interest Settlement Rate for Dollars for the relevant period, displayed on the appropriate page of the Reuters screen. If the agreed page is replaced or service ceases to be available, the Agent may specify another page or service displaying the appropriate rate after consultation with the Borrower and the Lenders.

“Secured Liabilities” means all present and future obligations and liabilities (actual or contingent) of any Obligor to the Finance Parties or any of them under or in connection with any Finance Document.

“Security Agreements” means:

(a)	the Mortgage;

(b)	the General Assignment;

(c)	the Share Charge;

(d)	the Accounts Charge Agreement;

(e)	the Floating Charge; and

(f)	any other document designated as such in writing by any Obligor and the Agent.

“Security Assets” means any asset which is the subject of a Security Interest created by a Security Document.

“Security Document” means:

(a)	each Security Agreement; and

(b)	any other document evidencing or creating security over any asset of an Obligor to secure any obligation of an Obligor to the Finance Parties or any of them under the Finance Documents.

“Security Interest” means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

“Security Period” means the period beginning on the date of the relevant Security Document and ending on the date on which all the Secured Liabilities have been unconditionally and irrevocably paid, performed and discharged in full.

“Security Trust Deed” means the security trust deed in agreed form to be entered into on or prior to the Utilisation Date between (inter alios) the Agent, the Security Agent, the Obligors and the Original Lenders.

“Share Charge” means the charge in respect of the issued share capital of each of the Borrower and HSI in agreed form entered into or to be entered into on or prior to the Utilisation Date and granted by each of DHI and HSI in favour of the Security Agent.

“Shipbuilding Contract” means the turn key building contract between the Builder and the Borrower dated as of 17 September 2007 (as amended or supplemented from time to time) pursuant to which the Builder agreed to build and deliver the Vessel to the Borrower.

“Software Licences” means, at any time, all licences granted to the Borrower in respect of the Operational Software.

“Software Records” means, at any time, records in respect of:

(a)	the Operational Software;

(b)	the identity of the then current suppliers of the Operational Software;

(c)	all upgrades carried out in respect of the Operational Software or changes to the Software Licences; and

(d)	all Software Licences.

“Subsidiary” means:

(a)	a subsidiary within the meaning of section 1159 of the Companies Act 2006; and

(b)	unless the context otherwise requires, a subsidiary undertaking within the meaning of section 1162 of the Companies Act 2006.

“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any related penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under a Finance Document.

“Technical Adviser” means any marine surveyor, valuer or other technical adviser appointed by the Agent on behalf of the Lenders, in consultation with the Borrower, to review the Drilling Charter and to report to the Lenders thereon.

“Technical Records” means all technical data, manuals, logbooks and other records (whether kept or to be kept in compliance with any Applicable Law or any requirement of any Government Entity or the Drilling Charter) relating to the Vessel.

“Third Parties Act” is defined in Clause 1.3(a) (Third Party Rights).

“Total Commitments” means the aggregate of the Commitments being US$325,000,000 at the date of this Agreement.

“Total Loss” means, in relation to the Vessel:

(a)	actual, constructive, compromised, agreed or arranged total loss of the Vessel;

(b)	requisition for title or other compulsory acquisition of the Vessel otherwise than by requisition for hire; and

(c)	capture, seizure, arrest, detention or confiscation of the Vessel by any Government Entity or by persons acting or purporting to act on behalf of any government or any other person or entity which deprives the Borrower of the Vessel or, as the case may be, the Charterer of the use of the Vessel for more than 60 days after that occurrence.

“Transaction Authorisation” means any authorisation, permit, licence, consent or approval required by any person or customary for any person to hold in connection with the entry into, performance, validity and enforceability of, and the transactions contemplated by, the Transaction Documents, excluding authorisations agreed not to be delivered under the Transaction Documents.

“Transaction Documents” means the Finance Documents and Related Contracts.

“Transaction Security” means the Security Interests created or expressed to be created pursuant to the Security Documents.

“Transfer Certificate” means a certificate substantially in the form set out in Schedule 4 (Form of Transfer Certificate) or any other form agreed between the Agent and the Borrower.

“Transfer Date” means, in relation to an assignment or a transfer, the later of:

(d)	the proposed Transfer Date specified in the relevant Transfer Certificate; and

(e)	the date on which the Agent executes the relevant Transfer Certificate.

“UDW” means Ocean Rig UDW Inc., a corporation incorporated in the Republic of the Marshall Islands whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960.

“Unpaid Sum” means any sum due and payable but unpaid by an Obligor under the Finance Documents.

“US GAAP” means generally accepted accounting principles in the United States of America.

“Utilisation” means the utilisation of the Facility.

“Utilisation Date” means the date of the Utilisation, being the date on which the Loan is made.

“Utilisation Request” means a notice substantially in the form set out in Schedule 3 (Utilisation Request).

“VAT” means value added tax as provided for in the Value Added Tax Act 1994 and any other tax of a similar nature.

“Vessel” means the drillship being constructed in accordance with the Shipbuilding Contract with Hull Number 1837, including all the topside, equipment, buyer’s supplies, parts, material and items constructed, manufactured or assembled under the Shipbuilding Contract incorporated in or attached to it.

1.2	Construction

(a)	Unless a contrary indication appears, any reference in this Agreement to:

(i)	any “Administrative Party”, the “Agent”, the “Arranger”, any “Finance Party”, any “Lender”, any “Obligor”, the “Security Agent”, or any “Party” shall be construed so as to include its successors in title, permitted assigns and permitted transferees;

(ii)	“assets” includes present and future properties, revenues and rights of every description;

(iii)	a document in “agreed form” is a document which is previously agreed in writing by or on behalf of the Borrower and the Agent (acting on the instructions of the Majority Lenders) or, if not so agreed, is in the form specified by the Agent (acting on the instructions of the Majority Lenders);

(iv)	a “Finance Document” or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as amended, novated, supplemented, extended or restated;

(v)	“indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(vi)	a “person” includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium or partnership (whether or not having separate legal personality);

(vii)	a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or of any regulatory, self-regulatory or other authority or organisation;

(viii)	a provision of law is a reference to that provision as amended or re-enacted; and

(ix)	a time of day is a reference to London time.

(b)	Section, Clause and Schedule headings are for ease of reference only.

(c)	Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(d)	A Default is “continuing” if it has not been remedied or waived.

1.3	Third Party Rights

(a)	Unless expressly provided to the contrary in a Finance Document a person who is not a Party has no right under the Contracts (Rights of Third Parties) Act 1999 (the “Third Parties Act”) to enforce or to enjoy the benefit of any term of this Agreement.

(b)	Notwithstanding any term of any Finance Document the consent of any person who is not a Party is not required to rescind or vary this Agreement at any time.

2.	THE FACILITY

2.1	The Facility

Subject to the terms of this Agreement, the Lenders make available to the Borrower a Dollar term loan facility in an aggregate amount equal to the Total Commitments.

2.2	Finance Parties’ rights and obligations

(a)	The obligations of each Finance Party under the Finance Documents are several. Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

(b)	The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from an Obligor shall be a separate and independent debt.

(c)	A Finance Party may, except as otherwise stated in the Finance Documents, separately enforce its rights under the Finance Documents.

3.	PURPOSE

3.1	Purpose

The Borrower shall apply all amounts borrowed by it under the Facility towards:

(a)	the repayment of Existing Secured Debt in the principal amount of US$115,000,000; and/or

(b)	the partial payment of the Instalment referred to in Article II paragraph 4(e) of the Shipbuilding Contract or, if such Instalment has otherwise been paid on or prior to the Utilisation Date, partial reimbursement of the Borrower for that Instalment and repayment of intercompany Financial Indebtedness incurred to finance the Borrower’s payment of that Instalment; and/or

(c)	as to US$25,000,000, to fund the Reserve Account; and/or

(d)	(but only once all payments referred to in paragraphs (a) to (c) above are satisfied), for general corporate purposes.

3.2	Monitoring

No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4.	CONDITIONS OF UTILISATION

4.1	Initial conditions precedent

(a)	The Borrower may not deliver the Utilisation Request unless the Agent has notified the Borrower and the Lenders that it has received all of the documents and other evidence listed in Schedule 2 (Conditions precedent) in form and substance satisfactory to the Agent (acting on the instructions of the Majority Lenders) or that it expects to receive all outstanding documents or evidence on or before the Utilisation Date (provided that it will be a condition precedent to the obligations of each Lender to advance such Loan that, as at the Utilisation Date, such outstanding documents or evidence have been received by the Agent). The Agent shall notify the Borrower and the Lenders promptly upon being so satisfied.

(b)	If the Delivery Date has not occurred at the time the Utilisation Request is served, the Borrower undertakes with the Finance Parties not to sign a Protocol of Delivery and Acceptance in respect of the Vessel unless the Agent has confirmed that the conditions precedent referred to in Clause 4.1(a) have been or will, simultaneously with such signing, be satisfied.

(c)	That part of the Loan which relates to part of the Instalment payable on the Delivery Date shall, if the Delivery Date has not at such time occurred, be deposited by the Agent into the account of The Export-Import Bank of Korea (the “Escrow Account”) with its correspondent bank in New York three Business Days prior to the proposed Delivery Date, subject to irrevocable instructions in form and substance satisfactory to the Agent (acting on the instructions of all of the Original Lenders).

4.2	Further conditions precedent

The Lenders will only be obliged to comply with Clause 5.4 (Lenders’ participation) if on the date of the Utilisation Request and on the proposed Utilisation Date:

(a)	no Default is continuing or would result from the proposed Loan; and

(b)	the representations to be made by each Obligor are true in all material respects.

5.	UTILISATION

5.1	Delivery of the Utilisation Request

The Borrower may utilise the Facility by delivery to the Agent of the duly completed Utilisation Request not later than 10:00 a.m. three Business Days prior to the proposed Utilisation Date.

5.2	Completion of a Utilisation Request

(a)	The Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:

(i)	the proposed Utilisation Date is a Business Day within the Availability Period;

(ii)	the proposed Utilisation Date is on or after the Delivery Date; and

(iii)	the currency and amount of the Utilisation comply with Clause 5.3 (Currency and amount).

(b)	Only one Loan may be requested in the Utilisation Request.

(c)	The Borrower may only submit one Utilisation Request.

5.3	Currency and amount

(a)	The currency specified in the Utilisation Request must be Dollars.

(b)	The amount of the proposed Loan must be an amount which is not more than the Available Facility.

5.4	Lenders’ participation

(a)	If the conditions set out in this Agreement have been met, each Lender shall make its participation in the Loan available by the Utilisation Date through its Facility Office.

(b)	The amount of each Lender’s participation in the Loan will be equal to the proportion borne by its Available Commitment to the Available Facility immediately prior to making the Loan.

(c)	The Agent shall promptly notify each Lender of the amount of the Loan and the amount of its participation in the Loan.

5.5	Cancellation of Commitment

The Commitments which, at that time, are unutilised shall be immediately cancelled at the end of the Availability Period.

6.	REPAYMENT

6.1	Repayment of Loan

The Borrower shall repay the Loan in full on the Repayment Date.

6.2	Reborrowing

The Borrower may not reborrow any part of the Facility which is repaid.

7.	PREPAYMENT AND CANCELLATION

7.1	Illegality

(a)	If it becomes, or to the knowledge of any Lender is to become, unlawful or otherwise prohibited (whether temporarily or permanently) in any jurisdiction for a Lender to perform any of its obligations as contemplated by a Finance Document or to fund or maintain its share in the Loan, or to exercise any of its material rights under the Finance Documents, that Lender shall notify the Agent and the Borrower (any such event being a “Lender Event”).

(b)	After notification under paragraph (a) above (and subject always to satisfactory alternate arrangements being put into place in accordance with paragraph (d) below):

(i)	the Borrower must repay or prepay the share of that Lender in the Loan on the date specified in paragraph (c) below; and

(ii)	the Commitments of that Lender will be immediately cancelled.

(c)	The date for prepayment of a Lender’s share in the Loan will be:

(i)	the last day of the current Interest Period; or

(ii)	if earlier, the date specified by that Lender in the notice delivered to the Borrower under paragraph (a) above (being no earlier than the last day of any applicable grace period permitted by Applicable Law).

(d)	If, prior to the occurrence of a Lender Event, a Lender receives notice or becomes aware that a Lender Event will occur, that Lender and the Borrower shall enter into discussions in good faith for a period of twenty (20) days (or such shorter period, if any, as may be available prior to the Lender Event taking effect) (the “Lender Consultation Period”) with a view to agreeing how the effects of the Lender Event can be avoided or mitigated so that alternative legal, valid and binding obligations, in form and substance satisfactory to that Lender and the Borrower, are put in place. If that Lender and the Borrower cannot agree and complete such arrangements prior to the end of the Lender Consultation Period, the Borrower shall be obliged to immediately prepay the share of that Lender in the Loan on the date specified in paragraph (c) above.

7.2	Change of control, Total Loss and Related Contracts

The Borrower shall be obliged to prepay the whole of the Loan then outstanding (and each Lender’s Commitments shall be immediately cancelled) in the following circumstances and at the following times:

(a)	if there is a Total Loss (whether before or after the Delivery Date), on the earlier of:

(i)	the date falling 90 days after the Date of Total Loss; and

(ii)	the date of receipt by the Borrower or the Security Agent of the proceeds of insurance relating to such Total Loss;

(b)	if the Manager or the Borrower is in breach of any of its material obligations under any other Related Contract, on the date falling 30 days after the date on which the Agent gives written notice to the Borrower that the Majority Lenders have so determined and such breach is not remedied or otherwise compensated for, in each case, to the satisfaction of the Majority Lenders within such period, or if the matter has been referred to arbitration within that 30-day period, upon the earlier of a settlement being reached in respect of such arbitration and five days after the receipt of the final arbitration award;

(c)	if the Vessel has not been delivered to and accepted unconditionally by the Charterer under the Drilling Charter by the day that is 60 days after the Utilisation Date (the “Longstop Date”), on the Business Day immediately succeeding the Longstop Date;

(d)	if the Vessel is sold, on or before the date on which the sale is completed;

(e)	if either:

(i)	the Parent ceases to own (directly or indirectly) at least 33.3% of the voting capital of UDW;

(ii)	the Borrower is not or ceases to be a wholly-owned Subsidiary of UDW; or

(iii)	any person or group of persons acting in concert gains control of the Parent,

in any such case without the prior written consent of the Agent (acting on the instructions of all the Lenders). The Agent agrees that it will consult with the Borrower in good faith (taking into account, inter alia, the security and credit position of the Finance Parties) should the Borrower or the Parent approach the Agent with a proposal to effect an initial public offering of the Borrower (but without an obligation on the part of any of the Finance Parties to consent to any such proposed initial public offering).

For purposes of this Clause 7.2(e):

“control” means the power to direct the management and the policies of the Borrower or the Parent, as applicable, whether through the ownership of voting capital, by contract or otherwise; and

“acting in concert” means, a group of persons who, pursuant to an agreement or understanding (whether formal or informal), actively co-operate, through the acquisition, directly or indirectly, of shares in the Parent by any of them, either directly or indirectly, to obtain or consolidate control of the Parent.

7.3	Mandatory prepayment - invalidity of Finance Documents or Related Contracts

(a)	Without prejudice to the provisions of Clause 7.1 (Illegality), if the Agent or the Borrower become aware that any of the following (an “Invalidity Event”) has occurred or is likely to occur:

(i)	any Finance Document or Related Contract or any material provision of any such document ceasing to be valid in any way which, in the case of a Finance Document, is material and, in the case of a Related Contract, in any way which has a Material Adverse Effect or is alleged by any Obligor to be ineffective in accordance with its terms for any reason;

(ii)	any Security Document creating a Security Interest in favour of the Security Agent (on trust for the Finance Parties) ceasing to provide a perfected first priority security interest in favour of the Security Agent (on trust for the Finance Parties) (subject to any Permitted Liens having priority in law); or

(iii)	any Obligor repudiates a Finance Document,

then the Agent or the Borrower, as the case may be, shall as soon as practicable after becoming aware thereof give each other notice of the same (an “Invalidity Notice”) and, subject to paragraph (b) below, following receipt of an Invalidity Notice the Borrower shall immediately prepay the outstanding Loan together with accrued interest and all other amounts accrued under the Finance Documents, and the Commitments of the Lenders shall be immediately cancelled.

(b)	If, prior to the occurrence of an Invalidity Event, the Agent or the Borrower receives an Invalidity Notice, the Agent (acting on the instructions of the Majority Lenders) and the Borrower shall enter into discussions in good faith for a period of 20 days or such shorter period, if any, as may be available prior to the Invalidity Event taking effect (the “Consultation Period”) with a view to agreeing how the effects of the Invalidity Event can be avoided so that alternative legal, valid and binding obligations, in form and substance satisfactory to the Agent (acting on the instructions of the Majority Lenders) are provided in replacement of the affected Finance Document or Related Contract. In conducting such discussions and reaching a conclusion, the Lenders shall act in good faith but otherwise in their absolute discretion. If the Agent (acting on the instructions of the Majority Lenders) and the Borrower cannot agree on and complete such arrangements prior to the earlier of the end of the Consultation Period and the date upon which the relevant Invalidity Event becomes effective, the Borrower shall be obliged to immediately prepay the entire Loan together with accrued interest and all other amounts accrued under the Finance Documents, and the Commitments of the Lenders shall be immediately cancelled.

7.4	No voluntary cancellation

The Borrower may not cancel the whole or any part of the Available Facility.

7.5	Voluntary prepayment of Loan

(a)	The Borrower may, if it gives the Agent not less than five Business Days’ (or such shorter period as the Majority Lenders may agree) prior notice, prepay the whole or any part of the Loan (but, if in part, being an amount that reduces the amount of the Loan by a minimum amount of US$10,000,000).

(b)	The Loan may only be prepaid after the last day of the Availability Period (or, if earlier, the day on which the Available Facility is zero).

7.6	Right of replacement or repayment and cancellation in relation to a single Lender

(a)	If:

(i)	any sum payable to any Lender by an Obligor is required to be increased under paragraph (c) of Clause 12.1 (Tax gross-up); or

(ii)	any Lender claims indemnification from the Borrower under Clause 12.2 (Tax indemnity) or Clause 13.1 (Increased costs),

the Borrower may, whilst the circumstance giving rise to the requirement for that increase or indemnification continues, give the Agent notice of cancellation of the Commitment of that Lender and its intention to procure the repayment of that Lender’s participation in the Loan or give the Agent notice of its intention to replace that Lender in accordance with paragraph (d) below.

(b)	On receipt of a notice of cancellation referred to in paragraph (a) above, the Commitment of that Lender shall immediately be reduced to zero.

(c)	On the last day of each Interest Period which ends after the Borrower has given notice of cancellation under paragraph (a) above (or, if earlier, the date specified by the Borrower in that notice), the Borrower shall repay that Lender’s participation in that Loan.

(d)	The Borrower may, in the circumstances set out in paragraph (a) above, on ten Business Days’ prior notice to the Agent and that Lender, replace that Lender by requiring that Lender to (and, to the extent permitted by law, that Lender shall) transfer pursuant to Clause 25 (Changes to the Lenders) all (and not part only) of its rights and obligations under this Agreement to a Lender or other bank, financial institution, trust, fund or other entity selected by the Borrower which confirms its willingness to assume and does assume all the obligations of the transferring Lender in accordance with Clause 25 (Changes to the Lenders) for a purchase price in cash or other cash payment payable at the time of the transfer equal to the outstanding principal amount of such Lender’s participation in the Loan and all accrued interest, Break Costs and other amounts payable in relation thereto under the Finance Documents.

(e)	The replacement of a Lender pursuant to paragraph (d) above shall be subject to the following conditions:

(i)	the Borrower shall have no right to replace the Agent;

(ii)	neither the Agent nor any Lender shall have any obligation to find a replacement Lender; and

(iii)	in no event shall the Lender replaced under paragraph (d) above be required to pay or surrender any of the fees received by such Lender pursuant to the Finance Documents.

7.7	Restrictions

(a)	Any notice of prepayment given by any Party under this Clause 7 shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant prepayment is to be made and the amount of that prepayment.

(b)	Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs, without premium or penalty.

(c)	Any prepayment under this Agreement shall be subject to Break Costs (if any). Each Lender claiming Break Costs shall, as soon as reasonably practicable after demand by the Agent, provide a certificate confirming the amount of its Break Costs for any Interest Period in which they accrue. The Agent agrees to provide a copy of such certificate to the Borrower on request by the Borrower.

(d)	The Borrower may not reborrow any part of the Facility which is prepaid.

(e)	The Borrower shall not repay or prepay all or any part of the Loan or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.

(f)	No amount of the Total Commitments cancelled under this Agreement may be subsequently reinstated.

(g)	If the Agent receives a notice under this Clause 7 it shall promptly forward a copy of that notice to either the Borrower or the affected Lender, as appropriate.

(h)	If all or part of the Loan is repaid or prepaid, an amount of the Commitments (equal to the amount of the Loan which is repaid or prepaid) will be deemed to be cancelled on the date of repayment or prepayment. Any cancellation under this paragraph (h) shall reduce the Commitments of the Lenders rateably.

8.	INTEREST

8.1	Calculation of interest

The rate of interest on the Loan for each Interest Period is the percentage rate per annum which is the aggregate of the applicable:

(a)	Margin; and

(b)	LIBOR.

8.2	Payment of interest

The Borrower shall pay accrued interest on the Loan on the last day of each Interest Period.

8.3	Default interest

(a)	If an Obligor fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to paragraph (b) below, is 2.00 per cent. higher than the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a portion of the Loan in the currency of the overdue amount for successive Interest Periods. Any interest accruing under this Clause 8.3 shall be immediately payable by the Obligor on demand by the Agent.

(b)	If any overdue amount consists of all or part of the Loan which became due on a day which was not the last day of an Interest Period:

(i)	the first Interest Period for that overdue amount shall have a duration equal to the unexpired portion of the current Interest Period; and

(ii)	the rate of interest applying to the overdue amount during that first Interest Period shall be 2.00 per cent. higher than the rate which would have applied if the overdue amount had not become due.

(c)	Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.

8.4	Notification of rates of interest

The Agent shall promptly notify the Lenders and the relevant Borrower of the determination of a rate of interest under this Agreement.

9.	INTEREST PERIODS

9.1	Interest Periods

(a)	Subject to clause (b) below, each Interest Period will be one Month.

(b)	No Interest Period shall extend beyond the Repayment Date.

(c)	Each Interest Period for the Loan shall start on the Utilisation Date or (if already made) on the last day of its preceding Interest Period.

9.2	Non-Business Days

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

10.	CHANGES TO THE CALCULATION OF INTEREST

10.1	Absence of quotations

Subject to Clause 10.2 (Market disruption), if LIBOR is to be determined by reference to the Reference Banks but a Reference Bank does not supply a quotation by 10:00 a.m. on the Quotation Day, the applicable LIBOR shall be determined on the basis of the quotations of the remaining Reference Banks.

10.2	Market disruption

(a)	If a Market Disruption Event occurs for any Interest Period, then the rate of interest on each Lender’s share of the Loan for the Interest Period shall be the percentage rate per annum which is the sum of:

(i)	the Margin; and

(ii)	the rate notified to the Agent by that Lender as soon as practicable and in any event before interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the cost to that Lender of funding its participation in the Loan from whatever source it may reasonably select.

(b)	In this Agreement “Market Disruption Event” means:

(i)	at or about noon on the Quotation Day for the relevant Interest Period the Screen Rate is not available and none or only one of the Reference Banks supplies a rate to the Agent to determine LIBOR for Dollars for the relevant Interest Period; or

(ii)	before close of business in London on the Quotation Day for the relevant Interest Period, the Agent receives notifications from a Lender or Lenders (whose participations in the Loan exceed 30 per cent. of the Loan) that the cost to it or them of obtaining matching deposits in the Relevant Interbank Market would be in excess of LIBOR.

10.3	Alternative basis of interest or funding

(a)	If a Market Disruption Event occurs and the Agent or the Borrower so requires, the Agent and the Borrower shall enter into negotiations (for a period of not more than thirty days) with a view to agreeing a substitute basis for determining the rate of interest.

(b)	Any alternative basis agreed pursuant to paragraph (a) above shall, with the prior consent of all the Lenders and the Borrower, be binding on all Parties.

10.4	Break Costs

(a)	The Borrower shall, within three Business Days of demand by a Finance Party, pay to that Finance Party its Break Costs attributable to all or any part of the Loan or any Unpaid Sum being paid by that Borrower on a day other than the last day of an Interest Period for the Loan or that Unpaid Sum.

(b)	Each Lender shall, as soon as reasonably practicable after a demand by the Agent, provide a certificate confirming the amount of its Break Costs for any Interest Period in which they accrue. The Agent agrees to provide a copy of such certificate to the Borrower upon request by the Borrower.

11.	FEES

11.1	Commitment fee

(a)	The Borrower shall pay to the Agent (for the account of each Lender) a fee computed at the rate per annum which is the aggregate of (i) LIBOR for the Commitment Fee Period and (ii) 4.00 per cent. on that Lender’s Available Commitment for the Commitment Fee Period.

(b)	The accrued commitment fee is payable on the earlier of (i) the Utilisation Date, and (ii) the last day of the Availability Period.

11.2	Arrangement fee

The Borrower shall pay to the Arranger an arrangement fee in the amount and at the times agreed in a Fee Letter.

11.3	Agency fee

The Borrower shall pay to the Agent (for its own account) an agency fee in the amount and at the times agreed in a Fee Letter.

11.4	Security Agency Fee

The Borrower shall pay to the Security Agent (for its own account) a security agency fee in the amount and at the times agreed in a Fee Letter.

12.	TAX GROSS UP AND INDEMNITIES

12.1	Tax gross-up

(a)	Each Obligor must make all payments to be made by it under the Finance Documents without any Tax Deduction unless a Tax Deduction is required by Applicable Law.

(b)	Where the introduction of, or any change in, or any change in the interpretation, administration or application of, any Applicable Law or compliance with any law or regulation made after the date of this Agreement requires an Obligor, or as the case may be, the Agent, to make a Tax Deduction, as soon as an Obligor or a Lender becomes aware of the same, it must promptly notify the Agent. The Agent must then promptly notify the affected Parties.

(c)	Following any notification referred to in paragraph (b) above, the amount of the payment due from the relevant Obligor will be increased or, as the case may be, that Obligor shall make an additional payment, so that the amount (after making the Tax Deduction) received by the recipient is equal to the payment which would have been due if no Tax Deduction had been required.

(d)	If an Obligor is required to make a Tax Deduction, it must make the Tax Deduction and must make any payment required in connection with that Tax Deduction within the time allowed by the Applicable Law.

(e)	Within 30 days of making either a Tax Deduction or a payment required in connection with a Tax Deduction or, if later, promptly following receipt of the same, the relevant Obligor must deliver to the Agent for the relevant Finance Party documents or other information (or certified copies thereof) evidencing satisfactorily to that Finance Party that the Tax Deduction has been made or (as applicable) the appropriate payment has been paid to the relevant taxing authority.

12.2	Tax indemnity

(a)	Except as provided below, each Obligor must (within three Business Days of demand by the Agent) indemnify a Finance Party by paying to such Finance Party an amount equal to any loss or liability which that Finance Party determines will be or has been suffered by that Finance Party for or on account of Tax in relation to a payment received or receivable (or any payment deemed to be received or receivable) under a Finance Document.

(b)	Paragraph (a) above does not apply:

(i)	to any Tax assessed on a Finance Party under the laws of the jurisdiction in which:

(1)	that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party has a Facility Office and is treated as resident for tax purposes; or

(2)	that Finance Party’s Facility Office is located in respect of amounts received or receivable in that jurisdiction,

if that Tax is imposed on or calculated by reference to the net income received or receivable by that Finance Party. However, any payment deemed to be received or receivable, including any amount treated as income but not actually received by the Finance Party, such as a Tax Deduction, will not be treated as net income received or receivable for this purpose; or

(ii)	to the extent a loss or liability is compensated by an increased payment under Clause 12.1(c) (Tax gross-up).

(c)	A Finance Party making, or intending to make, a claim under paragraph (a) above must promptly notify the Agent of the event which will give, or has given, rise to the claim. The Agent shall, in turn, notify the Borrower.

(d)	A Finance Party shall, on receiving a payment from an Obligor under this Clause 12.2, notify the Agent.

12.3	Confidentiality of Tax affairs

If a Lender intends to make a claim pursuant to Clause 12.2 (Tax indemnity) it shall, as soon as reasonably practicable after becoming aware that it may be entitled to make a claim under Clause 12.2 (Tax indemnity), notify the Borrower of the event by reason of which it is entitled to do so, provided that nothing herein shall require that Lender to disclose any confidential information relating to the organisation of its affairs.

12.4	Stamp taxes

Each Obligor shall pay and, within three Business Days of demand, indemnify each Finance Party against any cost, loss or liability that Finance Party incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document.

12.5	VAT

(a)	All amounts set out or expressed in a Finance Document to be payable by any Party to a Finance Party which (in whole or in part) constitute the consideration for a supply or supplies for VAT purposes shall be deemed to be exclusive of any VAT which is chargeable on such supply or supplies, and accordingly, subject to paragraph (b) below, if VAT is or becomes chargeable on any supply made by any Finance Party to any Party under a Finance Document, that Party shall pay to the Finance Party (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of such VAT (and such Finance Party shall promptly provide an appropriate VAT invoice to such Party).

(b)	If VAT is or becomes chargeable on any supply made by any Finance Party (the “Supplier”) to any other Finance Party (the “Recipient”) under a Finance Document, and any Party other than the Recipient (the “Subject Party”) is required by the terms of any Finance Document to pay an amount equal to the consideration for such supply to the Supplier (rather than being required to reimburse the Recipient in respect of that consideration), such Party shall also pay to the Supplier (in addition to and at the same time as paying such amount) an amount equal to the amount of such VAT. The Recipient will promptly pay to the Subject Party an amount equal to any credit or repayment obtained by the Recipient from the relevant tax authority which the Recipient reasonably determines is in respect of such VAT.

(c)	Where a Finance Document requires any Party to reimburse or indemnify a Finance Party for any cost or expense, that Party shall reimburse or indemnify (as the case may be) such Finance Party for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that such Finance Party reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.

(d)	Any reference in this Clause 12.5 to any Party shall, at any time when such Party is treated as a member of a group for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the representative member of such group at such time (the term “representative member” to have the same meaning as in the Value Added Tax Act 1994).

13.	INCREASED COSTS

13.1	Increased costs

(a)	Subject to Clause 13.3 (Exceptions) the Borrower shall, within three Business Days of a demand by the Agent, pay for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates as a result of (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation or (ii) compliance with any law or regulation made after the date of this Agreement.

(b)	In this Agreement “Increased Costs” means:

(i)	a reduction in the rate of return from the Facility or on a Finance Party’s (or its Affiliate’s) overall capital;

(ii)	an additional or increased cost; or

(iii)	a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into its Commitment or funding or performing its obligations under any Finance Document.

13.2	Increased cost claims

(a)	A Finance Party intending to make a claim pursuant to Clause 13.1 (Increased costs) shall notify the Agent of the event giving rise to the claim, following which the Agent shall promptly notify the Borrower.

(b)	Each Finance Party shall, as soon as practicable after a demand by the Agent, provide a certificate confirming the amount of its Increased Costs.

13.3	Exceptions

Clause 13.1 (Increased costs) does not apply to the extent any Increased Cost is:

(a)	attributable to a Tax Deduction required by law to be made by an Obligor;

(b)	compensated for by Clause 12.2 (Tax indemnity); or

(c)	attributable to the wilful breach by the relevant Finance Party or its Affiliates of any law or regulation.

14.	OTHER INDEMNITIES

14.1	Currency indemnity

(a)	If any sum due from an Obligor under the Finance Documents (a “Sum”), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of:

(i)	making or filing a claim or proof against that Obligor;

(ii)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

that Obligor shall as an independent obligation, within three Business Days of demand, indemnify each Finance Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

(b)	Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

14.2	Other indemnities

(a)	The Borrower shall (or shall procure that an Obligor will), within three Business Days of demand, indemnify each Finance Party against any cost, loss or liability incurred by that Finance Party as a result of:

(i)	the occurrence of any Event of Default;

(ii)	a failure by an Obligor to pay any amount due under a Finance Document on its due date, including without limitation, any cost, loss or liability arising as a result of Clause 29 (Sharing among the Finance Parties);

(iii)	funding, or making arrangements to fund, its participation in the Loan requested by the Borrower in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Finance Party alone); or

(iv)	the Loan (or part of the Loan) not being prepaid in accordance with a notice of prepayment given by the Borrower.

(b)	The Borrower must promptly pay and discharge, or cause to be paid or discharged, upon the same becoming payable (and shall, if requested by a Finance Party, produce to that Finance Party evidence of the payment and discharge thereof) and indemnify on demand and keep indemnified each Finance Party and its Affiliates on a full indemnity basis against a claim against it by, or a liability to, a third party including, without limitation, in relation to any Taxes (other than any Taxes levied or assessed on net income, profits or gains) or any other Losses which relate to or arise out of or are in any way connected to:

(i)	the condition, testing, delivery, design, leasing, chartering, sub-chartering, construction, manufacture, purchase, acquisition, bailment, fitting out, sale, importation to or exportation from any country, registration, ownership, possession, management, control, inspection, surveying, engineering, contracting, installation, manning, provisioning, the provision of bunkers and lubricating oils, dry docking, use, operation, maintenance, repair, service, modification, overhaul, replacement, removal, performance, transportation, flag, navigation, certification, classification, nature, description, acceptance, insurance, refurbishment, conversion, change, alteration or laying-up of the Vessel or any part thereof or otherwise in connection with the Vessel including, without prejudice to the generality of the foregoing, any Losses arising from any pollution or other environmental damage caused by or emanating from the Vessel or caused by the Vessel becoming a wreck or an obstruction to navigation whether or not the Vessel (or any part thereof) is in possession or control of the Borrower or the Manager or any other person and wherever the location;

(ii)	any repossession, return, redelivery, storage, maintenance, protection, attempted sale, sale or other disposition of the Vessel following the termination of the chartering of the Vessel which, if carried out by the Agent, Security Agent or the Lenders, is carried out in accordance with the terms of the Finance Documents;

(iii)	the complete or partial removal, decommissioning, disposal, making safe, destruction, abandonment or loss of the Vessel including any matter which the Vessel contains or has at any time contained;

(iv)	any damage or loss to the Vessel irrespective of how caused;

(v)	any Environmental Claim or any actual or alleged breach, contravention or violation of any Environmental Laws or Environmental Approvals in any way relating to the Vessel or the activities of any Environmental Affiliates;

(vi)	any design, article or material of the Vessel or relating thereto giving rise to any infringement (or alleged infringement) of any patent or other intellectual property rights; or

(vii)	the occupation, arrest, confiscation, requisition, theft, registration, compulsory acquisition, restraint of the Vessel or prevention thereof, seizure, taking in execution, impounding, forfeiture or detention of the Vessel, or in securing the release of the Vessel (including, without limitation, by the provision of or by procuring a guarantee, bond, cash deposit or other like security).

(c)	The indemnities contained in Clause 14.2(b) (Other indemnities) shall not extend to any claim or liability of a Finance Party or its Affiliates to the extent that such claim or liability:

(i)	arises from an act or omission on the part of that Finance Party or, as the case may be Affiliate which constitutes fraud, wilful misconduct or gross negligence on the part of such Finance Party or, as the case may be, Affiliate;

(ii)	is caused by any failure on the part of that Finance Party to comply with any of its express obligations under any of the Finance Documents to which that Finance Party is a party (but excluding any such breach or failure that arises as a result of the failure of a party to such Finance Document (other than that Finance Party) duly and punctually to perform its express obligations);

(iii)	is one in respect of which that Finance Party or, as the case may be, Affiliate, is expressly and specifically indemnified and has received and is entitled to retain such indemnity under any other provision of the Finance Documents; or

(iv)	is a cost or expense expressly borne by the Finance Parties under any Finance Document.

14.3	Indemnity to the Administrative Parties

The Borrower shall promptly indemnify each Administrative Party against any cost, loss or liability incurred by that Administrative Party (acting reasonably) as a result of:

(a)	investigating any event which it reasonably believes is a Default; or

(b)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised.

15.	MITIGATION BY THE LENDERS

15.1	Mitigation

(a)	Each Finance Party shall, in consultation with the Borrower, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 7.1 (Illegality), Clause 12 (Tax gross-up and indemnities) or Clause 13 (Increased costs) including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.

(b)	Paragraph (a) above does not in any way limit the obligations of any Obligor under the Finance Documents.

15.2	Limitation of liability

(a)	The Borrower shall promptly indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under Clause 15.1 (Mitigation).

(b)	A Finance Party is not obliged to take any steps under Clause 15.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.

16.	COSTS AND EXPENSES

16.1	Transaction expenses

The Borrower shall promptly on demand pay the Administrative Parties and the Arranger the amount of all costs and expenses (including legal fees) reasonably incurred by any of them in connection with the negotiation, preparation, printing, execution and syndication of:

(a)	this Agreement and any other documents referred to in this Agreement; and

(b)	any other Finance Documents executed after the date of this Agreement.

16.2	Amendment costs

If (a) an Obligor requests an amendment, waiver or consent or (b) an amendment is required pursuant to Clause 30.9 (Change of currency), the Borrower shall, within three Business Days of demand, reimburse the Administrative Parties for the amount of all costs and expenses (including legal fees) reasonably incurred by the Administrative Parties in responding to, evaluating, negotiating or complying with that request or requirement.

16.3	Enforcement costs

The Borrower shall, within three Business Days of demand, pay to each Finance Party the amount of all costs and expenses (including legal fees) incurred by that Finance Party in connection with the enforcement of, or the preservation of any rights under, any Finance Document.

17.	GUARANTEE AND INDEMNITY

17.1	Guarantee and indemnity

Each Guarantor irrevocably and unconditionally jointly and severally:

(a)	guarantees to each Finance Party punctual performance by the Borrower of all the Borrower’s obligations under the Finance Documents;

(b)	undertakes with each Finance Party that whenever the Borrower does not pay any amount when due under or in connection with any Finance Document, that Guarantor shall immediately on demand pay that amount as if it was the principal obligor; and

(c)

agrees with each Finance Party that if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal, it will, as an independent and primary obligation, indemnify that Finance Party immediately on demand against any cost, loss or liability it incurs as a result of the Borrower not paying any amount which would, but for such unenforceability, invalidity or illegality, have been payable by it under any Finance Document on the date when it would have been due. The amount payable by a Guarantor under this indemnity will not exceed the amount it would have had to pay under this Clause 17 if the amount claimed had been recoverable on the basis of a guarantee.

17.2	Continuing guarantee

This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by any Obligor under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.

17.3	Reinstatement

If any discharge, release or arrangement (whether in respect of the obligations of any Obligor or any security for those obligations or otherwise) is made by a Finance Party in whole or in part on the basis of any payment, security or other disposition which is avoided or must be restored in insolvency, liquidation, administration or otherwise, without limitation, then the liability of each Guarantor under this Clause 17 will continue or be reinstated as if the discharge, release or arrangement had not occurred.

17.4	Waiver of defences

The obligations of each Guarantor under this Clause 17 will not be affected by an act, omission, matter or thing which, but for this Clause, would reduce, release or prejudice any of its obligations under this Clause 17 (without limitation and whether or not known to it or any Finance Party) including:

(a)	any time, waiver or consent granted to, or composition with, any Obligor or other person;

(b)	the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditor of any Obligor;

(c)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(d)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor or any other person;

(e)	any amendment, novation, supplement, extension, restatement (however fundamental and whether or not more onerous) or replacement of any Finance Document or any other document or security including without limitation any change in the purpose of, any extension of or any increase in any facility or the addition of any new facility under any Finance Document or other document or security;

(f)	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security; or

(g)	any insolvency or similar proceedings.

17.5	Immediate recourse

Each Guarantor waives any right it may have of first requiring any Finance Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from that Guarantor under this Clause 17. This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.

17.6	Appropriations

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full, each Finance Party (or any trustee or agent on its behalf) may:

(a)	refrain from applying or enforcing any other moneys, security or rights held or received by that Finance Party (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and no Guarantor shall be entitled to the benefit of the same; and

(b)	hold in an interest-bearing suspense account any moneys received from any Guarantor or on account of any Guarantor’s liability under this Clause 17.

17.7	Deferral of Guarantors’ rights

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full and unless the Agent otherwise directs, no Guarantor will exercise any rights which it may have by reason of performance by it of its obligations under the Finance Documents or by reason of any amount being payable, or liability arising, under this Clause 17:

(a)	to be indemnified by an Obligor;

(b)	to claim any contribution from any other guarantor of any Obligor’s obligations under the Finance Documents;

(c)	to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents by any Finance Party;

(d)	to bring legal or other proceedings for an order requiring any Obligor to make any payment, or perform any obligation, in respect of which any Guarantor has given a guarantee, undertaking or indemnity under Clause 17.1 (Guarantee and Indemnity);

(e)	to exercise any right of set-off against any Obligor; and/or

(f)	to claim or prove as a creditor of any Obligor in competition with any Finance Party.

If a Guarantor receives any benefit, payment or distribution in relation to such rights it shall hold that benefit, payment or distribution to the extent necessary to enable all amounts which may be or become payable to the Finance Parties by the Obligors under or in connection with the Finance Documents to be repaid in full on trust for the Finance Parties and shall promptly pay or transfer the same to the Agent or as the Agent may direct for application in accordance with Clause 30 (Payment mechanics).

17.8	Release of Guarantors’ right of contribution

If any Guarantor (a “Retiring Guarantor”) ceases to be a Guarantor in accordance with the terms of the Finance Documents for the purpose of any sale or other disposal of that Retiring Guarantor then on the date such Retiring Guarantor ceases to be a Guarantor:

(a)	that Retiring Guarantor is released by each other Guarantor from any liability (whether past, present or future and whether actual or contingent) to make a contribution to any other Guarantor arising by reason of the performance by any other Guarantor of its obligations under the Finance Documents; and

(b)	each other Guarantor waives any rights it may have by reason of the performance of its obligations under the Finance Documents to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under any Finance Document or of any other security taken pursuant to, or in connection with, any Finance Document where such rights or security are granted by or in relation to the assets of the Retiring Guarantor.

17.9	Additional security

This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by any Finance Party.

18.	REPRESENTATIONS

Each Obligor makes the representations and warranties set out in this Clause 18 to each Finance Party on the date of this Agreement.

18.1	Status and ownership

(a)	It is a corporation, duly organised and validly existing under the laws of the Marshall Islands.

(b)	It and each of its Subsidiaries has the power to own its assets and carry on its business as it is being conducted.

(c)	The Borrower is indirectly wholly owned by UDW (acting through DHI and HSI).

(d)	Subject to the Security Documents, HSI is the legal and beneficial owner of all of the share capital of the Borrower, DHI is the legal and beneficial owner of all of the share capital of HSI, UDW is the legal and beneficial owner of all of the share capital of HSI and the Parent owns at least 33.3% of the voting capital of UDW.

(e)	No person has any right to call for the issue or transfer of any share capital or loan stock in the Borrower other than in accordance with the Security Documents.

(f)	All of the shares in the capital of the Borrower and HSI are fully paid up.

18.2	Powers and authority

It has the power to enter into and perform, and has taken all necessary action to authorise the entry into and performance of, the Transaction Documents to which it is or will be a party and the transactions contemplated by those Transaction Documents.

18.3	Legal validity

(a)	Subject to any general principles of law limiting its obligations, each Transaction Document to which it is a party is its legally binding, valid and enforceable obligation.

(b)	This Agreement and each Transaction Document to which it is a party is in the proper form for its enforcement in the jurisdiction of its incorporation.

18.4	Non-conflict

The entry into and performance by it of, and the transactions contemplated by, the Transaction Documents to which it is a party do not conflict in any material respect with:

(a)	any law or regulation applicable to it;

(b)	its constitutional documents; or

(c)	any agreement or instrument which is binding upon it or any of its assets.

18.5	No default

(a)	No Default is outstanding under, or will result from the entry into, or the performance by it of any transaction contemplated by, any Transaction Document.

(b)	There is no outstanding material breach of any term of any Transaction Document to which it is a party and no person has disputed, repudiated or disclaimed liability under any Transaction Document to which it is a party or evidenced an intention to do so.

(c)	No other event is outstanding which constitutes a default under any document which is binding on it or any of its assets to an extent or in a manner which is reasonably likely to have a Material Adverse Effect.

18.6	Authorisations

(a)	Under Marshall Islands law and the laws of any other jurisdiction where it carries on business, except for the registration of the Mortgage at the Marshall Islands ships registry, all authorisations required by it in connection with the entry into, performance, validity and enforceability of, and the transactions contemplated by, the Finance Documents have been obtained or effected (as appropriate) and are in full force and effect or will be in full force and effect at the time such authorisations are required in such jurisdiction.

(b)	It is not aware of:

(i)	any reason why any Transaction Authorisation required by it will not be obtained or effected by the time it is required;

(ii)	any steps to revoke or cancel any Transaction Authorisation required by it; or

(iii)	any reason why any Transaction Authorisation required by it will not be renewed when it expires without the imposition of any new restriction or condition.

18.7	Financial statements

(a)	Its Original Financial Statements were prepared in accordance with IFRS or US GAAP, as the case may be, consistently applied.

(b)	Its Original Financial Statements fairly represent its financial condition and operations (consolidated in the case of the Parent) during the relevant financial year.

18.8	No misleading information

Without prejudice to the representations made under Clause 18.7 (Financial statements), any financial and other information disclosed is accurate and complete in all material respects and does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances in which they are made, not misleading.

18.9	No material adverse change

There has been no material adverse change in the assets, business, condition (financial or otherwise) or operations of the Borrower or the Group since 31 December 2009.

18.10	Litigation

Except as may already have been disclosed by the Borrower in writing to the Agent, no litigation, arbitration or administrative proceedings of or before any court, arbitral body or agency (including, but not limited to, investigative proceedings) have been started and are current or (to the best of its knowledge and belief) threatened in writing against any Obligor which, in each case, in the reasonable opinion of the Agent acting on the instructions of the Majority Lenders, would be likely to have a Material Adverse Effect.

18.11	Pari passu ranking

Its payment obligations under the Finance Documents rank at least pari passu with all its other present and future unsecured payment obligations, except for obligations mandatorily preferred by law applying to companies generally.

18.12	Taxes on payments

(a)	It is not required under the law of its jurisdiction of incorporation to make any Tax Deduction for or on account of Tax from any payment it may make under a Finance Document.

(b)	No claims are being, nor, as far as it is aware, might reasonably be expected to be, asserted against it with respect to Taxes.

18.13	No filing or stamp taxes

As at the date of this Agreement, no stamp or registration duty or similar Tax or charge is payable in its jurisdiction of incorporation in respect of any Transaction Document.

18.14	Environment

(a)	Each Obligor and, to the best of each Obligor’s knowledge and belief (having made due enquiry), its Environmental Affiliates are in compliance with all material provisions of all applicable Environmental Laws in relation to the Vessel and its operations;

(b)	Each Obligor and, to the best of each Obligor’s knowledge and belief (having made due enquiry), its Environmental Affiliates have obtained or will, by the Delivery Date, have obtained all requisite Environmental Approvals in relation to the Vessel and its operations are and will, on the Delivery Date and at all times thereafter be in compliance, with such Environmental Approvals;

(c)	Neither any Obligor nor, to the best of the Obligors’ knowledge and belief (having made due enquiry), any Obligor’s Environmental Affiliates has received notice of nor have issued (or threatened to issue) any Environmental Claim in excess of US$2,500,000 or which, when aggregated with any other Environmental Claim in relation to the Vessel or its operations in any 12-month period, exceeds US$10,000,000 in relation to the Vessel which alleges that the Borrower is not in compliance with applicable Environmental Laws in relation to the Vessel or Environmental Approvals in relation to the Vessel;

(d)	There is no Environmental Claim in relation to the Vessel in excess of US$2,500,000 or which, when aggregated with any other Environmental Claim in relation to the Vessel and its operations, exceeds US$10,000,000 pending or, to the best of its knowledge and belief, threatened in writing;

(e)	There has been no Release of Hazardous Materials by or in respect of the Vessel which could lead to an Environmental Claim in relation to the Vessel or its operations in excess of US$2,500,000 or which, when aggregated with any other Environmental Claim in relation to the Vessel or its operations, exceeds US$10,000,000; and

(f)	to the best of the Borrower’s knowledge and belief (having made due inquiry), the Charterer has obtained and is in compliance with all Environmental Approvals required of a Charterer in connection with use of the Vessel, and the Charterer is in compliance in all material respects with all Environmental Laws to the extent relating to the offshore lease blocks in which the Vessel will operate pursuant to a Drilling Charter.

18.15	Security Interests

No Security Interest exists over its assets which would cause a breach of Clause 22.5 (Security Interests).

18.16	Security Assets

(a)	Subject to Permitted Liens and any rights of the Charterer under the Drilling Charter, the Borrower is the sole legal and beneficial owner entitled to the Security Assets over which it has or will create any Security Interest pursuant to the Security Documents to which it is or will be a party and there is no agreement or arrangement under which it is obliged to share any proceeds of or derived from such Security Assets with any third party.

(b)	Each Security Document to which it is or will be a party creates or will create first priority security interests of the type described.

18.17	ISM Code compliance

On the Delivery Date the Borrower and the Manager are in compliance in all material respects with all of the mandatory requirements of the ISM Code in respect of the Vessel.

18.18	ISPS Code compliance

On the Delivery Date the Borrower and the Manager are in compliance in all material respects with all of the mandatory requirements of the ISPS Code in respect of the Vessel.

18.19	No amendments to Related Contracts

Other than as notified to and agreed by the Agent in writing, there have been no amendments to any of the Related Contracts (other than any amendments of a non-material or administrative nature or a replacement of the Manager in accordance with the provisions of this Agreement).

18.20	Money laundering

Any borrowing by the Borrower and the performance of its obligations hereunder and under the other Finance Documents to which it is a party will be for its own account and will not involve any breach by it of any law or regulatory measure relating to money laundering as defined in Article 1 of the Directive (91/308/EEC) of the Council of the European Communities or any equivalent law or regulatory measure in any other jurisdiction.

18.21	Insolvency

(a)	No Obligor is unable or deemed unable, admits or has admitted its inability to pay its debts or has suspended making payments on any of its debts.

(b)	No Obligor by reason of actual or anticipated financial difficulties has commenced, or intends to commence, negotiations with one or more of its creditors with a view to rescheduling any of its Financial Indebtedness.

(c)	The value of the assets of each Obligor is not less than its liabilities (taking into account contingent and prospective liabilities).

(d)	No moratorium has been declared in respect of any indebtedness of any Obligor during the period of six months commencing on the date this representation is made or deemed to be repeated pursuant to Clause 18.29(a) (Times for making representations and warranties).

18.22	Immunity

(a)	The entry into by it of each Transaction Document to which it is a party constitutes, and the exercise by it of its rights and performance of its obligations under each such Transaction Document will constitute, private and commercial acts performed for private and commercial purposes.

(b)	It will not be entitled to claim immunity from suit, execution, attachment or other legal process in any proceedings taken in its jurisdiction of incorporation in relation to any Transaction Document.

18.23	No adverse consequences

(a)	It is not necessary under the laws of its jurisdiction of incorporation:

(i)	in order to enable a Finance Party to enforce its rights under any Finance Document; or

(ii)	by reason of the entry into of any Finance Document or the performance by it of its obligations under any Finance Document, that any Finance Party should be licensed, qualified or otherwise entitled to carry on business in its jurisdiction of incorporation.

(b)	No Finance Party will be deemed to be resident, domiciled or carrying on business in its jurisdiction of incorporation by reason only of the entry into, performance and/or enforcement of any Finance Document.

18.24	Jurisdiction/governing law

(a)	Its:

(i)	irrevocable submission under this Agreement to the jurisdiction of the courts of England and to arbitration under the LCIA Rules;

(ii)	agreement that this Agreement is governed by English law; and

(iii)	agreement not to claim any immunity to which it or its assets may be entitled,

are legal, valid and binding under the laws of its jurisdiction of incorporation.

(b)	Any judgment obtained in England will be recognised and be enforceable by the courts of its jurisdiction of incorporation, subject to any statutory or other conditions of such jurisdiction.

18.25	Anti-bribery

Neither any Obligor, nor anyone acting on the behalf of any Obligor, has been engaged or will engage in bribery in this transaction. Neither any Obligor, nor anyone acting on the behalf of any Obligor in connection with the transaction is currently under charge in a national court or, within a five-year period preceding the date of this Agreement, has been convicted in a national court or been subject to equivalent national administrative measures for violation of laws against bribery of foreign public officials of any country or are listed on the publicly available debarment lists of the following international financial institutions: World Bank Group, African Development Bank, Asian Development Bank, European Bank for Reconstruction and Development and the Inter-American Development Bank.

18.26	No other business

(a)	Except as expressly contemplated by the Transaction Documents, the Borrower has not traded or carried on any business since the date of its incorporation.

(b)	The Borrower does not have any Subsidiaries.

(c)	The Borrower is not a party to any agreement other than the Transaction Documents and the documents governing the Existing Secured Debt.

18.27	Shipbuilding Contract

There has been no amendment to or variations made or agreed with the Builder in respect of the Shipbuilding Contract from the date of the Shipbuilding Contract, save for those already disclosed in writing to the Agent prior to the date hereof or approved in writing by the Agent (acting on the instructions of the Majority Lenders).

18.28	Activities in the Marshall Islands

(a)	Neither any Obligor nor any of their respective parents, subsidiaries or affiliates is a division, bureau, office, agency, department, committee or political subdivision of the jurisdiction of its incorporation or any other sovereign jurisdiction.

(b)	No Obligor is engaged in:

(i)	the retailing, wholesaling, trading or importing of goods or services for or with residents of the jurisdiction of its incorporation;

(ii)	any extractive industry in the jurisdiction of its incorporation;

(iii)	any regulated professional service activity in the jurisdiction of its incorporation;

(iv)	the export of any commodity or goods manufactured, processed, mined or made in the jurisdiction of its incorporation; or

(v)	the ownership of real property in its jurisdiction of incorporation.

(c)	No Obligor is doing business in the jurisdiction of its incorporation, except that each Obligor may have its registered office in the jurisdiction of its incorporation and maintain its agent there.

18.29	Times for making representations and warranties

(a)	The representations and warranties set out in this Clause 18 are made by the Obligors on the date of this Agreement and shall be deemed to be repeated on the date of each Utilisation Request, the Utilisation Date and the first day of each Interest Period thereafter.

(b)	When a representation and warranty is repeated, it is applied to the circumstances existing at the time of repetition.

18.30	Legal qualifications

The representations and warranties set out in Clauses 18.3 (Legal validity), 18.4(a) (Non-conflict), 18.11 (Pari passu ranking) and 18.24 (Jurisdiction/governing law) are made by reference to any qualifications, reservations, limitations or exceptions as to matters of law set out in the relevant legal opinions required under this Agreement.

19.	INFORMATION UNDERTAKINGS

The undertakings in this Clause 19 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

19.1	Financial statements

Each Obligor shall supply to the Agent in electronic form by email attachment or hard copy (and, if in hard copy, in sufficient copies for all of the Lenders):

(a)	in the case of each Obligor other than the Parent, its unaudited financial statements for its financial year ending 31 December 2010;

(b)	in the case of the Parent, its audited consolidated financial statements for the financial year ending 31 December 2010; and

(c)	its interim unaudited financial statements for each quarter of each financial year ending on or after 30 September 2010.

All unaudited financial statements of the Obligors and audited consolidated financial statements of the Parent for the financial year ending 31 December 2010 must be supplied as soon as they are available and in any event within 150 days of the end of that financial year and all unaudited financial statements for each quarter must be supplied as soon as they are available and in any event within 60 days of the end of each relevant financial period.

19.2	Requirements as to financial statements

(a)	Each set of financial statements delivered by the Borrower pursuant to Clause 19.1 (Financial statements) shall be certified by a director of the relevant company as fairly representing its financial condition as at the date as at which those financial statements were drawn up.

(b)	The Borrower shall procure that each set of financial statements delivered pursuant to Clause 19.1 (Financial statements) is prepared using US GAAP or IFRS, as applicable.

(c)	The Borrower shall procure that each set of financial statements of an Obligor delivered pursuant to Clause 19.1 (Financial statements) is prepared using US GAAP or IFRS, as applicable, accounting practices and financial reference periods consistent with those applied in the preparation of the Original Financial Statements for that Obligor unless, in relation to any set of financial statements, it notifies the Agent that there has been a change in US GAAP or IFRS, the accounting practices or reference periods and its auditors (or, if appropriate, the auditors of the Obligor) deliver to the Agent:

(i)	a description of any change necessary for those financial statements to reflect the US GAAP or IFRS, accounting practices and reference periods upon which that Obligor’s Original Financial Statements were prepared; and

(ii)	sufficient information, in form and substance as may be reasonably required by the Agent, to enable the Lenders to determine whether Clause 21 (Financial covenants) has been complied with and make an accurate comparison between the financial position indicated in those financial statements and that Obligor’s Original Financial Statements.

Any reference in this Agreement to those financial statements shall be construed as a reference to those financial statements as adjusted to reflect the basis upon which the Original Financial Statements were prepared.

19.3	Reports

The Borrower must promptly supply to the Technical Adviser, if any, in electronic form by email attachment or hard copy, quarterly operating reports in form and substance satisfactory to the Technical Adviser together with all such other information and documents which the Technical Adviser reasonably requires.

19.4	Access to books and records

Upon the request of the Agent, the Obligors shall provide the Agent and any of its representatives and professional advisers with access to, and permit inspection of, their books and records, in each case at reasonable times and upon reasonable notice.

19.5	Information: miscellaneous

The Obligors must supply to the Agent, in electronic form by email attachments or hard copy (and, if in hard copy, in sufficient copies for all of the Lenders), subject to any duty of confidentiality which it may have to third parties (whom it will promptly approach in order to seek any necessary consents where applicable):

(a)	copies of all documents despatched by an Obligor to its creditors (other than trade creditors) generally or any class of them or, in the case of the Parent, its shareholders, at the same time as they are despatched;

(b)	copies of all reports provided to the Borrower by the Manager pursuant to the Management Agreement, in each case, within five (5) Business Days of receipt of such report by the Borrower and if, in the opinion of the Agent (acting on the instructions of the Majority Lenders, each acting reasonably), any additional technical report is necessary, the Borrower will procure such report;

(c)	as soon as reasonably practicable on becoming aware of them, details of any litigation, arbitration or administrative proceedings which are current, pending or, to the best of its knowledge and belief, threatened against it and which, in each case, would have a Material Adverse Effect (in the opinion of the Agent acting on the instructions of the Majority Lenders);

(d)	as soon as reasonably practicable on request, such further information, in electronic form by email attachments or hard copy (and, if in hard copy, in sufficient copies for all of the Lenders), regarding the financial condition and operations of the Borrower or regarding any matter relevant to, or to any provision of, a Finance Document as the Agent may reasonably request;

(e)	as soon as reasonably practicable on becoming aware of them, details of any event or circumstance which is a Force Majeure Event;

(f)	promptly on becoming aware of them, details of any event which has a Material Adverse Effect;

(g)	promptly on becoming aware of them, details of any claim or any event giving rise to a claim under any of the Obligatory Insurances;

(h)	as soon as they are available, copies of any demands or notices of default made under the Charterer Parent Guarantee;

(i)	as soon as they are available, copies of any notice of default, termination, material dispute or claim (including notices provided by the Charterer under the terms of the Drilling Charter) made against it under the Shipbuilding Contract, the Drilling Charter or affecting the Vessel together with details of any action it proposes to take in relation to the same and notice of any charterhire reduction or proposed charterhire reduction under the terms of the Drilling Charter;

(j)	as soon as they are available, copies of any notice of default, termination or material claim made against it under the Management Agreement together with details of any action it proposes to take in relation to the same and, upon becoming aware of the same, notification of any strikes or industrial action taken or proposed to be taken by the Manager or its employees, subcontractors or personnel from time to time which has or may reasonably be expected to have a Material Adverse Effect;

(k)	promptly on becoming aware of them, details of any damage to or destruction of the Vessel or any breakdown of any part of the Vessel, where the cost of repair or reinstatement is likely to exceed US$10,000,000 or where the cumulative cost of repair or reinstatement of damage to or destruction of the Vessel during the previous six months is likely to exceed US$10,000,000;

(l)	promptly on becoming aware of them, details of any proposal for an amendment or waiver of a Related Contract other than amendments or waivers of an administrative or non-material nature; and

(m)	upon request by the Agent, copies of all Transaction Authorisations (if any) obtained by it.

19.6	Notification of default

Unless the Agent has already been so notified, the Obligors must notify the Agent of any Default, Potential Mandatory Prepayment Event or Mandatory Prepayment Event (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence.

19.7	Year end

No Obligor may change its accounting period or auditors except with the consent of the Agent (acting in accordance with the instructions of the Majority Lenders) which shall not be unreasonably withheld or delayed.

19.8	Information provided to be accurate

(a)	All financial and other information provided by an Obligor under or in connection with any Finance Document at the time when given will be true and not misleading in any material respect and will not omit any material fact.

(b)	All financial and other information provided by third parties on behalf of an Obligor under or in connection with any Finance Document at the time when given will, to the best of that Obligor’s knowledge and belief, be true and not misleading in any material respect and will not omit any material fact.

19.9	Charter Termination Event

The Obligors shall promptly advise the Agent of any Charter Termination Event of which they become aware.

19.10	Use of websites

(a)	The Borrower may satisfy its obligation under this Agreement to deliver any information in relation to those Lenders (the “Website Lenders”) who accept this method of communication by posting this information onto an electronic website designated by the Borrower and the Agent (the “Designated Website”) if:

(i)	the Agent expressly agrees (after consultation with each of the Lenders) that it will accept communication of the information by this method;

(ii)	both the Borrower and the Agent are aware of the address of and any relevant password specifications for the Designated Website; and

(iii)	the information is in a format previously agreed between the Borrower and the Agent.

If any Lender (a “Paper Form Lender”) does not agree to the delivery of information electronically then the Agent shall notify the Borrower accordingly and the Borrower shall supply the information to the Agent (in sufficient copies for each Paper Form Lender) in paper form. In any event the Borrower shall supply the Agent with at least one copy in paper form of any information required to be provided by it.

(b)	The Agent shall supply each Website Lender with the address of and any relevant password specifications for the Designated Website following designation of that website by the Borrower and the Agent.

(c)	The Borrower shall promptly upon becoming aware of its occurrence notify the Agent if:

(i)	the Designated Website cannot be accessed due to technical failure;

(ii)	the password specifications for the Designated Website change;

(iii)	any new information which is required to be provided under this Agreement is posted onto the Designated Website;

(iv)	any existing information which has been provided under this Agreement and posted onto the Designated Website is amended; or

(v)	the Borrower becomes aware that the Designated Website or any information posted onto the Designated Website is or has been infected by any electronic virus or similar software.

If the Borrower notifies the Agent under paragraph (c)(i) or paragraph (c)(v) above, all information to be provided by the Borrower under this Agreement after the date of that notice shall be supplied in paper form unless and until the Agent and each Website Lender is satisfied that the circumstances giving rise to the notification are no longer continuing.

(d)	Any Website Lender may request, through the Agent, one paper copy of any information required to be provided under this Agreement which is posted onto the Designated Website. The Borrower shall comply with any such request within ten Business Days.

19.11	“Know your customer” checks

(a)	If:

(i)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(ii)	any change in the status of an Obligor after the date of this Agreement; or

(iii)	a proposed assignment or transfer by a Lender of any of its rights and obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer,

obliges the Agent or any Lender (or, in the case of paragraph (iii) above, any prospective new Lender) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, each Obligor shall promptly upon the request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender (for itself or, in the case of the event described in paragraph (iii) above, on behalf of any prospective new Lender) in order for the Agent, such Lender or, in the case of the event described in paragraph (iii) above, any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(b)	Each Lender shall promptly upon the request of the Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself) in order for the Agent to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

20.	ACCOUNTS

20.1	Maintenance of accounts

The Borrower shall maintain the Accounts with the Account Bank until the Repayment Date, in each case free of Security Interests and rights of set-off other than as created by or pursuant to the Security Documents or in favour of the Account Bank.

20.2	Proceeds Account

(a)	On the Delivery Date the Borrower shall procure that there is forthwith credited to the Proceeds Account any other amount payable or paid to the Borrower (including any Damages Payments paid by the Builder under the terms of the Shipbuilding Contract).

(b)	The Borrower shall procure that there is forthwith credited to the Proceeds Account all Earnings and any Requisition Compensation. On receipt of any such amounts, the Borrower shall procure that the following transfers will then be made in the following order:

(i)	first, to the Operating Expenses Account (to the extent required) a transfer in accordance with Clause 20.3 (Transfers to the Operating Expenses Account);

(ii)	secondly, to the Debt Service Account a transfer in accordance with Clause 20.4 (Transfers to Debt Service Account); and

(iii)	thirdly, to the extent required to comply with Clause 20.8 (Reserve Account), a transfer to the Reserve Account,

together the “Primary Transfers”.

(c)	Provided no Default or Mandatory Prepayment Event is at such time continuing, the Borrower and the Finance Parties may, notwithstanding the provisions of this Clause 20 vary the order and application of the Primary Transfers by agreement in writing, in each case acting reasonably.

20.3	Transfers to the Operating Expenses Account

The Borrower shall instruct the Account Bank to transfer from the Proceeds Account (and irrevocably authorises the Agent to instruct the Account Bank to transfer from the Proceeds Account) to the Operating Expenses Account amounts sufficient to meet Operating Expenses as set out in the Annual Budget, provided that the amount of any such transfer, taken together with all other such transfers during the preceding one-Month period, may not exceed the product of (a) US$150,000 and (b) the number of days in such one-Month period, without the prior approval of the Agent (acting on the instructions of the Majority Lenders), and the Borrower shall be permitted to withdraw such amounts from the Operating Expenses Account to pay the same to the Manager under and in accordance with the terms of the Management Agreement and to other parties for use in connection with the operating expenses of the Vessel and operation and management of the Borrower incurred in the ordinary course of business.

20.4	Transfers to the Debt Service Account

Upon receipt of any Earnings and/or Requisition Compensation and following the transfer (if any) to the Operating Expenses Account in accordance with Clause 20.3 (Transfers to the Operating Expenses Account), the Borrower shall procure that there is transferred from the Proceeds Account (and irrevocably instructs the Agent to instruct the Account Bank to transfer from the Proceeds Account) to the Debt Service Account the amount in Dollars required to ensure that the amount standing to the credit of the Debt Service Account is sufficient to pay the interest on the Loan due on the last day of the then-current Interest Period.

20.5	Additional payments to the Debt Service Account

If, for any reason, the amount standing to the credit of the Proceeds Account is insufficient to make any transfer to the Debt Service Account required by Clause 20.4 (Transfers to the Debt Service Account), the Borrower shall, no later than the third Business Day prior to the last day of the then-current Interest Period, pay the shortfall directly into the Debt Service Account.

20.6	Application of Debt Service Account

The Borrower shall procure that there is transferred from the Debt Service Account (and irrevocably authorises the Agent to instruct the Account Bank to transfer from the Debt Service Account) to the Agent, on the last day of each Interest Period, the amount of interest then due in Dollars.

20.7	Borrower’s obligations not affected

If for any reason the amount standing to the credit of the Debt Service Account shall be insufficient to pay any payment of interest when due, the Borrower’s obligation to make that payment of interest shall not be affected.

20.8	Reserve Account

The Borrower shall procure that the amount standing to the credit of the Reserve Account is at all times equal to or greater than US$25,000,000.

20.9	Restriction on withdrawal

During the term of the Facility, no sum may be withdrawn from any of the Accounts (except in accordance with this Clause 20) without the prior written consent of the Agent (acting on the instructions of the Majority Lenders).

20.10	Liability of Account Bank

Each Lender agrees to the terms of the appointment of the Account Bank and confirms that the Account Bank has no liability to the Lenders in respect of amounts withdrawn from any Account (in accordance with this Agreement and the Accounts Charge Agreement). Notwithstanding the provisions of Clause 1.3 (Third Party Rights), the Account Bank may enforce the terms of this Clause 20.10 as if it were a party to this Agreement.

21.	FINANCIAL COVENANTS

21.1	Financial covenants

(a)	The Parent must ensure that:

(i)	the Market Adjusted Equity Ratio is not at any time less than 0.3:1;

(ii)	the Market Value Adjusted Net Worth of the Group is not at any time less than US$500,000,000; and

(iii)	at all times there is available to the Parent and all the other members of the Group an aggregate amount of not less than US$40,000,000 in immediately freely available and unencumbered bank or cash balances.

(b)	The Borrower will not permit the LTV Ratio to be higher than 0.75 at any time, such LTV Ratio to be tested as provided in paragraph (c) below.

(c)	If on any determination date the LTV Ratio is greater than 0.75, the Borrower will immediately following a request of the Agent to do so:

(i)	prepay such amount of the Loan as will ensure that the LTV Ratio is not greater than 0.75; or

(ii)	provide or cause to be provided to the Agent such additional funds into the Reserve Account as are necessary to bring the LTV Ratio equal to or less than 0.75; or

(iii)	provide such additional security, in all respects satisfactory to the Agent (acting on the instructions of the Majority Lenders), such that the LTV Ratio is not greater than 0.75.

For the purposes of determining the LTV Ratio, the additional security shall have attributed to it such value as the Agent (acting on the instructions of the Majority Lenders) determines or in the case of additional security constituted by cash, its full value.

21.2	Compliance check

(a)	Compliance with the undertakings contained in Clause 21.1(a) (Financial covenants) shall be determined:

(i)	as to each of the undertakings set out in Clause 21.1(a) (Financial covenants), at the time the Agent receives the interim unaudited consolidated financial statements of the Parent for each quarter in each financial year (pursuant to Clause 19.1(c) (Financial statements)), by reference to such interim unaudited consolidated financial statements;

(ii)	at any other time as the Agent (acting on the instructions of the Majority Lenders) may reasonably request by reference to such evidence as the Agent may require to determine and calculate the financial covenants referred to in Clause 21.1(a) (Financial covenants).

At the same time as it delivers the interim unaudited consolidated financial statements referred to in this Clause 21.2, the Parent shall deliver to the Security Agent a certificate in the form set out in Schedule 5 (Form of Compliance Certificate) demonstrating its compliance (or not, as the case may be) with the provisions of Clauses 21.1(a) (Financial covenants) signed by the chief financial officer or an authorised signatory of the Parent.

(b)	Compliance with the undertaking contained in Clause 21.1(b) (Financial covenants) shall be determined by the Agent (i) as at the end of each financial quarter, and (ii) at any time (if so instructed by the Majority Lenders) on notice to the Borrower, and in connection with any such test:

(i)	the Agent shall be entitled to procure a valuation (at the sole cost and expense of the Borrower) on the basis described in the definition of Market Value;

(ii)	the Borrower will procure in favour of the Agent and the Approved Brokers all such information as they may reasonably (having regard to the use and operation of the Vessel) require in order to effect such valuations; and

(iii)	the Agent shall promptly verify the Market Value by reference to the most recent such valuation and to the information provided by the Borrower.

The Agent shall provide copies of any valuation procured pursuant to this Clause 21.2(b) to the Borrower upon request.

21.3	Change in accounting expressions and policies

If, by reason of change in format or the relevant accounting policies, the expressions appearing in any accounts and financial statements referred to in Clause 19.1 (Financial statements) differ from those in the Original Financial Statements for the Parent, the relevant definitions contained in this Agreement and the provisions of Clause 21.1(a) (Financial covenants) shall be deemed modified in such manner as the Agent shall require to take account of such different expressions but otherwise to maintain in all respects the substance of those provisions.

21.4	Certain defined terms

In this Clause 21:

“Accounting Information” means in relation to any calculation the applicable information from which the calculation is to be derived pursuant to Clause 21.2(a) (Compliance check) of this Agreement.

“Adjusted Equity” means, as at any Compliance Date; the value of the stockholders’ equity of the Group determined on a consolidated basis in accordance with US GAAP and as shown in the Accounting Information for the Group adjusted by adding or subtracting (depending on whether the same is positive or negative) any difference between:

(a)	the value of Total Assets; and

(b)	the Market Value Adjusted Total Assets.

“Compliance Date” means each date when the compliance of the undertakings by the Parent set out in Clause 21.1(a) (Financial covenants) of this Agreement is reviewed pursuant to Clause 21.2(a) (Compliance check) of this Agreement.

“Market Adjusted Equity Ratio” means, in relation to a Compliance Date, the ratio of (a) the Adjusted Equity as at that Compliance Date to (b) the aggregate of (i) Total Interest Bearing Liabilities and (ii) Adjusted Equity as at that Compliance Date.

“Market Value Adjusted Total Assets” means, at any time, Total Assets adjusted to reflect the Insurance Market Value of all Fleet Vessels.

“Market Value Adjusted Net Worth” means Paid-Up Capital plus General Reserves plus Retained Earnings adjusted to reflect the difference between the book values and the Insurance Market Value of all Fleet Vessels at any relevant time.

“Paid-Up Capital”, “General Reserves” and “Retained Earnings” have the meanings ascribed to them in the Accounting Information.

“Total Assets” is determined on a consolidated basis in accordance with US GAAP and as shown in the consolidated balance sheets comprised in the relevant Accounting Information for the Group.

“Total Interest Bearing Liabilities” means, in respect of any Compliance Date, the consolidated total amount of the interest bearing Financial Indebtedness of the Group as at that Compliance Date.

22.	GENERAL UNDERTAKINGS

The undertakings in this Clause 22 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

22.1	Authorisations

Each Obligor must promptly:

(a)	obtain, maintain and comply with the terms; and

(b)	supply certified copies to the Agent,

of any authorisation required under any Applicable Law to enable it to perform its obligations under, or for the validity, enforceability or admissibility in evidence of, any Finance Document.

22.2	Compliance with laws

The Borrower must comply, and the Borrower must procure that the Manager complies, in all material respects with all Applicable Laws to which it is subject.

22.3	Pari passu ranking

The Borrower must ensure that its payment obligations under the Finance Documents rank at least pari passu with all its other present and future unsecured payment obligations, except for obligations mandatorily preferred by law applying to companies generally.

22.4	Disposals

(a)	The Borrower must not (other than insofar as the same may be created or effected under the Finance Documents), either in a single transaction or in a series of transactions and whether related or not:

(i)	sell, transfer or otherwise dispose of, or agree to sell, transfer or otherwise dispose of, the Vessel;

(ii)	sell, transfer or otherwise dispose of all or a substantial part of its assets;

(iii)	sell, transfer or otherwise dispose of any of its receivables on recourse terms;

(iv)	enter into any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or

(v)	enter into any other preferential arrangement having a similar effect,

in circumstances where the transaction might have a Material Adverse Effect.

(b)	Paragraph (a) does not apply to any disposal:

(i)	made in the ordinary course of trading on arm’s length terms;

(ii)	of obsolete assets; or

(iii)	of assets (other than the Vessel) in exchange for other assets comparable or superior as to type, value and quality.

22.5	Security Interests

(a)	The Borrower must not create or permit to subsist any Security Interest over any of its assets other than Permitted Liens.

(b)	No Guarantor may create or permit to subsist any Security Interest over any of its assets other than:

(i)	Permitted Liens; and

(ii)	Security Interests arising in the normal course of its business of acquiring, financing and operating vessels and making investments within the shipping and oil and gas sector.

22.6	No other business, assets or Financial Indebtedness

The Borrower must not:

(a)	engage in any business other than the direct ownership, operation and chartering of the Vessel or any business incidental thereto;

(b)	cease to carry on its business;

(c)	own or acquire any asset other than the Vessel or any asset incidental to the ownership, operation and chartering of the Vessel; or

(d)	incur any Financial Indebtedness other than:

(i)	Financial Indebtedness incurred under the Finance Documents; and

(ii)	any Financial Indebtedness otherwise approved by the Agent (acting on the instructions of the Majority Lenders).

22.7	Distributions

(a)	The Borrower shall not make any Distributions.

(b)	The Parent shall not make any Distributions save that the Parent may in any financial year pay a dividend or make any other form of Distribution which does not exceed in aggregate 50 per cent. of the Net Income for such financial year subject to no Event of Default having occurred which is continuing at the relevant time or resulting from the payment of a dividend or the making of any other form of Distribution.

22.8	Place of business

The Borrower must maintain its registered office in the Marshall Islands and keep its corporate documents at either its registered office or at the offices of its officers and will not voluntarily establish, or do anything as a result of which it would be deemed to have voluntarily established, a place of business in any country other than the Marshall Islands.

22.9	Mergers, guarantees and loans

(a)	No Obligor shall enter into any amalgamation, demerger, merger or reconstruction that might have a Material Adverse Effect, except that the Parent shall be permitted to enter into the Permitted MLP Spin-off, the Permitted UDW Spin-off and the Permitted Tanker Spin-off.

(b)	Save in the ordinary course of business, the Borrower must not incur or allow to be outstanding any guarantee (including an indemnity or other assurance against loss) (a “Relevant Guarantee”) by it in respect of any person and any Relevant Guarantee which would otherwise be permitted under this paragraph (b) will not be permitted if the Borrower’s obligations under the Relevant Guarantee are secured by any of the Security Assets (save to the extent such security constitutes a Permitted Lien).

(c)	The Borrower must not be the creditor in respect of Financial Indebtedness other than:

(i)	advances to crew;

(ii)	in connection with any spares or pooling arrangements (approved by the Agent (acting on the instructions of the Majority Lenders acting reasonably)) or sale of equipment relating to the Vessel entered into by the Borrower in the ordinary course of its business; or

(iii)	deposits placed with banks or the providers of goods and services entered into by the Borrower in the ordinary course of its business.

(d)	The Borrower must not create any Subsidiary.

22.10	Security

Each Obligor:

(a)	without prejudice to Clause 22.11(a) (Registration of the Vessel), shall procure that the Mortgage and any other security conferred by it under any Security Document is registered as a first priority interest with the relevant authorities within the period prescribed by Applicable Law and is maintained and perfected with the relevant authorities;

(b)	shall at its own cost do all that it can to ensure that any Finance Document validly creates the obligations and Security Interests which it purports to create;

(c)	without limiting the generality of paragraph (a) above, shall at its own cost promptly register, file, record or enrol any Finance Document with any relevant court or authority, pay any stamp, registration or similar tax payable in respect of any Finance Document, give any notice or take any other step which, in the reasonable opinion of the Agent (acting on the instructions of the Majority Lenders), is or has become necessary for any Finance Document to be valid, enforceable or admissible in evidence or to ensure or protect the priority of any Security Interest which it creates; and

(d)	shall not amend, or permit any amendment to, the constitutional documents of HSI or the Borrower unless the Agent (acting on the instructions of the Majority Lenders, each acting reasonably) is satisfied that such amendment would not have an adverse effect on the ability of the Security Agent to take enforcement action pursuant to the Share Charge.

22.11	Registration of the Vessel

The Borrower shall, and shall procure that the Manager shall:

(a)	procure and maintain, with effect from the Delivery Date, the valid and effective provisional registration of the vessel and, within six (6) months of the Delivery Date, the valid and effective permanent registration of the Vessel under the flag of the Marshall Islands or such other flag as is satisfactory to the Agent (acting on the instructions of the Majority Lenders (acting in good faith but otherwise in their absolute discretion)), and shall ensure nothing is done or omitted by the Borrower and shall use reasonable endeavours to ensure that nothing is done or omitted to be done by any third party by which the registration of the Vessel would or might be defeated or imperilled;

(b)	not change the name or port of registration of the Vessel without the prior written consent of the Agent (acting on the instructions of the Majority Lenders) (such consent not to be unreasonably withheld or delayed); and

(c)	ensure that the Vessel complies in all respects with Applicable Laws from time to time applicable to vessels registered under the laws and flag of the Marshall Islands or such other flag (an “Alternative Flag”) under which the Vessel may be registered from time to time in accordance with this Agreement, provided that if at any time an Alternative Flag is not a signatory to all International Maritime Organization Assembly resolutions and regulations to which the Marshall Islands is a signatory, then the Borrower shall ensure, and shall procure that the Manager ensures, that the Alternative Flag issues a certificate of equivalency of the Vessel in respect of each such International Maritime Organization Assembly resolution and regulation.

22.12	Classification, maintenance and repair

The Borrower shall, and shall procure that the Manager shall:

(a)	maintain and preserve the Vessel in good working order and repair (ordinary wear and tear excepted), seaworthy, in efficient operating condition and, in any event, to a standard at least equivalent to vessels managed and/or operated by the Manager and the Parent’s group and the recommendations of the Builder;

(b)	ensure that the Vessel is surveyed from time to time as required by the Classification Society in which the Vessel is entered at that time;

(c)	maintain the highest classification of the Vessel with the Classification Society or, if such classification is not available, with the highest equivalent classification in another internationally recognised classification society of like standing acceptable to the Agent (acting on the instructions of the Majority Lenders), free of all overdue requirements and overdue recommendations of that classification society or register;

(d)	maintain and keep up to date the Technical Records in English and in compliance with all Applicable Laws relating to the Vessel and the requirements of the Classification Society;

(e)	maintain and keep the Software Records up to date;

(f)	comply in all material respects with all Software Licences and use its best endeavours to procure that all Software Licenses are capable of assignment;

(g)	procure that all repairs to or replacement of any damaged, worn or lost parts or equipment shall be effected in such manner (both as regards workmanship and quality of materials) as not to materially diminish the value of the Vessel or cause damage to the Environment;

(h)	not remove any material part of the Vessel, any part or any other material item of equipment installed on the Vessel unless the part or item so removed is forthwith replaced by a suitable part or item which is in the same condition as or better condition than the part or item removed, is free from any Security Interest or any right in favour of any person other than the Finance Parties, and becomes on installation on the Vessel the property of the Borrower and subject to the security constituted by the relevant Security Document(s) provided that, for the avoidance of doubt, the Borrower may install and remove equipment owned by a third party if the equipment can be removed without any risk of damage to the Vessel or the Environment and does not affect the class, flag or custody transfer certification; and

(i)	without prejudice to paragraph (h) not without prior written consent of the Agent not to be unreasonably withheld (acting on the instructions of the Majority Lenders), cause or permit to be made any substantial change in the structure, machinery, equipment, control systems, type or performance characteristics of the Vessel other than modifications required by the Classification Society or Applicable Law.

22.13	Lawful and safe operation

The Borrower shall, and shall procure that the Manager shall, at all times:

(a)	operate the Vessel and cause the Vessel to be operated in a manner consistent in all material respects with any Applicable Law;

(b)	not cause or permit the Vessel to trade with, or within the territorial waters of, any country in which her safety may be imperilled by exposure to terrorism;

(c)	not cause or permit the Vessel to be employed in any manner which will or may give rise to any reasonable degree of likelihood that the Vessel would be liable to arrest, requisition, confiscation, forfeiture, seizure, destruction or condemnation as prize;

(d)	not cause or permit the Vessel to be employed in any trade or business which is forbidden by Applicable Law or is illicit or in carrying goods which are illicit or prohibited under any Applicable Law;

(e)	in the event of hostilities in any part of the world (whether war be declared or not) not cause or permit the Vessel to be carrying any contraband goods and/or trading in any zone after it has been declared a war zone by any authority or by any of the Vessel’s war risks Insurers unless the Vessel’s Insurers shall have confirmed to the Borrower that the Vessel is held covered under the Obligatory Insurances or under a government scheme that gives comparable protection for the voyage(s) in question;

(f)	not charter the Vessel with any foreign country or national of any foreign country which is the subject of sanctions imposed by the United Nations or is specified by legislation or regulations of the flag state under which the Vessel is registered and such that, if the earnings or any part of the earnings were derived from such charter, that fact would render any Finance Document or the security conferred by the Security Documents unlawful; and

(g)	during the Security Period, use the Vessel only for civil merchant trading.

22.14	Repair of the Vessel

Save in circumstances where the Insurers or the Charterer have agreed to cover the cost of the work or where the Borrower has demonstrated to the satisfaction of the Agent that adequate reserves or security are at the relevant time maintained or provided for, the Borrower shall not, and shall procure that the Manager shall not, at any time after the Delivery Date put the Vessel into the possession of any person for the purpose of work or upgrade (including but not limited to winterisation) being done upon her beyond the amount of US$15,000,000 or equivalent), other than for classification or scheduled dry docking or for necessary repairs, unless such person shall have given an undertaking to the Agent not to exercise any lien on the Vessel or Obligatory Insurances for the cost of that work or otherwise.

22.15	Arrests and Liabilities

The Borrower shall, and shall procure that the Manager shall, at all times after the Delivery Date:

(a)	pay and discharge all obligations and liabilities whatsoever which have given or may give rise to liens (other than Permitted Liens) on or claims enforceable against the Vessel and take all reasonable steps to prevent a threatened arrest of the Vessel;

(b)	notify the Agent promptly in writing of the levy or other distress on the Vessel or its arrest, detention, seizure, condemnation as prize, compulsory acquisition or requisition for title or use and (save in the case of compulsory acquisition or requisition for title or use or any other event that would, with the passage of time, constitute a Total Loss of the Vessel) obtain the release of the Vessel within twenty-one (21) days;

(c)	pay and discharge when due all dues, taxes, assessments, governmental charges, fines and penalties lawfully imposed on or in respect of the Vessel or the Borrower except those which are being disputed in good faith by appropriate proceedings (and for the payment of which adequate reserves or security are at the relevant time maintained or provided or for which indemnity or liability insurance cover for at least the full amount in dispute has been obtained by the Borrower from underwriters or insurance companies approved by the Agent (acting on the instructions of the Majority Lenders acting reasonably)) and provided that the continued existence of such dues, taxes, assessments, governmental charges, fines or penalties does not give rise to any reasonable degree of likelihood that the Vessel would be liable to arrest, requisition, confiscation, forfeiture, seizure, destruction or condemnation as prize; and

(d)	pay and discharge all other obligations and liabilities whatsoever in respect of the Vessel and the Obligatory Insurances except those which are being disputed in good faith by appropriate proceedings (and for the payment of which adequate reserves or security are at the relevant time maintained or provided or for which indemnity or liability insurance cover for at least the full amount in dispute has been obtained by the Borrower from underwriters or insurance companies approved by the Agent (acting on the instructions of the Majority Lenders (acting reasonably)) and provided that the continued existence of those obligations and liabilities in respect of the Vessel and the Obligatory Insurances does not give rise to any reasonable degree of likelihood that the Vessel would be liable to arrest, requisition, confiscation, forfeiture, seizure, destruction or condemnation as prize and provided always that the Vessel remains properly managed and insured at all times in accordance with the terms of this Agreement.

22.16	Related Contracts

Each Obligor shall:

(a)	exercise its rights and comply with its material obligations under each Finance Document and Related Contract to which it is a party; and

(b)	not without the consent of the Agent (acting on the instructions of the Majority Lenders acting reasonably):

(i)	make or enter into (and shall procure that the Manager shall not make or enter into) any amendments, changes or variations to, or assign, transfer, terminate, suspend or abandon any of the Related Contracts (and to the extent necessary it will withhold its consent to any such amendment, assignment, transfer, termination, suspension or abandonment) other than an amendment, change or variation of a non-material or administrative nature;

(ii)	take any action, enter into any document or agreement or omit to take any action or to enter into any document or agreement which a reasonable shipowner in the position of the Borrower could reasonably be expected to know should be taken or entered into which, in any such case, would cause any Related Contract to be terminated or to cease to remain in full force and effect and shall use all reasonable endeavours to procure that each other party to any Related Contract does not take any action, enter into any document or agreement or omit to take any action or to enter into any document or agreement which would, or could reasonably be expected to, cause any Related Contract to cease to remain in full force and effect; or

(iii)	release the Builder or the Charterer from any of its material obligations under the Shipbuilding Contract or the Drilling Charter, as the case may be.

22.17	Environment

Each Obligor shall, and shall procure that the Manager shall, at all times:

(a)	comply in all material respects with all applicable Environmental Laws and Environmental Approvals including, without limitation, requirements relating to the establishment of financial responsibility (and shall require that all Environmental Affiliates of the Obligors comply in all material respects with all applicable Environmental Laws and obtain and comply with all required Environmental Approvals, insofar as such Environmental Laws and Environmental Approvals relate to the Vessel or her operation or her carriage of cargo);

(b)	comply in all material respects with its obligations under and in accordance with health and safety requirements of a Drilling Charter; and

(c)	promptly upon becoming aware notify the Agent of:

(i)	any Environmental Claim in excess of US$2,500,000 which is current or, to its knowledge, pending or threatened against it or any Environmental Affiliate relating to the Vessel or her operation or her carriage of cargo; or

(ii)	any fact or circumstances reasonably likely to give rise to an Environmental Claim in excess of US$2,500,000 against it or any Environmental Affiliate relating to the Vessel or her operation or her carriage of cargo; or

(iii)	any suspension, revocation or modification of any Environmental Approval obtained by the Borrower, the Manager or the Charterer relating to the Vessel or her operation or her carriage of cargo; or

(iv)	any Release of Hazardous Materials by or in respect of the Vessel or caused by the Vessel or its operations which could lead to an Environmental Claim in excess of US$250,000,

and in each case such notification shall take the form of a certificate of an officer of the Borrower or of the Borrower’s agents specifying in reasonable detail the nature of the event or circumstances.

22.18	Information regarding the Vessel

The Borrower shall upon becoming aware of the same, and shall procure that the Manager shall upon the earlier of (i) becoming aware of the same and (ii) the time when a prudent manager ought reasonably to have become aware of the same, at all times after the Delivery Date:

(a)	promptly notify the Agent of the occurrence of any accident, casualty or other event which has caused or resulted in or may cause or result in the Vessel being or becoming a Total Loss;

(b)	promptly notify the Agent of any requirement or recommendation made by any Insurer or the Classification Society or by any competent authority which is not complied with in a timely manner, disregarding any matter which cannot reasonably be considered to be material;

(c)	promptly notify the Agent of any intended dry-docking of the Vessel (whether routine or otherwise);

(d)	promptly notify the Agent of any claim for a material breach of the ISM Code being made in connection with the Vessel or its operation;

(e)	promptly notify the Agent of any claim for a material breach of the ISPS Code being made in connection with the Vessel or its operation;

(f)	give to the Agent from time to time on request such information, in electronic form by email attachments or hard copy, as the Agent may reasonably require regarding the Vessel, its employment, position and engagements or regarding the Obligatory Insurances;

(g)	provide the Agent with copies of the classification certificate of the Vessel and of all periodic damage or survey reports on the Vessel which the Agent may reasonably request;

(h)	promptly notify the Agent when a condition of class is applied by the Classification Society;

(i)	promptly notify the Agent if the Vessel is detained by any port, governmental or quasi-governmental authority;

(j)	promptly notify the Agent if the flag state or the Classification Society refuse to issue or withdraw any trading certification;

(k)	promptly notify the Agent of any fire on board the Vessel which requires the use of fixed fire systems;

(l)	promptly notify the Agent of any collision or grounding of the Vessel;

(m)	promptly notify the Agent if the Vessel is taken under tow other than in respect of the routine operation of the Vessel;

(n)	promptly notify the Agent of any death or serious injury to any person which occurs on board the Vessel;

(o)	subject to any applicable restriction under a Drilling Charter give to the Agent and its duly authorised representatives (at their own risk and expense) reasonable access to the Vessel but without interruption to her use or operation for the purpose of conducting on board inspections and/or surveys of the Vessel and the Technical Records;

(p)	if the Agent reasonably believes an Event of Default may have occurred and is continuing, procure that the Agent and its duly authorised representatives shall upon request be granted the right to inspect the records kept in respect of the Vessel by the Classification Society; and

(q)	if the Agent reasonably believes an Event of Default may have occurred and is continuing, furnish to the Agent from time to time upon reasonable request certified copies of the ship’s log in respect of the Vessel.

22.19	Management

The Borrower shall procure that the Vessel is at all times managed by the Manager (except with the prior written consent of the Agent (acting on the instructions of the Majority Lenders acting reasonably)).

22.20	Proceeds from Total Loss of the Vessel

(a)	The Borrower shall procure that the proceeds from a Total Loss of the Vessel shall promptly upon receipt by the Borrower be paid to the Security Agent for application in accordance with Clause 7.2.

(b)	For so long as the Borrower holds any such proceeds as referred to in paragraph (a), it shall do so on trust for the Security Agent.

22.21	Charters

(a)	The Borrower shall not let the Vessel on demise, time, consecutive voyage or voyage charter for any period or to any person other than to the Charterer under the Drilling Charter except with the prior written consent of the Agent (acting on the instructions of the Majority Lenders, each acting reasonably).

(b)	The Borrower shall, no later than the second Business Day prior to the Utilisation Date, deliver to the Agent a certified copy of the Drilling Charter in form and substance satisfactory to each of the Finance Parties.

(c)	The Borrower shall, no later than the 30th Business Day after the Delivery Date, deliver to the Agent a tax opinion from the Borrower’s tax advisers (which may be disclosed to the Finance Parties) in respect of potential withholding and income tax payable under the Transaction Documents in form and substance satisfactory to each of the Finance Parties.

(d)	The Borrower shall not:

(i)	allow the Vessel to be sub-chartered by any Charterer without the consent of the Agent not to be unreasonably withheld (acting on the instructions of the Majority Lenders); or

(ii)	permit any transfer of Charterer’s rights and obligations under a Drilling Charter without the prior written consent of the Agent (acting on the instructions of all of the Lenders).

22.22	Management Agreement

The Borrower shall ensure that the Management Agreement in respect of the Vessel remains in full force and effect until the Repayment Date with the Manager or such other counterparty approved by the Agent (acting on the instructions of the Majority Lenders).

22.23	ISM Code

The Borrower shall, and shall procure that the Manager shall:

(a)	at all times comply, and be responsible for compliance by itself and by the Vessel, with the mandatory requirements of the ISM Code;

(b)	at all times ensure that the Vessel has a valid Safety Management Certificate (or, following delivery until a final certificate is issued, a valid interim Safety Management Certificate) which is held on board the Vessel and that the Manager holds a valid Document of Compliance for the Vessel, a copy of which is held on board the Vessel;

(c)	promptly notify the Agent of any actual or, upon becoming aware of the same, threatened withdrawal of an applicable Safety Management Certificate or Document of Compliance;

(d)	promptly notify the Agent of the identity of the person ashore designated for the purposes of paragraph 4 of the ISM Code and of any change in the identity of that person; and

(e)	promptly upon becoming aware of the same notify the Agent of the occurrence of any accident or major non-conformity requiring action under the ISM Code.

22.24	ISPS Code

The Borrower shall, and shall procure that the Manager shall, at all times comply and be responsible for compliance by itself and by the Vessel with the mandatory requirements of the ISPS Code, and ensure that the Vessel has a valid International Ship Security Certificate (as defined in the ISPS Code).

22.25	Delivery of Vessel

If the Borrower is required by the terms of the Shipbuilding Contract to accept delivery of the Vessel from the Builder, then the Borrower will exercise all rights it has under the Drilling Charter in place at such time to require the Charterer to take delivery of the Vessel under such Drilling Charter.

22.26	Tax affairs

Each Obligor must:

(a)	promptly file all Tax reports and returns required to be filed by it in any jurisdiction; and

(b)	promptly pay all Taxes or, if any Tax is being contested in good faith and by appropriate means, ensure an adequate reserve is set aside for payment of that Tax.

22.27	Annex VI (Regulations for the Prevention of Air Pollution from Ships) to MAR POL

The Borrower shall, and shall procure that the Manager shall, at all times after the Delivery Date comply and be responsible for compliance by itself and by the Vessel with mandatory requirements of Annex VI (Regulations for the Prevention of Air Pollution from Ships) to MARPOL, and ensure that the Vessel has a valid International Air Pollution Prevention Certificate (as defined in Annex VI to MARPOL).

22.28	Oil Pollution Act

For so long as the Vessel is operated in the territorial waters of the United States of America, the Borrower shall and/or shall procure the Charterer shall, comply with the requirements of all mandatory United States laws, regulations and requirements (including United States Coastguard regulations applicable to the Vessel and including for the avoidance of doubt any requirement to have a valid and current Certificate of Financial Responsibility pursuant to the United States Oil Pollution Act 1990) in relation to the operation and navigation of the Vessel in force at the relevant time in the relevant area(s) of the United States of America.

22.29	Sponsor’s shares

The Parent shall procure at all times during the Security Period that the shares of the Parent will remain listed on NASDAQ.

22.30	Exercise of options

(a)	The Obligors shall not, and shall procure that their Subsidiaries do not, exercise any of the options to purchase provided for in the Alternative Vessel Option Agreement in relation to the construction of up to four ultra deepwater drillships (each, an “Alternative Vessel”).

(b)	Paragraph (a) does not apply to:

(i)	the exercise of an option to purchase one Alternative Vessel by a Guarantor or a Subsidiary of a Guarantor (other than the Borrower); or

(ii)	the exercise of any additional options to purchase Alternative Vessels by a Guarantor or a Subsidiary of a Guarantor (other than the Borrower) if, after the date of this Agreement but prior to the exercise of such option, the Group has received Net Issuance Proceeds, in an amount determined by the Agent (acting on the instructions of the Majority Lenders, each acting reasonably) to be sufficient to pay the relevant amounts due to the Builder from time to time in connection with the exercise of all such exercised options.

23.	INSURANCES

23.1	Scope of Obligatory Insurances

The Borrower shall:

(a)	at all times keep the Vessel insured in the Required Insurance Amount, with a deductible of no more than US$15,000,000, in Dollars against fire and usual marine risks (including Excess Risks), and if requested by the Agent all spares, stores and other property held elsewhere than on the Vessel against all risks of physical loss or damage as is typically insured, in each case in the name of the Borrower and with the interest of the Security Agent noted as mortgagee or assignee with underwriters or insurance companies approved by the Agent and (as applicable) through brokers approved by the Agent (acting on the instructions of the Majority Lenders), and by policies in form and content approved by the Agent (acting on the instructions of the Majority Lenders);

(b)

at all times after the Delivery Date keep the Vessel insured in at least the Required Insurance Amount in the same manner as above against war risks (including, without limitation), (a) those risks covered by the standard form of English marine policy with Institute War and Strike Clauses (Time) (1/10/83) attached or similar cover and (b) war, terrorist or similar protection and indemnity risks cover excluded from the protection and indemnity risks covered by the entry of the Vessel with the relevant protection and indemnity association by reason of any exclusion clauses contained in such entry, and all spares, stores, and other property held elsewhere than on the Vessel against, at the minimum, riots, strikes, civil commotion and terrorism, in each case either:

(i)	with underwriters or insurance companies approved by the Agent (acting on the instructions of the Majority Lenders) and by policies in form and content approved by the Agent (acting on the instructions of the Majority Lenders); or

(ii)	by entering the Vessel in an approved war risks association;

(c)	at all times after the Delivery Date keep, or procure the Charterer keeps the Vessel entered in an approved protection and indemnity association against all risks as are normally covered by such protection and indemnity association, including without limitation, pollution risks, the proportion not recoverable in case of collision under the running down clause inserted in the ordinary Hull and Machinery policies and Specialist Operations coverage, in the name of the Borrower for claims which the Borrower would have incurred had they been pursued against it, such cover to be for:

(i)	the higher of the minimum amount stipulated in any Drilling Charter and US$500,000,000 or such other amount of cover against P&I including pollution risks as shall at any time be comprised in the basic entry of the Vessel with either a protection and indemnity association which is a member of either the International Group of P&I Clubs (or any successor organisation designated by the Agent for this purpose); or

(ii)	if the International Group or any such successor ceases to exist or ceases to provide or arrange any cover for pollution risks (or any supplemental cover for pollution risks over and above that afforded by the basic entry of the Vessel with its protection and indemnity association), such aggregate amount of cover against pollution risks as shall be generally available on the open market and by basic entry with a protection and indemnity association for ships of the same type, size, age and flag as the Vessel, provided that, if the Vessel has ceased trading or is in lay up and in either case has unloaded all cargo, the level of pollution risks cover afforded by ordinary protection and indemnity cover available through a member of the International Group or such successor organisation or, as the case may be, on the open market in such circumstances shall be sufficient for such purposes;

(d)	at all times, maintain in full force and effect loss of hire insurance, on a daily amount fixed and agreed basis, in respect of the Vessel subject to a deductible of 45 days (or minimum deductible available by loss of hire underwriters) per incident or occurrence and for a minimum indemnity period of 180 days with underwriters or insurance companies approved by the Agent (acting on the instructions of the Majority Lenders) in form and content approved by the Agent (acting on the instructions of the Majority Lenders), provided always that the obligation of the Borrower to maintain such loss of hire insurance shall cease if a prudent owner of a vessel similar to the Vessel and employed on a similar basis, acting reasonably, would consider the cost of the loss of hire insurance to be commercially unacceptable;

(e)	at all times, if and as requested from time to time by the Agent, to maintain in full force and effect insurance(s) in respect of such other matters of whatsoever nature and howsoever arising in respect of which insurance would be available to a prudent owner of the Vessel; and

(f)	comply or procure compliance with the terms and conditions of the Obligatory Insurances (including, but not limited to, making any declarations required by such insurances in order to maintain cover for operating within any waters where it is required to be located under a Drilling Charter, which declarations the Borrower shall promptly copy to the Agent), not do, consent to or permit any act or omissions which might invalidate or render unenforceable the whole or any part of the Insurances.

23.2	Mortgagee’s interest and additional perils insurances

The Agent shall be entitled (if so instructed by the Majority Lenders), from time to time and at the Borrower’s cost and expense, to effect from the Delivery Date, maintain and renew all or any of the following insurances in the Required Insurance Amount, and on such terms, through such insurers and in such manner as the Agent (acting on the instructions of the Majority Lenders) may from time to time consider appropriate:

(a)	a mortgagee’s interest marine insurance providing for the indemnification of the Finance Parties for any Losses under or in connection with any Finance Document which directly or indirectly result from loss of or damage to the Vessel or a liability of the Vessel or the Borrower, being a loss or damage which is prima facie covered by an Obligatory Insurance but in respect of which there is a non-payment (or reduced payment) by the underwriters by reason of, or on the basis of any allegation concerning:

(i)	any act or omission on the part of the Borrower, of any operator or manager of the Vessel or of any officer, employee or agent of the Borrower or of any such person, including any breach of warranty or condition or any non-disclosure relating to such Obligatory Insurance;

(ii)	any act or omission, whether deliberate, negligent or accidental, or any knowledge or privity of the Borrower or any other person referred to in subparagraph (i) above, or of any officer, employee or agent of an Borrower or of such a person, including the casting away or damaging of the Vessel and/or the Vessel being unseaworthy; and/or

(iii)	any other matter capable of being insured against under a mortgagee’s interest marine insurance policy whether or not similar to the foregoing; and

(b)	a mortgagee’s interest additional perils policy providing for the indemnification of the Finance Parties against, amongst other things, any Losses or other consequences of any Environmental Claim, including the risk of expropriation, arrest or any form of detention of the Vessel, or the imposition of any Security Interest over the Vessel and/or any other matter capable of being insured against under a mortgagee’s interest additional perils (pollution) policy whether or not similar to the foregoing.

23.3	Obligatory Insurances

Without prejudice to its obligations under Clause 23.1 (Scope of Obligatory Insurances), the Borrower shall:

(a)	not without the prior consent of the Agent (acting on the instructions of the Majority Lenders) alter any Obligatory Insurance nor make, do, consent or agree to any act or omission which would or might render any Obligatory Insurance invalid, void, voidable or unenforceable or render any sum paid out under any Obligatory Insurance repayable in whole or in part;

(b)	not cause or permit the Vessel to be operated in any way inconsistent with the provisions or warranties of, or implied in, or outside the cover provided by, any Obligatory Insurance or to be engaged in any voyage or to carry any cargo not permitted by any Obligatory Insurances;

(c)	duly and punctually pay all premiums, calls, contributions or other sums of money from time to time payable in respect of any Obligatory Insurance;

(d)	at least 28 days before the relevant policies, contracts or entries expire, notify the Agent of the names of the insurance companies and/or the war risks and protection and indemnity associations proposed to be employed for the purposes of the renewal of such Obligatory Insurances and of the amounts in which such Obligatory Insurances are proposed to be renewed and the risks to be covered, and to procure that appropriate instructions for the renewal of such Obligatory Insurances on the terms so specified are given to the brokers (if applicable) and associations in each case approved in accordance with Clause 23.1 (Scope of Obligatory Insurances) and will at least three Business Days before such expiry (or within such shorter period as the Agent may from time to time agree) confirm in writing to the Agent that such renewals have been effected in accordance with the instructions so given;

(e)	forthwith upon the effecting of any Obligatory Insurance, ensure that all approved brokers (if applicable) and/or approved insurers and the approved P&I Club provide the Agent with pro forma copies of all policies relating to the Obligatory Insurances which they are to effect or renew and of a letter or letters of undertaking substantially in the forms scheduled to or referred to in the General Assignment or such other form acceptable to the Agent, in each case stating the full particulars (including the dates and amounts) of the insurance, and on request produce the receipts for each sum paid by it pursuant to paragraph (c) above, and including undertakings from the approved brokers (if applicable) or the approved underwriters or insurance companies that:

(i)	they will have endorsed on each policy, when issued, a loss payee provision and notice of assignment, in the form scheduled to the General Assignment;

(ii)	they will hold such policies, and the benefit of such insurances, to the order of the Security Agent;

(iii)	they will advise the Agent forthwith of any material change to the terms of the Obligatory Insurances;

(iv)	they will upon written application by the approved brokers (if applicable) to the Agent notify the Agent, not less than 28 days before the expiry of the Obligatory Insurances, in the event of their not having received notice of renewal instructions from the Borrower or its agents and, in the event of their receiving instructions to renew, they will promptly notify the Agent of the terms of the instructions;

(v)	they will not exercise any rights of cancellation in respect of default in payment of premiums without giving the Agent 28 days’ notice in writing, either by letter or electronically transmitted message, and a reasonable opportunity for the Agent to pay any premiums outstanding;

(vi)	if any of the Obligatory Insurances form part of a fleet cover, their lien on the fleet policies shall be confined to the outstanding premiums due on the Vessel only;

(vii)	they shall neither set off against any claim(s) and/or returns of premium(s) in respect of the Vessel any premiums due in respect of other vessels under the fleet cover or any premiums due for other insurances, nor cancel the insurance for reason of non-payment of premiums for other vessels under the fleet cover or of premiums for such other insurances; and

(viii)	they will arrange for a separate policy to be issued in respect of the Vessel forthwith upon being so requested by the Agent;

(f)	not settle, release, compromise or abandon any claim in respect of any Total Loss unless the Agent (acting promptly and on the instructions of the Majority Lenders, acting reasonably) is satisfied that such release, settlement, compromise or abandonment will not prejudice the interests of the Finance Parties under or in relation to any Finance Document;

(g)	arrange for the execution and delivery of such guarantees as may from time to time be required by any protection and indemnity or war risks club or association in accordance with the rules of such club or association;

(h)	procure that the interest of the Security Agent as mortgagee or assignee is noted on all policies of insurance; and

(i)	in the event that the Borrower receives payment of any moneys under the General Assignment in respect of Insurances, save as provided in the loss payable clauses scheduled to the General Assignment, forthwith pay over the same to the Security Agent and, until paid over, such moneys shall be held in trust for the Security Agent by the Borrower.

23.4	Power of Agent to insure

If the Borrower fails to effect and keep in force Obligatory Insurances in accordance with this Agreement, it shall be permissible, but not obligatory, for the Agent to effect and keep in force insurance or insurances, for itself or on behalf of the Security Agent, in the amounts required under this Agreement and (in the case of Clause 23.1(d) (Scope of Obligatory Insurances) only) entries in a protection and indemnity association or club and, if it deems necessary or expedient, to insure the war risks upon the Vessel, and the Borrower shall reimburse the Agent for the costs of so doing. The Agent agrees to notify the Borrower if it effects any such insurance or insurances in respect of the Vessel as soon as practicable and in any event no later than five Business Days after effecting such insurances.

24.	EVENTS OF DEFAULT

Each of the events or circumstances set out in Clause 24 is an Event of Default (save for Clause 24.16 (Acceleration)).

24.1	Non-payment

An Obligor does not pay on the due date any amount payable by it under the Finance Documents in the manner required under the Finance Documents, unless the non-payment:

(a)	is caused by technical or administrative error or a Disruption Event; and

(b)	where such payment is a scheduled payment, is remedied within one Business Day of the due date; or

(c)	where such payment is on-demand, is remedied within three Business Days of the date of demand.

24.2	Financial covenants

Any requirement of Clause 21 (Financial covenants) is not satisfied.

24.3	Other obligations

An Obligor does not comply with any provision of the Finance Documents (other than those referred to in Clause 24.1 (Non-payment) and Clause 24.2 (Financial covenants)), unless the non-compliance:

(a)	is capable of remedy; and

(b)	is remedied within 30 days of the earlier of the Agent giving notice of the breach to the Borrower and an Obligor becoming aware of the non-compliance, save in the case of the Borrower’s non-compliance with Clause 22.10(a) (Security), Clause 22.11(a) (Registration of the Vessel), Clauses 22.21 (Charters), Clause 22.22 (Management Agreement) or Clause 23.1 (Scope of Obligatory Insurances), for each of which the grace period for remedy shall be three days from the date the Agent gives notice of the breach to the Borrower, provided always that, in respect of Clause 23.1 (Scope of Obligatory Insurances), there shall be no grace period unless the Agent (acting on the good faith and reasonable instructions of the Majority Lenders) is satisfied that the Finance Parties have neither suffered nor will, in the future, suffer any material detriment (whether financial, to their security position or otherwise howsoever) as a result of the non-compliance.

24.4	Misrepresentation

Any representation or warranty made or repeated by an Obligor in the Finance Documents or any other document delivered by or on behalf of any Obligor under any Finance Document is incorrect or misleading in any material respect when made or deemed to be repeated, unless the circumstances giving rise to the misrepresentation or breach of warranty:

(a)	are capable of remedy; and

(b)	are remedied within 14 days of the Borrower receiving notice from the Agent of the circumstances giving rise to the misrepresentation or breach of warranty.

24.5	Cross default

Any of the following occurs in respect of any of the Project Parties:

(a)	any of its Financial Indebtedness is not paid when due (after the expiry of any originally applicable grace period);

(b)	any of its Financial Indebtedness:

(i)	becomes prematurely due and payable; or

(ii)	is placed on demand,

in each case, as a result of an event of default or any provision having a similar effect (howsoever described) and after the expiry of any applicable grace period (if any); or

(c)	any commitment for its Financial Indebtedness is cancelled or suspended as a result of an event of default (howsoever described),

unless the aggregate amount of Financial Indebtedness falling within paragraphs (a) to (c) above is less than US$2,500,000 or its equivalent in the case of the an Obligor or US$10,000,000 or its equivalent in the case of the Charterer Parent or the Charterer.

24.6	Insolvency

Any of the following occurs in respect of any of the Project Parties:

(a)	it is, or is deemed for the purposes of any relevant applicable law to be, unable to pay its debts as they fall due or insolvent;

(b)	it admits its inability to pay its debts as they fall due;

(c)	it suspends making payments on any of its debts or announces an intention to do so;

(d)	by reason of actual or anticipated financial difficulties, it begins negotiations with any creditor for the rescheduling or restructuring of any of its indebtedness;

(e)	the value of its assets is less than its liabilities (taking into account contingent and prospective liabilities); or

(f)	a moratorium is declared in respect of any of its Financial Indebtedness; or

(g)	any similar local law process not described in (a) to (f) above.

If a moratorium occurs in respect of any such person, the ending of the moratorium will not remedy any Event of Default caused by the moratorium.

24.7	Insolvency proceedings

(a)	Except as provided in paragraph (b) below, any of the following occurs in respect of any of the Project Parties:

(i)	any step is taken with a view to a moratorium, composition, assignment or similar arrangement with any of its creditors;

(ii)	a meeting of its shareholders, directors or other officers is convened for the purpose of considering any resolution to petition for or to file documents with a court or any registrar for its winding-up, administration or dissolution or any such resolution is passed;

(iii)	any person presents a petition or files documents with a court for its winding-up, administration or dissolution or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise);

(iv)	any Security Interest is enforced over any of its assets;

(v)	an order for its winding-up, administration or dissolution is made;

(vi)	any liquidator, trustee in bankruptcy, judicial custodian, compulsory manager, receiver, administrative receiver, receiver and manager, judicial manager, administrator or similar officer is appointed in respect of it or any of its assets;

(vii)	its directors, shareholders or other officers request the appointment of, or give notice of their intention to appoint a liquidator, trustee in bankruptcy, judicial custodian, judicial manager, receiver and manager, compulsory manager, receiver, administrative receiver, receiver and manager, administrator or similar officer; or

(viii)	any other analogous step or procedure is taken in any jurisdiction.

(b)	Paragraph (a) above does not apply to a frivolous or vexatious petition for winding-up presented by a creditor which is being contested in good faith and with due diligence and is discharged or struck out within 14 days.

24.8	Creditors’ process

Any attachment, sequestration, distress, execution or analogous event affects any asset(s) of any of the Project Parties having an aggregate value of at least US$2,500,000 or its equivalent in the case of any Obligor or at least US$10,000,000 or its equivalent in the case of the Charterer Parent or the Charterer and in any case is not discharged within 14 days.

24.9	Cessation of business

Any of the Project Parties ceases, or threatens to cease, to carry on business.

24.10	Failure to pay final judgment

Any of the Project Parties fails to comply with or pay any sum in excess of US$2,500,000 or its equivalent in the case of an Obligor or at least US$10,000,000 or its equivalent in the case of the Charterer Parent or the Charterer and in either case due from it under any final judgment or any final order made or given by any court of competent jurisdiction within the period specified in the relevant judgment or if no period is specified within 14 days of such final judgment being issued.

24.11	Charter Termination Event

A Charter Termination Event occurs.

24.12	Alternative Vessel Option Agreement

Any Obligor or any Subsidiary of an Obligor fails to comply with its payment obligations under the Alternative Vessel Option Agreement.

24.13	Material adverse change

Any event or series of events occurs affecting the financial condition or operation of any of the Project Parties which, in the opinion of the Majority Lenders, has a Material Adverse Effect.

24.14	Litigation

Any litigation, arbitration or administrative proceedings (other than proceedings of a frivolous or vexatious nature which are being contested in good faith and for which adequate reserves or security are at the relevant time maintained or provided or for which indemnity or liability insurance cover for at least the full amount in dispute has been obtained by the Borrower or the relevant person from underwriters or insurance companies that have been approved by the Agent (acting on the instructions of the Majority Lenders acting reasonably)) are current or, to the knowledge of the Obligors or the Finance Parties, pending or threatened against any person which in the opinion of the Majority Lenders have, or if adversely determined are reasonably likely to have, a Material Adverse Effect.

24.15	Liability of Lenders and Administrative Parties

(a)	Any event occurs or circumstance arises in relation to the Vessel which results in any person making an Environmental Claim against any Finance Party and such Finance Party has not been indemnified by a person and on terms satisfactory to the relevant Finance Party in respect of such amount within 15 days after the date on which such Environmental Claim is made provided such Finance Party gives prompt notice of such claim to the Borrower and has afforded the Borrower (at its cost and expense) the right (with full co-operation of such Finance Party) to such action as it considers necessary or appropriate (acting reasonably) to defend or contest in its own name the validity or amount of such claim. The Borrower may defend or contest the validity or amount of such claim in the name of the relevant Finance Party if such Finance Party is (acting in its absolute discretion) satisfied that:

(i)	such action has a reasonable chance of success and in reaching this conclusion such Finance Party shall have the right to require the Borrower to obtain (at the cost of the Borrower) the opinion of Queen’s Counsel concerning the merits of the claim. Counsel shall be selected and instructed by the legal advisers to the Finance Party concerned;

(ii)	such Finance Party is satisfied that such claim will not materially damage its reputation or any part of its business affairs; and

(iii)	the scope of the provisions of Clause 14.2 (Other indemnities) will indemnify the relevant Finance Party against any and all costs, losses, expenses or liabilities arising as a result of the Borrower defending or contesting the validity or amount of the claim in the name of that Finance Party.

(b)	Any event occurs or circumstance arises in relation to the ownership or operation of the Vessel which results in criminal liability being imposed on any Finance Party except where such liability arises out of the gross negligence or wilful misconduct of such Finance Party.

24.16	Acceleration

On and at any time after the occurrence of an Event of Default which is continuing the Agent may, and shall if so directed by the Majority Lenders, by notice to the Borrower:

(a)	cancel the Total Commitments whereupon they shall immediately be cancelled;

(b)	declare that all or part of the Loan, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, whereupon they shall become immediately due and payable;

(c)	declare that all or part of the Loan be payable on demand, whereupon it shall immediately become payable on demand by the Agent on the instructions of the Majority Lenders; and/or

(d)	exercise or direct the Security Agent to exercise any or all of its rights, remedies, powers or discretions under the Finance Documents.

25.	CHANGES TO THE LENDERS

25.1	Transfers by the Lenders

Subject to this Clause 25, a Lender (the “Existing Lender”) may transfer by novation any of its rights and obligations under any Finance Document to another bank or financial institution or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (the “New Lender”).

25.2	Conditions of transfer

(a)	The consent of the Borrower is required for a transfer by an Existing Lender, unless the transfer is to another Lender or an Affiliate of a Lender.

(b)	The consent of the Borrower to a transfer must not be unreasonably withheld or delayed. The Borrower will be deemed to have given its consent five Business Days after the Existing Lender has requested it unless consent is expressly refused by the Borrower within that time.

(c)	A transfer will only be effective if the procedure set out in Clause 25.5 (Procedure for transfer) is complied with.

(d)	If:

(i)	a Lender transfers any of its rights or obligations under the Finance Documents or changes its Facility Office; and

(ii)	as a result of circumstances existing at the date the transfer or change occurs, an Obligor would be obliged to make a payment to the New Lender or Lender acting through its new Facility Office under Clause 12 (Tax gross-up and indemnities) or Clause 13 (Increased Costs), then the New Lender or Lender acting through its new Facility Office is only entitled to receive payment under those Clauses to the same extent as the Existing Lender or Lender acting through its previous Facility Office would have been if the transfer or change had not occurred. This paragraph (d) shall not apply in respect of a transfer made in the ordinary course of the primary syndication of the Facility.

(e)	Each New Lender, by executing the relevant Transfer Certificate, confirms, for the avoidance of doubt, that the Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the transfer or assignment becomes effective in accordance with this Agreement and that it is bound by that decision to the same extent as the Existing Lender would have been had it remained a Lender.

25.3	Transfer fee

The New Lender shall, on the date upon which a transfer takes effect, pay to the Agent (for its own account) a fee of US$5,000.

25.4	Limitation of responsibility of Existing Lenders

(a)	Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:

(i)	the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents or any other documents;

(ii)	the financial condition of any Obligor;

(iii)	the performance and observance by any Obligor of its obligations under the Finance Documents or any other documents; or

(iv)	the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document,

and any representations or warranties implied by law are excluded.

(b)	Each New Lender confirms to the Existing Lender and the other Finance Parties that it:

(i)	has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender in connection with any Finance Document; and

(ii)	will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

(c)	Nothing in any Finance Document obliges an Existing Lender to:

(i)	accept a re-transfer from a New Lender of any of the rights and obligations transferred under this Clause 25; or

(ii)	support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by any Obligor of its obligations under the Finance Documents or otherwise.

25.5	Procedure for transfer

(a)	Subject to the conditions set out in Clause 25.2 (Conditions of transfer) a transfer is effected in accordance with paragraph (c) below when the Agent executes an otherwise duly completed Transfer Certificate delivered to it by the Existing Lender and the New Lender. The Agent shall, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate.

(b)	The Agent shall only be obliged to execute a Transfer Certificate delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the transfer to such New Lender.

(c)	On the Transfer Date:

(i)	to the extent that in the Transfer Certificate the Existing Lender seeks to transfer by novation its rights and obligations under the Finance Documents each of the Obligors and the Existing Lender shall be released from further obligations towards one another under the Finance Documents and their respective rights against one another under the Finance Documents shall be cancelled (being the “Discharged Rights and Obligations”);

(ii)	each of the Obligors and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as that Obligor and the New Lender have assumed and/or acquired the same in place of that Obligor and the Existing Lender;

(iii)	the Agent, the Arranger, the New Lender and other Lenders shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had the New Lender been an Original Lender with the rights and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Agent, the Arranger and the Existing Lender shall each be released from further obligations to each other under the Finance Documents; and

(iv)	the New Lender shall become a Party as a “Lender”.

25.6	Copy of Transfer Certificate to Borrower

The Agent shall, as soon as reasonably practicable after it has executed a Transfer Certificate, send to the Borrower a copy of that Transfer Certificate.

25.7	Security Interests over Lenders’ rights

In addition to the other rights provided to Lenders under this Clause 25, each Lender may without consulting with or obtaining consent from any Obligor, at any time charge, assign or otherwise create Security Interests in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of that Lender including, without limitation:

(a)	any charge, assignment or other Security Interest to secure obligations to a federal reserve or central bank; and

(b)	in the case of any Lender which is a fund, any charge, assignment or other Security Interest granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by that Lender as security for those obligations or securities, except that no such charge, assignment or Security Interest shall:

(i)	release a Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, assignment or Security Interest for the Lender as a party to any of the Finance Documents; or

(ii)	require any payments to be made by an Obligor other than or in excess of, or grant to any person any more extensive rights than, those required to be made or granted to the relevant Lender under the Finance Documents.

26.	CHANGES TO THE OBLIGORS

26.1	Assignments and transfer by Obligors

No Obligor may assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

27.	ROLE OF THE ADMINISTRATIVE PARTIES AND THE ARRANGER

27.1	Appointment of the Administrative Parties

(a)	Each other Finance Party appoints the Agent to act as its agent under and in connection with the Finance Documents.

(b)	Each other Finance Party authorises the Agent to exercise the rights, powers, authorities and discretions specifically given to the Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

(c)	The provisions of the Security Trust Deed apply in respect of the appointment, office and function of the Security Agent.

27.2	Duties of the Agent

(a)	Subject to paragraph (b) below, the Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Agent for that Party by any other Party.

(b)	Without prejudice to Clause 25.6 (Copy of Transfer Certificate to Borrower), paragraph (a) above shall not apply to any Transfer Certificate.

(c)	Except where a Finance Document specifically provides otherwise, the Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(d)	If the Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the Finance Parties.

(e)	If the Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than the Agent, the Security Agent or the Arranger) under this Agreement it shall promptly notify the other Finance Parties.

(f)	The Agent’s duties under the Finance Documents are solely mechanical and administrative in nature.

27.3	Role of the Arranger

Except as specifically provided in the Finance Documents, the Arranger has no obligations of any kind to any other Party under or in connection with any Finance Document.

27.4	No fiduciary duties

(a)	Nothing in this Agreement constitutes the Agent or the Arranger as a trustee or fiduciary of any other person.

(b)	Neither the Agent nor the Arranger shall be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.

27.5	Business with the Group

The Agent and the Arranger may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Group.

27.6	Rights and discretions of the Agent

(a)	The Agent may rely on:

(i)	any representation, notice or document believed by it to be genuine, correct and appropriately authorised; and

(ii)	any statement made by a director, authorised signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify.

(b)	The Agent may assume (unless it has received notice to the contrary in its capacity as agent for the Lenders) that:

(i)	no Default has occurred (unless it has actual knowledge of a Default arising under Clause 24.1 (Non-payment));

(ii)	any right, power, authority or discretion vested in any Party or the Majority Lenders has not been exercised; and

(iii)	any notice or request made by the Borrower (other than a Utilisation Request or Selection Notice) is made on behalf of and with the consent and knowledge of all the Obligors.

(c)	The Agent may engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other experts.

(d)	The Agent may act in relation to the Finance Documents through its personnel and agents.

(e)	The Agent may disclose to any other Party any information it reasonably believes it has received as agent under this Agreement.

(f)	Notwithstanding any other provision of any Finance Document to the contrary, neither the Agent nor the Arranger is obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.

27.7	Majority Lenders’ instructions

(a)	Unless a contrary indication appears in a Finance Document, the Agent shall (i) exercise any right, power, authority or discretion vested in it as Agent in accordance with any instructions given to it by the Majority Lenders (or, if so instructed by the Majority Lenders, refrain from exercising any right, power, authority or discretion vested in it as Agent) and (ii) not be liable for any act (or omission) if it acts (or refrains from taking any action) in accordance with an instruction of the Majority Lenders.

(b)	Unless a contrary indication appears in a Finance Document, any instructions given by the Majority Lenders will be binding on all the Finance Parties other than the Security Agent.

(c)	The Agent may refrain from acting in accordance with the instructions of the Majority Lenders (or, if appropriate, the Lenders) until it has received such security as it may require for any cost, loss or liability (together with any associated VAT) which it may incur in complying with the instructions.

(d)	In the absence of instructions from the Majority Lenders, (or, if appropriate, the Lenders) the Agent may act (or refrain from taking action) as it considers to be in the best interest of the Lenders.

(e)	The Agent is not authorised to act on behalf of a Lender (without first obtaining that Lender’s consent) in any legal or arbitration proceedings relating to any Finance Document. This paragraph (e) shall not apply to any legal or arbitration proceeding relating to the perfection, preservation or protection of rights under the Security Documents or enforcement of the Transaction Security or Security Documents.

27.8	Responsibility for documentation

Neither the Agent nor the Arranger:

(a)	is responsible for the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by the Agent, the Arranger, an Obligor or any other person given in or in connection with any Finance Document or the Information Memorandum;

(b)	is responsible for the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or the Transaction Security or any other agreement, arrangement or document entered into, made or executed in anticipation of or in connection with any Finance Document or the Transaction Security; or

(c)	is responsible for any determination as to whether any information provided or to be provided to any Finance Party is non-public information the use of which may be regulated or prohibited by applicable law or regulation relating to insider dealing or otherwise.

27.9	Exclusion of liability

(a)	Without limiting paragraph (b) below (and without prejudice to the provisions of paragraph (e) of Clause 30.10 (Disruption to Payment Systems etc.)), the Agent will not be liable (including, without limitation, for negligence or any other category of liability whatsoever) for any action taken by it under or in connection with any Finance Document, unless directly caused by its gross negligence or wilful misconduct.

(b)	No Party (other than the Agent) may take any proceedings against any officer, employee or agent of the Agent in respect of any claim it might have against the Agent or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document and any officer, employee or agent of the Agent may rely on this Clause subject to Clause 1.3 (Third Party Rights) and the provisions of the Third Parties Act.

(c)	The Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Agent if the Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Agent for that purpose.

(d)	Nothing in this Agreement shall oblige the Agent or the Arranger to carry out any “know your customer” or other checks in relation to any person on behalf of any Lender and each Lender confirms to the Agent and the Arranger that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Agent or the Arranger.

27.10	Lenders’ indemnity to the Agent

Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify the Agent, within three Business Days of demand, against any cost, loss or liability (including, without limitation, for negligence or any other category of liability whatsoever) incurred by the Agent (otherwise than by reason of the Agent’s gross negligence or wilful misconduct) (or, in the case of any cost, loss or liability pursuant to Clause 30.10 (Disruption to Payment Systems etc.) notwithstanding the Agent’s negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) in acting as Agent under the Finance Documents (unless the Agent has been reimbursed by an Obligor pursuant to a Finance Document).

27.11	Resignation of the Agent

(a)	The Agent may resign and appoint one of its Affiliates acting through an office in a Participating Member State as successor by giving notice to the other Finance Parties and the Borrower.

(b)	Alternatively the Agent may resign by giving 30 days’ notice to the other Finance Parties and the Borrower, in which case the Majority Lenders (after consultation with the Borrower) may appoint a successor Agent.

(c)	If the Majority Lenders have not appointed a successor Agent in accordance with paragraph (b) above within 20 days after notice of resignation was given, the retiring Agent (after consultation with the Borrower) may appoint a successor Agent (acting through an office in a Participating Member State).

(d)	The retiring Agent shall, at its own cost, make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents.

(e)	The Agent’s resignation notice shall only take effect upon the appointment of a successor.

(f)	Upon the appointment of a successor, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of this Clause 27. Any successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

(g)	After consultation with the Borrower, the Majority Lenders may, by notice to the Agent, require it to resign in accordance with paragraph (b) above. In this event, the Agent shall resign in accordance with paragraph (b) above.

27.12	Confidentiality

(a)	In acting as agent for the Finance Parties, the Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.

(b)	If information is received by another division or department of the Agent, it may be treated as confidential to that division or department and the Agent shall not be deemed to have notice of it.

(c)	Notwithstanding any other provision of any Finance Document to the contrary, neither the Agent nor the Arranger is obliged to disclose to any other person (i) any confidential information or (ii) any other information if the disclosure would or might in its reasonable opinion constitute a breach of any law or a breach of a fiduciary duty.

27.13	Relationship with the Lenders

(a)	The Agent may treat the person shown in its records as Lender at the opening of business (in the place of the Agent’s principal office as notified to the Finance Parties from time to time) as the Lender acting through its Facility Office:

(i)	entitled to or liable for any payment due under any Finance Document on that day; and

(ii)	entitled to receive and act upon any notice, request, document or communication or make any decision or determination under any Finance Document made or delivered on that day,

unless it has received not less than five Business Days’ prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

(b)	Each Lender shall supply the Agent with any information that the Security Agent may reasonably specify (through the Agent) as being necessary or desirable to enable the Security Agent to perform its functions as Security Agent. Each Lender shall deal with the Security Agent exclusively through the Agent and shall not deal directly with the Security Agent.

(c)	Any Lender may by notice to the Agent appoint a person to receive on its behalf all notices, communications, information and documents to be made or despatched to that Lender under the Finance Documents. Such notice shall contain the address, fax number and (where communication by electronic mail or other electronic means is permitted under Clause 32.5 (Electronic communication)) electronic mail address and/or any other information required to enable the sending and receipt of information by that means (and, in each case, the department or officer, if any, for whose attention communication is to be made) and be treated as a notification of a substitute address, fax number, electronic mail address, department and officer by that Lender for the purposes of Clause 32.2 (Addresses) and paragraph (a)(iii) of Clause 32.5 (Electronic communication) and the Agent shall be entitled to treat such person as the person entitled to receive all such notices, communications, information and documents as though that person were that Lender.

27.14	Credit appraisal by the Lenders

Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Lender confirms to the Agent and the Arranger that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:

(a)	the financial condition, status and nature of each Obligor;

(b)	the legality, validity, effectiveness, adequacy or enforceability of any Finance Document and the Transaction Security and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or the Transaction Security;

(c)	whether that Lender has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the Transaction Security, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

(d)	the adequacy, accuracy and/or completeness of the Information Memorandum and any other information provided by the Agent, any Party or by any other person under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

(e)	the right or title of any person in or to, or the value or sufficiency of any part of the Security Assets, the priority of any of the Transaction Security or the existence of any Security Interest affecting the Security Assets.

27.15	Reference Banks

If a Reference Bank (or, if a Reference Bank is not a Lender, the Lender of which it is an Affiliate) ceases to be a Lender, the Agent shall (in consultation with the Borrower) appoint another Lender or an Affiliate of a Lender to replace that Reference Bank.

27.16	Agent’s Management Time

Any amount payable to the Agent under Clause 14.3 (Indemnity to the Administrative Parties), Clause 16 (Costs and expenses) and Clause 27.10 (Lenders’ indemnity to the Agent) shall include the cost of utilising the Agent’s management time or other resources and will be calculated on the basis of such reasonable daily or hourly rates as the Agent may notify to the Borrower and the Lenders, and is in addition to any fee paid or payable to the Agent under Clause 11 (Fees).

27.17	Deduction from amounts payable by the Agent

If any Party owes an amount to the Agent under the Finance Documents the Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.

28.	CONDUCT OF BUSINESS BY THE FINANCE PARTIES

No provision of this Agreement will:

(a)	interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

(b)	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

(c)	oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

29.	SHARING AMONG THE FINANCE PARTIES

29.1	Payments to Finance Parties

If a Finance Party (a “Recovering Finance Party”) receives or recovers any amount from an Obligor other than in accordance with Clause 30 (Payment mechanics) (a “Recovered Amount”) and applies that amount to a payment due under the Finance Documents then:

(a)	the Recovering Finance Party shall, within three Business Days, notify details of the receipt or recovery to the Agent;

(b)	the Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Agent and distributed in accordance with Clause 30 (Payment mechanics), without taking account of any Tax which would be imposed on the Agent in relation to the receipt, recovery or distribution; and

(c)	the Recovering Finance Party shall, within three Business Days of demand by the Agent, pay to the Agent an amount (the “Sharing Payment”) equal to such receipt or recovery less any amount which the Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with Clause 30.5 (Partial payments).

29.2	Redistribution of payments

The Agent shall treat the Sharing Payment as if it had been paid by the relevant Obligor and distribute it between the Finance Parties (other than the Recovering Finance Party) (the “Sharing Finance Parties”) in accordance with Clause 30.5 (Partial payments) towards the obligations of that Obligor to the Sharing Finance Parties.

29.3	Recovering Finance Party’s rights

On a distribution by the Agent under Clause 29.2 (Redistribution of payments) of a payment received by a Recovering Finance Party from an Obligor, as between the relevant Obligor and the Recovering Finance Party, an amount of the Recovered Amount equal to the Sharing Payment will be treated as not having been paid by that Obligor.

29.4	Reversal of redistribution

If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:

(a)	each Sharing Finance Party shall, upon request of the Agent, pay to the Agent for the account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay) (the “Redistributed Amount”); and

(b)	as between the relevant Obligor and each relevant Sharing Finance Party, an amount equal to the relevant Redistributed Amount will be treated as not having been paid by that Obligor.

29.5	Exceptions

(a)	This Clause 29 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this Clause, have a valid and enforceable claim against the relevant Obligor.

(b)	A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:

(i)	it notified that other Finance Party of the legal or arbitration proceedings; and

(ii)	that other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

30.	PAYMENT MECHANICS

30.1	Payments to the Agent

(a)	On each date on which an Obligor or a Lender is required to make a payment under a Finance Document, that Obligor or Lender shall make the same available to the Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(b)	Payment shall be made to such account in the principal financial centre of the country of that currency with such bank as the Agent specifies.

30.2	Distributions by the Agent

Each payment received by the Agent under the Finance Documents for another Party shall, subject to Clause 30.3 (Distributions to an Obligor) and Clause 30.4 (Clawback) be made available by the Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Agent by not less than five Business Days’ notice with a bank in the principal financial centre of the country of that currency.

30.3	Distributions to an Obligor

The Agent may (with the consent of the Obligor or in accordance with Clause 31 (Set-off)) apply any amount received by it for that Obligor in or towards payment (on the date and in the currency and funds of receipt) of any amount due from that Obligor under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

30.4	Clawback

(a)	Where a sum is to be paid to the Agent under the Finance Documents for another Party, the Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

(b)	If the Agent pays an amount to another Party and it proves to be the case that the Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Agent shall on demand refund the same to the Agent together with interest on that amount from the date of payment to the date of receipt by the Agent, calculated by the Agent to reflect its cost of funds.

30.5	Partial payments

(a)	If the Agent receives a payment for application against amounts due in respect of any Finance Documents that is insufficient to discharge all the amounts then due and payable by an Obligor under the Finance Documents, the Agent shall apply that payment towards the obligations of that Obligor under the Finance Documents in the following order:

(i)	first, in or towards payment pro rata of any unpaid fees, costs and expenses of the Administrative Parties under the Finance Documents;

(ii)	secondly, in or towards payment pro rata of any accrued interest, fee or commission due but unpaid under the Finance Documents;

(iii)	thirdly, in or towards payment pro rata of any principal due but unpaid under the Finance Documents; and

(iv)	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

(b)	The Agent shall, if so directed by the Majority Lenders, vary the order set out in paragraphs (a)(ii) to (iv) above.

(c)	Paragraphs (a) and (b) above will override any appropriation made by an Obligor.

30.6	No set-off by Obligors

All payments to be made by an Obligor under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

30.7	Business Days

(a)	Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)	During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

30.8	Currency of account

(a)	Subject to paragraphs (b) and (c) below, the Dollar is the currency of account and payment for any sum due from an Obligor under any Finance Document.

(b)	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

(c)	Any amount expressed to be payable in a currency other than Dollars shall be paid in that other currency.

30.9	Change of currency

(a)	Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:

(i)	any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Agent (after consultation with the Borrower); and

(ii)	any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Agent (acting reasonably).

(b)	If a change in any currency of a country occurs, this Agreement will, to the extent the Agent (acting reasonably and after consultation with the Borrower) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the Relevant Interbank Market and otherwise to reflect the change in currency.

30.10	Disruption to Payment Systems etc.

If either the Agent determines (in its discretion) that a Disruption Event has occurred or the Agent is notified by the Borrower that a Disruption Event has occurred:

(a)	the Agent may, and shall if requested to do so by the Borrower, consult with the Borrower with a view to agreeing with the Borrower such changes to the operation or administration of the Facility as the Agent may deem necessary in the circumstances;

(b)	the Agent shall not be obliged to consult with the Borrower in relation to any changes mentioned in paragraph (a) if, in its opinion, it is not practicable to do so in the circumstances and, in any event, shall have no obligation to agree to such changes;

(c)	the Agent may consult with the Finance Parties in relation to any changes mentioned in paragraph (a) but shall not be obliged to do so if, in its opinion, it is not practicable to do so in the circumstances;

(d)	any such changes agreed upon by the Agent and the Borrower shall (whether or not it is finally determined that a Disruption Event has occurred) be binding upon the Parties as an amendment to (or, as the case may be, waiver of) the terms of the Finance Documents notwithstanding the provisions of Clause 36 (Amendments and Waivers);

(e)	the Agent shall not be liable for any damages, costs or losses whatsoever (including, without limitation for negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) arising as a result of its taking, or failing to take, any actions pursuant to or in connection with this Clause 30.10; and

(f)	the Agent shall notify the Finance Parties of all changes agreed pursuant to paragraph (d) above.

31.	SET-OFF

A Finance Party may set off any matured obligation due from an Obligor under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to that Obligor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

32.	NOTICES

32.1	Communications in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax or letter.

32.2	Addresses

The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

(a)	in the case of the Borrower, that identified with its name below;

(b)	in the case of each Lender or any other Obligor, that notified in writing to the Agent on or prior to the date on which it becomes a Party; and

(c)	in the case of the Agent, that identified with its name below,

or any substitute address or fax number or department or officer as the Party may notify to the Agent (or the Agent may notify to the other Parties, if a change is made by the Agent) by not less than five Business Days’ notice.

32.3	Delivery

(a)	Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:

(i)	if by way of fax, when received in legible form; or

(ii)	if by way of letter, when it has been left at the relevant address or five Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address;

and, if a particular department or officer is specified as part of its address details provided under Clause 32.2 (Addresses), if addressed to that department or officer.

(b)	Any communication or document to be made or delivered to the Agent will be effective only when actually received by the Agent and then only if it is expressly marked for the attention of the department or officer identified with the Agent’s signature below (or any substitute department or officer as the Agent shall specify for this purpose).

(c)	All notices from or to an Obligor shall be sent through the Agent.

(d)	Any communication or document made or delivered to the Borrower in accordance with this Clause will be deemed to have been made or delivered to each of the Obligors.

32.4	Notification of address and fax number

Promptly upon receipt of notification of an address or fax number or change of address or fax number pursuant to Clause 32.2 (Addresses) or changing its own address or fax number, the Agent shall notify the other Parties.

32.5	Electronic communication

(a)	Any communication to be made between the Agent and a Lender under or in connection with the Finance Documents may be made by electronic mail or other electronic means, if the Agent and the relevant Lender:

(i)	agree that, unless and until notified to the contrary, this is to be an accepted form of communication;

(ii)	notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(iii)	notify each other of any change to their address or any other such information supplied by them.

(b)	Any electronic communication made between the Agent and a Lender will be effective only when actually received in readable form and in the case of any electronic communication made by a Lender to the Agent only if it is addressed in such a manner as the Agent shall specify for this purpose.

32.6	English language

(a)	Any notice given under or in connection with any Finance Document must be in English.

(b)	All other documents provided under or in connection with any Finance Document must be:

(i)	in English; or

(ii)	if not in English, and if so required by the Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

33.	CALCULATIONS AND CERTIFICATES

33.1	Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.

33.2	Certificates and Determinations

Any certification or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

33.3	Day count convention

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days or, in any case where the practice in the Relevant Interbank Market differs, in accordance with that market practice.

34.	PARTIAL INVALIDITY

If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

35.	REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of any Finance Party, any right or remedy under the Finance Documents shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

36.	AMENDMENTS AND WAIVERS

36.1	Required consents

(a)	Subject to Clause 36.2 (Exceptions) any term of the Finance Documents may be amended or waived only with the consent of the Majority Lenders and the Obligors and any such amendment or waiver will be binding on all Parties.

(b)	The Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this Clause.

36.2	Exceptions

(a)	An amendment or waiver that has the effect of changing or which relates to:

(i)	the definition of “Majority Lenders” in Clause 1.1 (Definitions);

(ii)	an extension to the date of payment of any amount under the Finance Documents;

(iii)	a reduction in the Margin or a reduction in the amount of any payment of principal, interest, fees or commission payable;

(iv)	an increase in or an extension of any Commitment or the Total Commitments;

(v)	a change to the Borrower or Guarantors;

(vi)	any provision which expressly requires the consent of all the Lenders;

(vii)	Clause 2.2 (Finance Parties’ rights and obligations), Clause 25 (Changes to the Lenders) or this Clause 36;

(viii)	other than as expressly permitted by the provisions of the Finance Documents, the nature or scope of:

(A)	the guarantee and indemnity granted under Clause 17 (Guarantee and Indemnity);

(B)	the Security Assets or any of them; or

(C)	the manner in which the proceeds of enforcement of the Transaction Security are distributed

(except in the case of paragraph (B) and paragraph (C) above, insofar as it relates to a sale or disposal of an asset which is the subject of the Transaction Security where such sale or disposal is expressly permitted under this Agreement or any other Finance Document); or

(ix)	the release of any guarantee and indemnity granted under Clause 17 (Guarantee and Indemnity) or of any Transaction Security unless permitted under this Agreement or any other Finance Document or relating to a sale or disposal of an asset which is the subject of the Transaction Security where such sale or disposal is expressly permitted under this Agreement or any other Finance Document, shall not be made without the prior consent of all the Lenders.

(b)	An amendment or waiver which relates to the rights or obligations of the Agent, the Security Agent or the Arranger (each in their capacity as such) may not be effected without the consent of the Agent, the Security Agent or, as the case may be, the Arranger.

37.	CONFIDENTIALITY

37.1	Confidential Information

Each Finance Party agrees to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by Clause 37.2 (Disclosure of Confidential Information) and Clause 37.3 (Disclosure to numbering service providers), and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to its own confidential information.

37.2 Disclosure of Confidential Information

Any Finance Party may disclose:

(a)	to any of its Affiliates and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives such Confidential Information as that Finance Party shall consider appropriate if any person to whom the Confidential Information is to be given pursuant to this paragraph (a) is informed in writing of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the Confidential Information;

(b)	to any person:

(i)	to (or through) whom it assigns or transfers (or may potentially assign or transfer) all or any of its rights and/or obligations under one or more Finance Documents and to any of that person’s Affiliates, Representatives and professional advisers;

(ii)	with (or through) whom it enters into (or may potentially enter into), whether directly or indirectly, any sub-participation in relation to, or any other transaction under which payments are to be made or may be made by reference to, one or more Finance Documents and/or one or more Obligors and to any of that person’s Affiliates, Representatives and professional advisers;

(iii)	appointed by any Finance Party or by a person to whom paragraph (b)(i) or (ii) above applies to receive communications, notices, information or documents delivered pursuant to the Finance Documents on its behalf (including, without limitation, any person appointed under paragraph (c) of Clause 27.13 (Relationship with the Lenders));

(iv)	who invests in or otherwise finances (or may potentially invest in or otherwise finance), directly or indirectly, any transaction referred to in paragraph (b)(i) or (b)(ii) above;

(v)	to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation;

(vi)	to whom or for whose benefit that Finance Party charges, assigns or otherwise creates Security Interest (or may do so) pursuant to Clause 25.7 (Security Interest over Lenders’ rights);

(vii)	to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes;

(viii)	who is a Party; or

(ix)	with the consent of the Borrower;

in each case, such Confidential Information as that Finance Party shall consider appropriate if:

(A)	in relation to paragraphs (b)(i), (b)(ii) and b(iii) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking except that there shall be no requirement for a Confidentiality Undertaking if the recipient is a professional adviser and is subject to professional obligations to maintain the confidentiality of the Confidential Information;

(B)	in relation to paragraph (b)(iv) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking or is otherwise bound by requirements of confidentiality in relation to the Confidential Information they receive and is informed that some or all of such Confidential Information may be price-sensitive information;

(C)	in relation to paragraphs (b)(v), (b)(vi) and (b)(vii) above, the person to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of that Finance Party, it is not practicable so to do in the circumstances;

(c)	to any person appointed by that Finance Party or by a person to whom paragraph (b)(i) or (b)(ii) above applies to provide administration or settlement services in respect of one or more of the Finance Documents including without limitation, in relation to the trading of participations in respect of the Finance Documents, such Confidential Information as may be required to be disclosed to enable such service provider to provide any of the services referred to in this paragraph (c) if the service provider to whom the Confidential Information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Borrower and the relevant Finance Party;

(d)	to any rating agency (including its professional advisers) such Confidential Information as may be required to be disclosed to enable such rating agency to carry out its normal rating activities in relation to the Finance Documents and/or the Obligors if the rating agency to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information.

37.3	Disclosure to numbering service providers

(a)	Any Finance Party may disclose to any national or international numbering service provider appointed by that Finance Party to provide identification numbering services in respect of this Agreement, the Facility and/or one or more Obligors the following information:

(i)	names of Obligors;

(ii)	country of domicile of Obligors;

(iii)	place of incorporation of Obligors;

(iv)	date of this Agreement;

(v)	the names of the Agent and the Arranger;

(vi)	date of each amendment and restatement of this Agreement;

(vii)	amount of Total Commitments;

(viii)	currency of the Facility;

(ix)	type of Facility;

(x)	ranking of Facility;

(xi)	Repayment Date for Facility;

(xii)	changes to any of the information previously supplied pursuant to paragraphs (i) to (xi) above; and

(xiii)	such other information agreed between such Finance Party and the Borrower,

to enable such numbering service provider to provide its usual syndicated loan numbering identification services.

(b)	The Parties acknowledge and agree that each identification number assigned to this Agreement, the Facility and/or one or more Obligors by a numbering service provider and the information associated with each such number may be disclosed to users of its services in accordance with the standard terms and conditions of that numbering service provider.

(c)	Each Obligor represents that none of the information set out in paragraphs (i) to (xiii) of paragraph (a) above is, nor will at any time be, unpublished price-sensitive information.

(d)	The Agent shall notify the Borrower and the other Finance Parties of:

(i)	the name of any numbering service provider appointed by the Agent in respect of this Agreement, the Facility and/or one or more Obligors; and

(ii)	the number or, as the case may be, numbers assigned to this Agreement, the Facility and/or one or more Obligors by such numbering service provider.

37.4	Entire agreement

This Clause 37 (Confidentiality) constitutes the entire agreement between the Parties in relation to the obligations of the Finance Parties under the Finance Documents regarding Confidential Information and supersedes any previous agreement, whether express or implied, regarding Confidential Information.

37.5	Inside information

Each of the Finance Parties acknowledges that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and each of the Finance Parties undertakes not to use any Confidential Information for any unlawful purpose.

37.6	Notification of disclosure

Each of the Finance Parties agrees (to the extent permitted by law and regulation) to inform the Borrower:

(a)	of the circumstances of any disclosure of Confidential Information made pursuant to paragraph (b)(v) of Clause 37.2 (Disclosure of Confidential Information) except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and

(b)	upon becoming aware that Confidential Information has been disclosed in breach of this Clause 37 (Confidentiality).

37.7	Continuing obligations

The obligations in this Clause 37 (Confidentiality) are continuing and, in particular, shall survive and remain binding on each Finance Party for a period of twelve months from the earlier of:

(a)	the date on which all amounts payable by the Obligors under or in connection with the Finance Documents have been paid in full and all Commitments have been cancelled or otherwise cease to be available; and

(b)	the date on which such Finance Party otherwise ceases to be a Finance Party.

38.	COUNTERPARTS

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

39.	GOVERNING LAW

This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

40.	ENFORCEMENT

40.1	Jurisdiction

(a)	The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute relating to the existence, validity or termination of this Agreement or any non-contractual obligation arising out of or in connection with this Agreement) (a “Dispute”).

(b)	The Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

(c)	Notwithstanding the foregoing paragraphs (a) and (b), the Parties agree that the Majority Lenders shall have the exclusive right, at their option, to have any Dispute referred to and finally resolved by arbitration under the LCIA Rules, which LCIA Rules are deemed to be incorporated by reference into this clause.

(d)	In respect of any arbitration referred to in paragraph (c) above:

(i)	the number of arbitrators shall be three;

(ii)	the claimant (or if more than one claimant, the claimants jointly) shall nominate one arbitrator and the respondent (or if more than one respondent, the respondents jointly) shall nominate one arbitrator within the time limits specified in the LCIA Rules (but if the respondents have not agreed the identity of their nominated arbitrator within the time limits specified in the LCIA Rules, the second arbitrator shall be appointed by the LCIA Court);

(iii)	the chairman shall be nominated by the two appointed arbitrators within 15 days of the appointment of the second arbitrator (whether by the LCIA Court or otherwise), failing which the chairman shall be appointed by the LCIA Court;

(iv)	the seat, or legal place, of arbitration shall be London, England; and

(v)	the language to be used in the arbitral proceedings shall be English.

(e)	This Clause 40.1 is for the benefit of the Finance Parties only. As a result, no Finance Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Finance Parties may take concurrent proceedings in any number of jurisdictions.

40.2	Service of process

Without prejudice to any other mode of service allowed under any relevant law, each Obligor (other than an Obligor incorporated in England and Wales):

(a)	irrevocably appoints Ince & Co., London as its agent for service of process in relation to any proceedings before the English courts or any arbitration in connection with any Finance Document; and

(b)	agrees that failure by a process agent to notify the relevant Obligor of the process will not invalidate the proceedings concerned.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 1

THE ORIGINAL PARTIES

Part I

The Guarantors

Name of Guarantor	Jurisdiction of Incorporation

DryShips Inc.	Marshall Islands

Ocean Rig UDW Inc.	Marshall Islands

Drillships Holdings Inc.	Marshall Islands

Drillship Hydra Shareholders Inc.	Marshall Islands

Part II

The Original Lenders

Name of Original Lender	Commitment

Deutsche Bank Luxembourg S.A.	US$325,000,000

SCHEDULE 2

CONDITIONS PRECEDENT

Obligors

1.	An up to date certificate of good standing of each Obligor and a certified copy of the certificate of incorporation and constitutional documents of each.

2.	A certified copy of a resolution of the board of directors of each Obligor:

(a)	approving the terms of, and the transactions contemplated by, each Finance Document to which it is a party and resolving that it executes each such Finance Document then to be executed;

(b)	authorising a specified person or persons to execute each Finance Document on its behalf to which it is a party, then to be executed; and

(c)	authorising a specified person or persons, on its behalf, to sign and/or despatch all other documents and notices to be signed and/or despatched by it under or in connection with each Finance Document then to be executed.

3.	A certified copy of a resolution of the sole shareholder of each of the Borrower, HSI and DHI ratifying the resolutions of the relevant Obligor’s board of directors.

4.	A specimen of the signature of each person authorised by the resolutions referred to in 2 above.

Finance Documents

5.	An original of each of the following documents duly executed by the parties to it:

(a)	each Finance Document; and

(b)	any mandate or similar document, to be entered into by the Borrower with the Account Bank.

6.	A letter from Ince & Co., London, agreeing to its appointment as process agent for each Obligor under the Finance Documents.

Evidence of perfection of Security Interests

7.	Original Share Certificates of each of the Borrower and HSI in relation to the Share Charge.

8.	Executed blank share transfer forms in relation to the Share Charge.

9.	Duly executed originals (or, if originals are not available, fax/pdf copies with originals to follow as soon as possible and in any event within five (5) Business Days) of all notices of assignment required to be served under each Security Document and duly executed originals (or, if originals are not available, fax/pdf copies with originals to follow as soon as possible and in any event within one (1) month) of the acknowledgements thereof, notarised, legalised and/or apostilled, as required.

10.	A duly executed Power of Attorney and the Appointment of Judicial Representative in respect of the Mortgage.

11.	A transcript of the Marshall Islands ship registry showing that:

(a)	the Mortgage has been duly recorded in the Marshall Islands and constitutes a first priority security interest over the Vessel and that all taxes and fees payable to the Marshall Islands Maritime Administrator in respect of the Vessel have been paid in full; and

(b)	the Vessel is provisionally registered in the name of the Borrower as a fully completed Marshall Islands ship free of all Security Interests other than Permitted Liens.

12.	Duly executed letters of undertaking substantially in the form provided in the General Assignment from, inter alios, the approved brokers (if applicable), insurer and club concerned with the Obligatory Insurances.

Evidence of repayment of Existing Secured Debt and release of Existing Security

13.	Evidence that not less than US$115,000,000 in principal amount of the Existing Secured Debt has been (or will on the Utilisation Date be) repaid and that the Obligors have been released from all obligations and liabilities (actual or contingent) in respect of the Existing Secured Debt.

14.	Evidence that all the Existing Security has been (or will on the Utilisation Date be) released including, but not limited to, evidence of the deregistration of any registered Security Interest and evidence of re-assignment of all Security Interests taken by way of assignment.

Related Contracts

15.	A certified copy of each Related Contract (other than the Obligatory Insurances), each in form and substance satisfactory to the Agent (acting on the instructions of all of the Lenders).

Vessel

16.	A certified copy of the invoice issued by the Builder in relation to the Instalment payable by the Borrower on the Utilisation Date.

17.	A copy of any and all invoices issued by the Builder in relation to any Instalments payable by the Borrower before the Utilisation Date.

18.	A certified copy of:

(a)	an interim classification certificate from the Classification Society in respect of the Vessel showing the Vessel to be in class without recommendation, condition or qualification (other than any immaterial recommendations, conditions or qualifications that are capable of rectification within 12 months or such shorter period as is required by the Classification Society) or, in the event that this is not available, a faxed copy with a certified copy to follow as soon as practicable after the Delivery Date;

(b)	an Interim Safety Management Certificate or a faxed copy of the same;

(c)	an interim Document of Compliance or a faxed copy of the same; and

(d)	an interim International Ship Security Certificate or a faxed copy of the same.

19.	Confirmation acceptable to the Agent (acting on the instructions of the Majority Lenders, such acceptance not to be unreasonably withheld or delayed by the Lenders) that the Borrower has accepted the Vessel pursuant to the terms of the Shipbuilding Contract and executed a protocol of delivery and acceptance.

20.	A certified copy of the Builder’s certificate in respect of the Vessel.

21.	Certificate from the Borrower confirming that there are no material disputes with the Builder and confirmation from the same that there have been no amendments or variations to the Shipbuilding Contract other than amendments disclosed and agreed in writing prior to the date hereof or permitted under the terms of this Agreement.

Insurances

22.	Confirmation from the Agent (acting on the instructions of the Majority Lenders) of the Majority Lenders’ satisfaction with a final insurance report prepared by Marsh, or such other insurance adviser appointed by the Agent.

23.	Fax confirmations from each broker (if applicable), insurer and club concerned with the Obligatory Insurances that the insurances meet the requirements set out in Clause 23.1 (Scope of Obligatory Insurances) including the insurances referred to in Clause 23.1(e) (Scope of Obligatory Insurances), will be effective from the actual delivery of the Vessel and are consistent with the requirements of the Drilling Charter.

Accounts

24.	Evidence that each Account has been opened in accordance with the Finance Documents.

25.	Evidence that US$25,000,000 has been or will immediately after the drawing of the Loan be credited to the balance of the Reserve Account.

Legal opinions

26.	A legal opinion of Bingham McCutchen (London) LLP, legal advisers to the Arranger as to English law substantially in the form distributed to and agreed by the Original Lenders prior to signing this Agreement.

27.	A legal opinion of Blank Rome LLP, legal advisers to the Arranger as to Marshall Islands law substantially in the form distributed to and agreed by the Original Lenders prior to signing this Agreement.

Other documents and evidence

28.	Evidence that all fees (including all fees payable on or at the Utilisation Date under the Fee Letters and legal costs (including the legal fees of the legal advisers to the Arranger, which the Obligors shall pay directly)) and reasonable out-of-pocket expenses then due and payable from an Obligor under the Finance Documents have been or will be paid by the Utilisation Date.

29.	Certified copy of the Original Financial Statements of each Obligor.

30.	Evidence that all Transaction Authorisations required by an Obligor to perform its obligations under the Transaction Documents have been obtained or will, at the appropriate time, be obtained.

31.	Confirmation from the Lenders that they have satisfied their “know your customer” requirements in respect of the relevant parties to the Transaction Documents.

32.	Confirmation from the Parent that as far as it is aware there has been no material adverse change in the prospects of the Borrower or the Group or the operations or financial condition of the Borrower, any Obligor or the Manager (if an Affiliate of the Parent) as from the date of this Agreement.

33.	Completion of each Lender’s legal, technical, environmental, financial, tax and insurance due diligence with regard to the project, including, among others, review of all Related Contracts and receipt of appropriate internal credit approvals by such Lender.

34.	The Annual Budget of the Borrower in form and substance satisfactory to the Lenders.

35.	Confirmation from the Borrower and the Agent (acting on behalf of each of the Lenders) of their satisfactory due diligence on the Charterer’s and the Lenders’ withholding tax and the Borrower’s withholding tax and corporation tax exposure, if any.

36.	Evidence satisfactory to the Agent (acting on the instructions of the Majority Lenders) that the Borrower will be in compliance with Clause 21.1(b) as at the Utilisation Date immediately after giving effect to the Utilisation.

37.	Copies of such other documents which, based on legal advice received from the relevant advisers referred to in this Agreement and which are reasonably required to evidence the legality, validity and enforceability of the obligations of the parties to any Finance Document.

SCHEDULE 3

UTILISATION REQUEST

From:	Drillship Hydra Owners Inc.

To:	Deutsche Bank Luxembourg S.A.

Dated:

Dear Sirs

Drillship Hydra Owners Inc. – US$325,000,000 Facility Agreement

dated [—] December 2010 (the “Agreement”)

1.	We refer to the Agreement. This is a Utilisation Request. Terms defined in the Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.

2.	We wish to borrow the Loan on the following terms:

Proposed Utilisation Date:	[ ]

Amount:	US$[ ]

[Amount payable to the Builder towards the Instalment referred to in Article II paragraph 4(e) of the Shipbuilding Contract][Amount payable in partial reimbursement of the Borrower for the Instalment referred to in Article II paragraph 4(e) of the Shipbuilding Contract and repayment of intercompany Financial Indebtedness incurred to finance the Borrower’s payment of that Instalment]:	US$[ ]

Amount payable to [ ] in partial repayment of the Existing Secured Debt:	US$[ ]

Amount payable to the Reserve Account:	US$[25,000,000]

Amount payable to the Borrower for general corporate purposes:	US$[ ]

3.	Our payment instructions are:

[to include provisions that: (a) amount of Loan in respect of Instalment payable or paid under the Shipbuilding Contract to be payable to [the Builder’s account [set out account details]][the Borrower’s account [set out account details]]; (b) amount of Loan in respect of repayment of Existing Secured Debt to be payable to [set out payee and account details]; (c) amount of Loan to be paid into the Reserve Account to be credited to the Reserve Account; and (d) amount of Loan to be used for general corporate purposes to be payable to [the Borrower’s account [set out account details]].]

4.	We confirm that each condition specified in Clause 4.2 (Further conditions precedent) is satisfied on the date of this Utilisation Request.

5.	This Utilisation Request is irrevocable.

Yours faithfully

authorised signatory for

Drillship Hydra Owners Inc.

SCHEDULE 4

FORM OF TRANSFER CERTIFICATE

To:	DEUTSCHE BANK LUXEMBOURG S.A. as Agent

DEUTSCHE BANK AG FILIALE DEUTSCHLANDGESCHÄFT as Security Agent

From:	[The Existing Lender] (the “Existing Lender”) and [The New Lender] (the “New Lender”)

Dated:

Drillship Hydra Owners Inc. – US$325,000,000 Facility Agreement

dated [—] December 2010 (the “Agreement”)

1.	We refer to the Agreement. This is a Transfer Certificate. Terms defined in the Agreement have the same meaning in this Transfer Certificate unless given a different meaning in this Transfer Certificate.

2.	We refer to Clause 25.5 (Procedure for transfer):

(a)	The Existing Lender and the New Lender agree to the Existing Lender transferring to the New Lender by novation all or part of the Existing Lender’s Commitment, rights and obligations referred to in the Schedule in accordance with Clause 25.5 (Procedure for transfer).

(b)	The proposed Transfer Date is [ ].

(c)	The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of Clause 32.2 (Addresses) are set out in the Schedule.

3.	The New Lender expressly acknowledges the limitations on the Existing Lender’s obligations set out in paragraph (c) of Clause 25.4 (Limitation of responsibility of Existing Lenders).

4.	In consideration of the New Lender being accepted as a Lender for the purposes of the Agreement and the Security Trust Deed, the New Lender confirms that, as from [date], it intends to be party to the Security Trust Deed as a Lender and undertakes to perform all the obligations expressed in the Security Trust Deed to be assumed by a Lender and agrees that it shall be bound by all the provisions of the Security Trust Deed, as if it had been an original party to the Security Trust Deed.

5.	This Transfer Certificate may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Transfer Certificate.

6.	This Transfer Certificate and any non-contractual obligations arising out of or in connection with it are governed by English law.

7.	This Transfer Certificate has been entered into on the date stated at the beginning of this Transfer Certificate.

THE SCHEDULE

Commitment/rights and obligations to be transferred

[insert relevant details]

[Facility Office address, fax number and attention details for notices and account details for payments,]

EXECUTED as a DEED by	)
[NEW LENDER]	)
acting by	)
and	)
acting under the	)
authority of [NEW LENDER]	)
in the presence of:	)

Witness’ signature:

Name:

Address:

[Existing Lender]

By:

This Transfer Certificate is accepted by the Agent and the Transfer Date is confirmed as [            ].

[Agent]

By:

SCHEDULE 5

FORM OF COMPLIANCE CERTIFICATE

To:	Deutsche Bank Luxembourg S.A. as Agent

From:	DryShips Inc.

Dated:

Dear Sirs

Drillship Hydra Owners Inc. – US$325,000,000 Facility Agreement

dated [—] December 2010 (the “Agreement”)

1.	We refer to the Agreement. This is a Compliance Certificate. Terms defined in the Agreement have the same meaning when used in this Compliance Certificate unless given a different meaning in this Compliance Certificate.

2.	We hereby certify that, as at [—] 201[—] (the “Compliance Date”):

2.1	The Market Adjusted Equity Ratio was [—] calculated on the basis of the figures in the table below.

Relevant Figures as at the Compliance Date	US$

Stockholders’ equity:

Total Assets:

Insurance Market Value of all Fleet Vessels:

Market Value Adjusted Total Assets:

Adjusted Equity:

Total Interest Bearing Liabilities:

2.2	The Market Value Adjusted Net Worth of the Group was [—] calculated on the basis of the figures in the table below.

Relevant Figures as at the Compliance Date	US$

Paid-Up Capital:

General Reserves:

Retained Earnings:

Book value of all Fleet Vessels:

Insurance Market Value of all Fleet Vessels:

2.3	The immediately freely available and unencumbered bank or cash balances of the Parent and all the other members of the Group was US$[—].

2.4	the LTV Ratio was [—] calculated on the basis of the figures in the table below.

Relevant Figures	US$

Aggregate principal amount outstanding under the Facility as at the Compliance Date:

Latest Market Value of the Vessel:

Amount standing to the credit of the Reserve Account as at the Compliance Date:

Value attributed by the Agent to any additional security provided pursuant to Clause 21.1(c)(iii) as at the Compliance Date:

3.	[We hereby certify that no Default is continuing.]*

Yours faithfully,

By:
[Chief Financial Officer][Authorised Signatory] of DryShips Inc.

*	If this statement cannot be made, the certificate should identify any Default that is continuing and the steps, if any, being taken to remedy it.

SCHEDULE 6

LMA FORM OF CONFIDENTIALITY UNDERTAKING

[Letterhead of Seller]

To:

[insert name of Potential
Purchaser]

Re:	The Agreement

Company: Drillship Hydra Owners Inc. (the “Company”)
Date: [—] December 2010
Amount: US$325,000,000
Agent: Deutsche Bank Luxembourg S.A.

Dear Sirs

We understand that you are considering acquiring an interest in the Agreement which, subject to the Agreement, may be by way of novation, assignment, the entering into, whether directly or indirectly, of a sub-participation or any other transaction under which payments are to be made or may be made by reference to one or more Finance Documents and/or one or more Obligors or by way of investing in or otherwise financing, directly or indirectly, any such novation, assignment, sub-participation or other transaction (the “Acquisition”). In consideration of us agreeing to make available to you certain information, by your signature of a copy of this letter you agree as follows:

1.	CONFIDENTIALITY UNDERTAKING

You undertake (a) to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by paragraph 2 below and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to your own confidential information, and (b) until the Acquisition is completed to use the Confidential Information only for the Permitted Purpose.

2.	PERMITTED DISCLOSURE

We agree that you may disclose:

2.1	to any of your Affiliates and any of your or their officers, directors, employees, professional advisers and auditors such Confidential Information as you shall consider appropriate if any person to whom the Confidential Information is to be given pursuant to this paragraph 2.1 is informed in writing of its confidential nature and that some or all of such Confidential Information may be price-sensitive information, except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the Confidential Information;

2.2	subject to the requirements of the Agreement, to any person:

(a)	to (or through) whom you assign or transfer (or may potentially assign or transfer) all or any of your rights and/or obligations which you may acquire under the Agreement such Confidential Information as you shall consider appropriate if the person to whom the Confidential Information is to be given pursuant to this sub-paragraph (a) of paragraph 2.2 has delivered a letter to you in equivalent form to this letter;

i

(b)	with (or through) whom you enter into (or may potentially enter into) any sub-participation in relation to, or any other transaction under which payments are to be made or may be made by reference to the Agreement or any Obligor such Confidential Information as you shall consider appropriate if the person to whom the Confidential Information is to be given pursuant to this sub-paragraph (b) of paragraph 2.2 has delivered a letter to you in equivalent form to this letter;

(c)	to whom information is required or requested to be disclosed by any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation such Confidential Information as you shall consider appropriate; and

2.3	notwithstanding paragraphs 2.1 and 2.2. above, Confidential Information to such persons to whom, and on the same terms as, a Finance Party is permitted to disclose Confidential Information under the Agreement, as if such permissions were set out in full in this letter and as if references in those permissions to Finance Party were references to you.

3.	NOTIFICATION OF DISCLOSURE

You agree (to the extent permitted by law and regulation) to inform us:

3.1	of the circumstances of any disclosure of Confidential Information made pursuant to sub-paragraph (c) of paragraph 2.2 above except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and

3.2	upon becoming aware that Confidential Information has been disclosed in breach of this letter.

4.	RETURN OF COPIES

If you do not enter into the Acquisition and we so request in writing, you shall return all Confidential Information supplied to you by us and destroy or permanently erase (to the extent technically practicable) all copies of Confidential Information made by you and use your reasonable endeavours to ensure that anyone to whom you have supplied any Confidential Information destroys or permanently erases (to the extent technically practicable) such Confidential Information and any copies made by them, in each case save to the extent that you or the recipients are required to retain any such Confidential Information by any applicable law, rule or regulation or by any competent judicial, governmental, supervisory or regulatory body or in accordance with internal policy, or where the Confidential Information has been disclosed under sub-paragraph (c) of paragraph 2.2 above.

5.	CONTINUING OBLIGATIONS

The obligations in this letter are continuing and, in particular, shall survive and remain binding on you until (a) if you acquire an interest in the Agreement by way of novation, the date on which you acquire such an interest; (b) if you enter into the Acquisition other than by way of novation, the date falling twelve months after termination of that Acquisition; or (c) in any other case twelve months after the date of this letter.

6.	NO REPRESENTATION; CONSEQUENCES OF BREACH, ETC

You acknowledge and agree that:

6.1	neither we, nor any member of the Group nor any of our or their respective officers, employees or advisers (each a “Relevant Person”) (i) make any representation or warranty, express or implied, as to, or assume any responsibility for, the accuracy, reliability or completeness of any of the Confidential Information or any other information supplied by us or the assumptions on which it is based or (ii) shall be under any obligation to update or correct any inaccuracy in the Confidential Information or any other information supplied by us or be otherwise liable to you or any other person in respect of the Confidential Information or any such information; and

6.2	we or members of the Group may be irreparably harmed by the breach of the terms of this letter and damages may not be an adequate remedy; each Relevant Person may be granted an injunction or specific performance for any threatened or actual breach of the provisions of this letter by you.

7.	ENTIRE AGREEMENT: NO WAIVER; AMENDMENTS, ETC

7.1	This letter constitutes the entire agreement between us in relation to your obligations regarding Confidential Information and supersedes any previous agreement, whether express or implied, regarding Confidential Information.

7.2	No failure or delay in exercising any right or remedy under this letter will operate as a waiver thereof nor will any single or partial exercise of any right or remedy preclude any further exercise thereof or the exercise of any other right or remedy under this letter.

7.3	The terms of this letter and your obligations under this letter may only be amended or modified by written agreement between us.

8.	INSIDE INFORMATION

You acknowledge that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and you undertake not to use any Confidential Information for any unlawful purpose.

9.	NATURE OF UNDERTAKINGS

The undertakings given by you under this letter are given to us and are also given for the benefit of the Company and each other member of the Group.

10.	THIRD PARTY RIGHTS

10.1	Subject to this paragraph 10 and to paragraphs 6 and 9, a person who is not a party to this letter has no right under the Contracts (Rights of Third Parties) Act 1999 (the “Third Parties Act”) to enforce or to enjoy the benefit of any term of this letter.

10.2	The Relevant Persons may enjoy the benefit of the terms of paragraphs 6 and 9 subject to and in accordance with this paragraph 10 and the provisions of the Third Parties Act.

10.3	Notwithstanding any provisions of this letter, the parties to this letter do not require the consent of any Relevant Person to rescind or vary this letter at any time.

11.	GOVERNING LAW AND JURISDICTION

11.1	This letter (including the agreement constituted by your acknowledgement of its terms) (the “Letter”) and any non-contractual obligations arising out of or in connection with it (including any non-contractual obligations arising out of the negotiation of the transaction contemplated by this Letter) are governed by English law.

11.2	The courts of England have non-exclusive jurisdiction to settle any dispute arising out of or in connection with this Letter (including a dispute relating to any non-contractual obligation arising out of or in connection with either this Letter or the negotiation of the transaction contemplated by this Letter).

12.	DEFINITIONS

In this letter (including the acknowledgement set out below) terms defined in the Agreement shall, unless the context otherwise requires, have the same meaning and:

“Confidential Information” means all information relating to the Company, any Obligor, the Group, the Finance Documents, the Facility and/or the Acquisition which is provided to you in relation to the Finance Documents or the Facility by us or any of our affiliates or advisers, in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that:

(a)	is or becomes public information other than as a direct or indirect result of any breach by you of this letter; or

(b)	is identified in writing at the time of delivery as non-confidential by us or our advisers; or

(c)	is known by you before the date the information is disclosed to you by us or any of our affiliates or advisers or is lawfully obtained by you after that date, from a source which is, as far as you are aware, unconnected with the Group and which, in either case, as far as you are aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality.

“Group” means DryShips Inc. and its subsidiaries for the time being (as such term is defined in the Companies Act 2006).

“Permitted Purpose” means considering and evaluating whether to enter into the Acquisition.

Please acknowledge your agreement to the above by signing and returning the enclosed copy.

Yours faithfully

For and on behalf of

[Seller]

To:	[Seller]
The Company

We acknowledge and agree to the above:

For and on behalf of

[Potential Purchaser]

v

SIGNATORIES

The Borrower

SIGNED by		)	/s/ Ziad Nakhleh
as attorney for		)	ZIAD NAKHLEH
DRILLSHIP HYDRA OWNERS INC.		)
)
in the presence of:		)

Witness:	/s/ Stelios N. Deverakis STELIOS N. DEVERAKIS Attorney - at - law 80 Kifisias Avenue - GR - 151 25 Marousi Athens - Greece
Tel.: +302106140810 - Fax: +302106140267

The Guarantors

SIGNED by		)	/s/ Ziad Nakhleh
as attorney for		)	ZIAD NAKHLEH
DRYSHIPS INC.		)
)
In the presence of:		)

Witness:	/s/ Stelios N. Deverakis STELIOS N. DEVERAKIS Attorney - at - law 80 Kifisias Avenue - GR - 151 25 Marousi Athens - Greece Tel.: +302106140810 - Fax: +302106140267

SIGNED by		)	/s/ Ziad Nakhleh
as attorney for		)	ZIAD NAKHLEH
OCEAN RIG UDW INC.		)
)
in the presence of:		)

Witness:	/s/ Stelios N. Deverakis STELIOS N. DEVERAKIS Attorney - at - law 80 Kifisias Avenue - GR - 151 25 Marousi Athens - Greece Tel.: +302106140810 - Fax: +302106140267

SIGNED by		)	/s/ Ziad Nakhleh
as attorney for		)	ZIAD NAKHLEH
DRILLSHIPS HOLDINGS INC.		)
)
in the presence of:		)

Witness:	/s/ Stelios N. Deverakis STELIOS N. DEVERAKIS Attorney - at - law 80 Kifisias Avenue - GR - 151 25 Marousi Athens - Greece Tel.: +302106140810 - Fax: +302106140267

SIGNED by		)	/s/ Ziad Nakhleh
as attorney for		)	ZIAD NAKHLEH
DRILLSHIP HYDRA SHAREHOLDER INC.		)
)
in the presence of:		)

Witness:	/s/ Stelios N. Deverakis STELIOS N. DEVERAKIS Attorney - at - law 80 Kifisias Avenue - GR - 151 25 Marousi Athens - Greece Tel.: +302106140810 - Fax: +302106140267

The Original Lender

By:	/s/ Budzisch	/s/ M. Heinemann

as authorised signatories for BUDZISCH		M. HEINEMANN

DEUTSCHE BANK LUXEMBOURG S.A.

The Arranger

By:	/s/ Illegible	/s/ Illegible

as authorised signatories for

DEUTSCHE BANK AG, LONDON BRANCH

The Agent

By:	/s/ Philippi	/s/ Ewerhardy

as authorised signatories for PHILIPPI		Ewerhardy

DEUTSCHE BANK LUXEMBOURG S.A.

The Security Agent

By:	/s/ Illegible	/s/ Illegible

as authorised signatories for

DEUTSCHE BANK AG FILIALE DEUTSCHLANDGESCHÄFT

The Original Lender

By:	/s/ Illegible	/s/ Illegible

as authorised signatories for

DEUTSCHE BANK LUXEMBOURG S.A.

The Arranger

By:	/s/ Illegible	/s/ Illegible

as authorised signatories for

DEUTSCHE BANK AG, LONDON BRANCH

The Agent

By:	/s/ Illegible	/s/ Illegible

as authorised signatories for

DEUTSCHE BANK LUXEMBOURG S.A.

The Security Agent

By:	/s/ Illegible	/s/ Illegible

as authorised signatories for

DEUTSCHE BANK AG FILIALE DEUTSCHLANDGESCHÄFT

The Original Lender

By:	/s/ Illegible	/s/ Illegible

as authorised signatories for

DEUTSCHE BANK LUXEMBOURG S.A.

The Arranger

By:	/s/ Illegible	/s/ Illegible

as authorised signatories for

DEUTSCHE BANK AG, LONDON BRANCH

The Agent

By:	/s/ Illegible	/s/ Illegible

as authorised signatories for

DEUTSCHE BANK LUXEMBOURG S.A.

The Security Agent

By:	/s/ Stein	/s/ Roth
	Stein	Roth

as authorised signatories for

DEUTSCHE BANK AG FILIALE DEUTSCHLANDGESCHÄFT